     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998


                                                      REGISTRATION NO. 333-42643
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            COMPX INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 3499                                57-0981653
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)              Identification Number)

                               200 OLD MILL ROAD
                         MAULDIN, SOUTH CAROLINA 29662
                                 (864) 297-6655
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                             JOSEPH S. COMPOFELICE

                            CHIEF EXECUTIVE OFFICER
                            COMPX INTERNATIONAL INC.
                               200 OLD MILL ROAD
                         MAULDIN, SOUTH CAROLINA 29662
                                 (864) 297-6655
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

               EDWARD J. HARDIN, ESQ.                                        JOHN W. WHITE, ESQ.
                   ROGERS & HARDIN                                         CRAVATH, SWAINE & MOORE
              2700 INTERNATIONAL TOWER                                         WORLDWIDE PLAZA
             229 PEACHTREE STREET, N.E.                                       825 EIGHTH AVENUE
               ATLANTA, GEORGIA 30303                                     NEW YORK, NEW YORK 10019
                   (404) 522-4700                                              (212) 474-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]
                                                  ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. [ ]
               ---------------

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT TO BE           OFFERING            AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED           REGISTERED         PRICE PER UNIT       OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Shares of Class A Common Stock,
  $.01 par value................   5,980,000 shares          $20.00            $119,600,000          $35,282
=================================================================================================================



(1) Registration fee calculated on the basis of $295 per $1,000,000 or fraction thereof of the proposed maximum offering price. $31,890 has been paid in previous filings.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 6, 1998



PROSPECTUS


                                5,200,000 SHARES


                            COMPX INTERNATIONAL INC.
                              CLASS A COMMON STOCK
                               ------------------

    All of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby (the "Offering") are being sold by CompX International Inc. ("CompX" or the "Company"). A portion of the net proceeds to the Company from the Offering will be used to fully repay certain bank indebtedness which was incurred to satisfy a $50 million note payable to Valcor, Inc., the Company's sole stockholder prior to the Offering. See "Use of Proceeds."



     Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to one vote on all matters except the election of directors on which each share of Class B Common Stock is entitled to ten votes. All the shares of Class B Common Stock are owned by Valcor, Inc. Immediately after consummation of the Offering (assuming no exercise of the over-allotment option granted to the Underwriters), Valcor will beneficially own shares of Common Stock having approximately 65% of the combined voting power (95% for election of directors) of the outstanding shares of Common Stock.



     Prior to the Offering, there has not been a public market for the Class A Common Stock of the Company. The initial public offering price for the Shares of Class A Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Class A Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "CIX."



     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


=======================================================================================================================
                                                                            UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                      PUBLIC               COMMISSIONS(1)             COMPANY(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share                                             $20.00                   $1.40                    $18.60
-----------------------------------------------------------------------------------------------------------------------
Total(3)                                           $104,000,000              $7,280,000              $96,720,000
=======================================================================================================================


  (1) For information regarding indemnification of the Underwriters, see "Underwriting."

  (2) Before deducting expenses estimated at $500,000 payable by the Company.


  (3) The Company has granted to the Underwriters a 30-day option to purchase up to 780,000 additional shares of Class A Common solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $119,600,000, $8,372,000 and $111,228,000, respectively.

                               ------------------


    The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on or about March 11, 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                               ------------------

SALOMON SMITH BARNEY

                   NATIONSBANC MONTGOMERY SECURITIES LLC
                                                               WHEAT FIRST UNION


March 6, 1998

         [FROSTED 7 1/2' X 9' PHOTOGRAPH OF AN OFFICE ENVIRONMENT USED AS A BACKDROP FOR INSETS OF PHOTOGRAPHS OF THE VARIOUS COMPX PRODUCTS USED IN THE OFFICE ENVIRONMENT.]


National Cabinet Lock(R), STOCK LOCKS(R), Waterloo Furniture Components Limited(R), KeSet(R), Fort Lock Corp.(R), Fortronics(R) and Leverlock(R) are registered trademarks of CompX International Inc.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[TWO PAGE FOLD OUT GRAPHIC ON INSIDE FRONT COVER WITH A BACKGROUND COLLAGE OF ILLUSTRATIONS OF VARIOUS END-USER PRODUCTS AND INSET PHOTOGRAPHS OF THE COMPX PRODUCT USED IN SUCH END-USER PRODUCTS.]

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise, the terms "Company" and "CompX(TM)" refer to CompX International Inc. and its subsidiaries. Unless otherwise indicated or the context otherwise requires, all share and per-share data in this Prospectus and all other information relating to the Offering (i) assume no exercise of the Underwriters' over-allotment option; (ii) give effect to the amendment to the Company's certificate of incorporation to change the Company's authorized capital stock to Class A Common Stock and Class B Common Stock and preferred stock, par value $.01 per share (the "Preferred Stock"), effected on February 4, 1998; and (iii) give effect to the reclassification of each outstanding share of the Company's previously outstanding common stock, par value $1 per share, into 10,000 shares of its newly created Class B Common Stock which was also effected on February 4, 1998. The Company's operations are comprised of a 52 or 53 week fiscal year. Each of the years ended December 31, 1993 through 1997 consisted of a 52 week year.


                                  THE COMPANY

     CompX(TM) is a leading manufacturer of ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks for office furniture and a variety of other applications. The Company's products are principally designed for use in medium- to high-end applications, where product design, quality and durability are critical to the Company's customers. CompX(TM) believes that, in the North American market, it is among the largest producers of ergonomic computer support systems for office furniture manufacturers, among the largest producers of precision ball bearing drawer slides and among the largest producers of medium-security cabinet locks. In 1997, CompX(TM) generated net sales of $108.7 million, a 22% increase from 1996. During 1997, ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks accounted for approximately 34%, 39% and 26% of net sales, respectively.

OFFICE FURNITURE INDUSTRY DYNAMICS

     Approximately 75% of the Company's products are sold to the office furniture manufacturing industry while the remainder (principally mechanical locks) are sold for use in other products, such as vending equipment, postal boxes, electromechanical enclosures and other non-office furniture and equipment. The U.S. office furniture market generated wholesale sales of approximately $11 billion in 1997, according to estimates by the Business and Institutional Furniture Manufacturer's Association ("BIFMA"). The dollar value of U.S. office furniture industry shipments has increased in 23 of the past 25 years and, according to BIFMA, is currently estimated to have grown at a compound annual rate of approximately 8.4% over the four year period ended December 31, 1997. BIFMA currently estimates that office furniture sales over the next two years will grow at a compound annual rate of approximately 7%. The rate of growth in this industry ultimately will be affected by certain macroeconomic conditions such as service industry employment levels, corporate cash flow and non-residential construction levels. CompX(TM) management believes that sales of its ergonomic computer support systems are experiencing substantially higher rates of growth than the office furniture industry as a whole.

     The Company believes that fundamental shifts in technology, health considerations and work processes in the office workplace provide new growth opportunities in the office furniture industry. Increased use of technology has caused businesses to redesign their workspaces with greater emphasis on the space efficient integration of computers and other office technologies into the office workplace as well as the protection of computing equipment from damage and theft. Additionally, increased regulatory sensitivity to ergonomic concerns and heightened focus on the risks of repetitive stress injury have also influenced redesign of the office workplace. In 1996, California became the first state to adopt legislation relating to ergonomics in the workplace. Such legislation should have a direct effect on the demand for ergonomically designed office furniture products, which allow workers to adjust and re-arrange the orientation of office equipment and supplies for greater comfort and productivity. Businesses increasingly are seeking changes in work processes to achieve more efficient workspace utilization, resulting in the creation of new office furniture designs that embrace office sharing concepts such as office "hoteling" and open office designs. The Company's products target manufacturers of new furniture designed to address these industry dynamics as well as customers that specialize in retrofitting existing office furniture.

COMPETITIVE STRENGTHS

     CompX(TM) believes that it is well positioned to realize continued growth in market share in its existing markets and to build on its strengths to expand into related product lines and markets.

     Industry brand recognition and management experience. The Company's business traces its roots to 1903 when it began manufacturing cabinet locks. The Company is a supplier to major original equipment manufacturers ("OEMs") and believes its brand names are well recognized in the industry. CompX(TM) currently markets its drawer slides and ergonomic computer support systems under the Waterloo Furniture Components Limited(R) name and markets its medium-security locks under the National Cabinet Lock(R) name. The top seven executive management personnel have over 100 years of combined industry experience.

     Emphasis on customer collaboration. CompX(TM) has been a leader in collaborating with customers to develop innovative customized solutions to their unique needs for product design, application, performance and cost. An important ingredient to this approach is the Company's full-time engineering staff of 25 and approximately $3 million in annual expenditures for product design, development and engineering. Management believes that the Company's responsiveness and commitment to work with customers has been critical to its success to date.

     Efficient manufacturing base. CompX(TM) has established highly automated manufacturing systems and uses statistical process control techniques to achieve its demanding quality standards. The Company designs and custom modifies certain of the high-volume equipment it uses to improve the manufacturing and assembly of its products, and has invested substantial capital in manufacturing automation and vertical integration. The Company believes that these initiatives reduce the Company's costs and improve product quality, productivity and delivery response time.

     Integrated information systems. The Company regularly invests in its information systems to reduce inventories, improve the efficiency of its manufacturing processes and reduce customer order fulfillment times. With recently installed systems upgrades both in Canada and the United States, CompX(TM) has fully integrated all stages of manufacturing process information and order fulfillment. These investments have allowed the Company to continually reduce order fulfillment times and increase the use of just-in-time supplier relationships.

     Breadth of product line. CompX(TM) has a broad product line in its core product areas, which allows the Company to serve an increasing proportion of its customers' requirements. This provides several benefits to the Company, including the simplified logistics and reduced cost of shipping higher volumes of product to its customers, closer working relationships with its key customers and increased cross-selling opportunities.

GROWTH STRATEGY

     The Company focuses on certain niche segments of the middle to high end of the office furniture market. To achieve its targeted growth rates, CompX(TM) intends to pursue several growth initiatives:

     Continue to create innovative products. The Company intends to continue its focus on engineering and customer collaboration to develop and sell customized versions of its core product line and to develop new versions of existing product lines to meet the changing requirements of office furniture manufacturers. The Company will attempt to increase its share of the total OEM market for components such as electronic locking systems, a service workplace safety-oriented "Cushion-Close(TM)" drawer slide and a locking laptop computer drawer. CompX(TM) will also consider expanding its product line to include other furniture components with similar attributes such as one or more of the components used in the rapidly growing seating industry.

     Extend into non-furniture applications. The Company's precision ball bearing drawer slide products increasingly are designed for and used in applications other than traditional office furniture. For example, the Company has designed and currently sells precision ball bearing drawer slides to facilitate the movement of component parts in imaging machines, for professional tool storage cabinets and other uses. CompX(TM) will continue to explore alternative applications for its products based on core product design and manufacturing strengths.

     Continue to make strategic acquisitions. In addition to internal growth, the Company intends to grow through selective acquisitions. The markets in which the Company competes have a large number of relatively small regional manufacturers and consequently offer potential consolidation opportunities. The Company seeks acquisitions that complement its existing products, manufacturing/design skills or customer base. The Company historically has been able to benefit from acquisitions through economies of scale in purchasing, manufacturing, marketing and distribution and through the application of the Company's manufacturing and management skills.


     On March 3, 1998, the Company completed the purchase of all of the outstanding stock of Fort Lock Corporation, the net assets of Fortronics, Inc., an affiliate of Fort Lock Corporation by common ownership (collectively the "Fort Lock Group") and Fort Lock Group's manufacturing facility. The Fort Lock Group is a vertically integrated manufacturer of highly engineered mechanical locks for a diverse customer base of original equipment manufacturers and locksmith distributors. See "Recent Developments."



     Promote alternative distribution programs. While office furniture OEMs are expected to remain the Company's primary customers, CompX(TM) also intends to explore new distribution arrangements for the Company's products. The Company's innovative STOCK LOCKS(R) distribution program, for example, offers a broad range of products that generally ship within 48 hours of order placement to customers that purchase the Company's locks in small quantities. Currently, approximately 30% of the Company's lock sales are made through this program. In 1992, the Company began to implement similar alternative distribution programs for its ergonomic computer support systems and precision ball bearing drawer slides to allow the Company to reach an expanded range of customers of these products on an economically attractive basis. Since their addition to the Company's distributor product line in 1992, sales of these products to the distributor market have increased and now represent approximately 10% of combined ergonomic computer support systems and precision ball bearing drawer slide net sales to the United States.



     Expand into international markets. While CompX(TM) has historically focused on marketing its products in North America, the Company has a small but growing presence in international markets. The Company believes that there is significant potential demand for its quality, precision products in overseas markets, and intends to increase its international presence, particularly in Asia, Europe and Latin America, via expanded distributor relationships and, potentially, joint venture arrangements.


SECURITY OWNERSHIP


     The Company is a wholly-owned subsidiary of Valcor, a wholly-owned subsidiary of Valhi, Inc., a publicly traded company. Contran Corporation owns, directly and through subsidiaries (Valhi Group, Inc.; National City Lines, Inc.; NOA, Inc.; Dixie Rice Agricultural Corporation, Inc.; Dixie Holding Company and Southwest Louisiana Land Company, Inc.), approximately 93% of the outstanding stock of Valhi. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board and Chief Executive Officer of each of the foregoing companies, may be deemed to control each of such companies and the Company. See "Security Ownership in the Company and its Affiliates."

                              RECENT DEVELOPMENTS


     On December 12, 1997, the Company paid a $50 million dividend to Valcor in the form of a demand note payable (the "Valcor Note"). The Note was unsecured and bore interest at a fixed rate of 6% per annum.



     On February 26, 1998, the Company entered into a new $100 million revolving bank credit facility (the "Revolving Senior Credit Facility"). The Revolving Senior Credit Facility is an unsecured five-year revolving facility. Borrowings are available for the Company's general corporate purposes, including potential acquisitions. On February 26, 1998, the Company utilized borrowings under the Revolving Senior Credit Facility to fully repay the Valcor Note. Such borrowings under the Revolving Senior Credit Facility are expected to be repaid with approximately $75 million of the net proceeds of the Offering.



     On March 3, 1998, the Company completed the acquisition of the Fort Lock Group and its manufacturing facility for an aggregate purchase price of approximately $32.9 million (the "Fort Lock Acquisition"). The Fort Lock Group, a vertically integrated manufacturer of highly engineered mechanical locks for a diverse customer base of original equipment manufacturers and locksmith distributors, is headquartered in River Grove, Illinois. The Fort Lock Group has over 40 years experience supplying cam locks, switch locks and special purpose locks to a wide variety of industries which include personal computing, automotive products, security devices, office furniture, lockers, safes and coin operated devices. Fortronics, Inc. designs, manufactures and distributes electronic locking systems to customers throughout the United States. Similar to CompX(TM), the Fort Lock Group emphasizes customized engineering capabilities that permit collaboration with customers to develop innovative products designed to specifically address unique end product application requirements. The Company believes that the acquisition of the Fort Lock Group will enhance the Company's product offerings and provide synergies through the combined technical resources of both Companies. For its most recent fiscal year ended June 28, 1997, the Fort Lock Group reported net sales of approximately $26.8 million and net income of approximately $2.4 million. See historical consolidated combined financial statements of the Fort Lock Group presented elsewhere in this Prospectus.



     The aggregate purchase price is subject to possible reduction pending the completion of a post closing audit and the outcome of certain contingencies for which the Company has been indemnified by the sellers. Funding of the Fort Lock Acquisition was provided by available cash on hand and borrowings under the Revolving Senior Credit Facility, which borrowings are expected to be repaid with a portion of the net proceeds of the Offering.

                                  THE OFFERING


Class A Common Stock
  offered..................  5,200,000 shares



Common Stock to be
outstanding after the
  Offering: (a)
  Class A Common Stock.....  5,364,880 shares


  Class B Common Stock.....  10,000,000 shares


    Total..................  15,364,880 shares



Use of Proceeds............  Approximately $75 million of the net proceeds of the Offering will be used to repay borrowings incurred under the Revolving Senior Credit Facility to repay the Valcor Note and to consummate the Fort Lock Acquisition. The remainder will be available for the Company's general purposes.



Voting Rights..............  The Class A Common Stock and Class B Common Stock
                             vote as a single class on all matters, except as otherwise required by law, with each share of Common Stock entitling its holder to one vote on all matters except the election of directors where each share of Class B Common Stock entitles its holder to ten votes. All of the shares of Class B Common Stock are owned by Valcor. Immediately after completion of the Offering, Valcor will beneficially own shares of Common Stock having approximately 65% of the combined voting power (95% for director elections) of the outstanding shares of Common Stock (approximately 62%, and 94%, respectively, if the Underwriters' over-allotment option is exercised in full).



Economic Interest..........  The shares of Class B Common Stock will represent approximately 65% of the economic interest in the Company (approximately 62% if the Underwriters' over-allotment option is exercised in full).



NYSE Symbol................  CIX

---------------


(a) Includes an aggregate of 164,880 shares of Class A Common Stock to be issued to certain executives and directors of the Company upon completion of the Offering (the Management Shares, as defined herein) and excludes approximately 1.3 million additional shares reserved for issuance under the Incentive Plan (as defined herein), including 440,000 shares of Class A Common Stock issuable upon the exercise of stock options which will be granted upon completion of the Offering to certain employees and directors of the Company and Valhi at an exercise price equal to the initial public offering price. See "Management -- Incentive Compensation Plan."


                                  RISK FACTORS


     See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock.

                         SUMMARY FINANCIAL INFORMATION

     The summary historical financial data as of December 31, 1993 through 1997 and for each of the years in the five-year period ended December 31, 1997 have been derived from audited Consolidated Financial Statements of the Company. The following summary financial and other information should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Historical Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.

     The Company's operations are comprised of a 52 or 53 week fiscal year. Each of the years ended December 31, 1993 through 1997 consisted of a 52 week year.


                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------   PRO FORMA(b)
                                                     1993    1994    1995    1996     1997        1997
                                                     -----   -----   -----   -----   ------   ------------
                                                            ($ IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net sales..........................................  $64.4   $70.0   $80.2   $88.7   $108.7      $137.9

Operating income...................................   17.5    20.9    19.9    22.1     28.3        28.2

Income before income taxes.........................   17.5    20.7    19.9    22.1     27.7        27.7
Income taxes.......................................    8.0     8.8     7.8     9.1     11.0        11.5
Minority interest in losses........................     --      --      --      --       --          .1
                                                     -----   -----   -----   -----   ------      ------
         Net income................................  $ 9.5   $11.9   $12.1   $13.0   $ 16.7      $ 16.3
                                                     =====   =====   =====   =====   ======      ======

Net income per common share........................                                              $ 1.11
                                                                                                 ======
OTHER DATA
Operating income margin............................     27%     30%     25%     25%      26%         20%
Cash flows from:
  Operating activities.............................  $12.4   $ 9.7   $12.8   $10.4   $ 23.0
  Investing activities.............................   (2.6)   (3.1)   (7.9)   (2.0)    (5.5)
  Financing activities.............................   (4.6)   (4.4)   (6.3)   (6.3)    (5.9)
                                                     -----   -----   -----   -----   ------
         Total.....................................  $ 5.2   $ 2.2   $(1.4)  $ 2.1   $ 11.6
                                                     =====   =====   =====   =====   ======

EBITDA(a)..........................................  $19.2   $22.5   $22.1   $24.6   $ 31.2      $ 33.1
Depreciation and amortization......................    1.6     1.7     2.2     2.5      2.8         4.9
Capital expenditures(c)............................    2.7     3.4     2.0     2.3      5.5
Dividends on common shares(d)......................    4.4     4.6     6.0     6.2      6.1



                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                              ACTUAL      PRO FORMA(b)
                                                              ------      ------------
                                                                   (IN MILLIONS)
BALANCE SHEET DATA
Cash and other current assets...............................  $45.4          $ 65.2
Total assets................................................   63.8           115.9
Current liabilities.........................................   64.4            17.3
Long-term debt, including current maturities................   50.4              .8
Stockholders' equity (deficit)..............................   (1.2)           96.3


---------------

(a) EBITDA as presented represents operating income plus depreciation and amortization. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to incur and service debt, although the Company's calculation of EBITDA may differ from and therefore not be comparable to other companies' presentation of EBITDA. However, EBITDA should not be considered by an investor as an alternative to
    (i) operating income or net income as an indicator of a company's operating performance or (ii) cash flows from operating activities as a measure of a company's liquidity. Trends in EBITDA are generally consistent with trends in the Company's operating income. Pro forma EBITDA and depreciation and amortization for 1997 is presented to assist investors in an analysis of the Fort Lock Acquisition.

(b) Gives pro forma effect to (i) the Fort Lock Acquisition, (ii) repayment of the Valcor Note utilizing borrowings under the Revolving Senior Credit Facility, (iii) issuance of the Management Shares and (iv) the Offering and the application of the net proceeds therefrom. See "Pro Forma Condensed Consolidated Financial Statements."


(c) Assuming the Fort Lock Acquisition occurred January 1, 1997, capital expenditures on a pro forma basis are $7.8 million in 1997.


(d) The Company does not intend initially to declare and pay regular quarterly cash dividends following completion of the Offering. See "Dividend Policy." In addition, the Company's ability to pay future dividends is expected to be restricted by certain covenants contained in the Revolving Senior Credit Facility.

                                  RISK FACTORS

     Before making an investment decision, prospective purchasers of the Class A Common Stock offered hereby should consider carefully the following information, together with the other information set forth in this Prospectus.

     Highly Competitive Industry. Each of the markets served by the Company is highly competitive, with a number of competitors offering similar products. The Company focuses its efforts on the middle- and high-end segment of the market, where product design, quality and durability are the primary competitive factors. Certain competitors have innovative proprietary products with strong acceptance in the marketplace. Future development of product designs that compete with the Company's proprietary products could give them a competitive advantage over the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. In addition, certain of the Company's customers have significantly greater resources than the Company and there can be no assurance that these customers will not explore vertical integration opportunities to manufacture components that are currently purchased from the Company. There can be no assurance that the Company will be able to compete successfully in its markets in the future. See "Business -- Competition."

     Risk of Customer Consolidation. The office furniture industry is very competitive and this environment has recently led to certain consolidation opportunities. Any such consolidation could result in the combination of one of the Company's customers with a customer of a competitor of the Company. Such a consolidation could result in changes in product purchasing or sourcing decisions or price erosion due to purchasing economies of scale and could result in the loss of all or a portion of current sales volumes to a customer, which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance in such circumstances that any such lost sales that might occur as a result of industry consolidation could be replaced with sales to new customers.

     Economic Factors Affecting the Company's Business. The future growth, if any, of the office furniture industry will be affected by a variety of macroeconomic factors, such as service industry employment levels, corporate cash flows and non-residential commercial construction, as well as industry factors such as corporate reengineering and restructuring, technology demands, ergonomic, health and safety concerns and corporate relocations. There can be no assurance that current or future economic or industry trends will not materially adversely affect the business of the Company. See "Business -- Industry Overview."

     Risks Associated with Achieving and Managing Growth. Historically the Company's ability to provide value-added custom engineered products that address requirements of technology and space utilization has been a key element of the Company's success. The introduction of new products by the Company requires the coordination of the design, manufacturing and marketing of such products with office furniture OEMs. The ability to implement such coordination may be affected by factors beyond the Company's control. While the Company will continue to emphasize the introduction of innovative new products that target customer-specific opportunities, there can be no assurance that any new products introduced by the Company will achieve the same degree of success as that achieved by the Company's existing products.

     Introduction of new products typically requires the Company to increase production volume on a timely basis while maintaining product quality. Manufacturers often encounter difficulties in increasing production volumes, including delays, quality control problems and shortages of qualified personnel. As it attempts to introduce new products in the future, there can be no assurance that the Company will be able to increase production volume without encountering these or other problems, which might, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

     The Company also intends to pursue a growth strategy through acquisitions and internal development. The Company's ability to successfully grow through acquisitions will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities and to successfully integrate acquired businesses. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management and management information systems. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the Company's results of operations and financial condition.

     Reliance on Key Personnel. The Company believes that the breadth of industry experience of key management individuals is integral to the Company's success in understanding and serving its customers' needs. The top seven executive management personnel have over 100 years of combined industry experience. The loss of one or more of these key personnel could, among other things, have an adverse effect upon the ability of the Company to develop and market new products and to maintain customer relationships.

     Reliance on Patents and Other Intellectual Property. The Company owns a number of United States and foreign patents, trademarks and service marks in order to protect certain of its innovations and designs. In addition, the Company is a licensee of certain technology and possesses certain unpatented proprietary know-how and manufacturing techniques that are important to maintaining consistent quality. There can be no assurance that any patents, trademarks or service marks issued or licensed to the Company will not be challenged, invalidated, canceled, narrowed or circumvented, or that the rights granted thereunder will provide significant proprietary protection or competitive advantages to the Company.

     The Company continually focuses its efforts on product innovation and design improvements that enhance existing products and stimulate development of new products. The Company's approach to custom engineered solutions may subject the Company to claims of patent infringement by competitors. There can be no assurance that any future successful assertion of patent infringement claims will not result in material legal, royalty or other costs to the Company.

     Risk of Environmental Liabilities. The operations of the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes. The nature of the Company's operations exposes the Company to the risk of liabilities, claims and pollution control requirements for a wide variety of environmental matters, including on-site and off-site releases and emissions of hazardous substances, materials and wastes. There can be no assurance that environmental matters will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Business -- Environmental Matters."

     Exchange Rate Fluctuation. The Company has significant operations in Canada. During 1997, about three-fourths of the Company's total net sales were generated by its Canadian operations, of which about 60% are denominated in U.S. dollars with the remainder denominated in various foreign currencies, principally the Canadian dollar. Substantially all of the operating expenses related to the Company's Canadian operations are incurred in Canadian dollars. As a result, fluctuations in the value of the U.S. dollar relative to the Canadian dollar can impact the Company's reported operating results. There can be no assurance that any future exchange rate fluctuations would not materially adversely impact the Company's future operating results.

     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results may fluctuate due to factors such as the timing of new product announcements and introductions by the Company, its major customers or its competitors, delays in new product introductions by the Company, market acceptance of new or enhanced versions of the Company's products, changes in the product or customer mix of sales, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions, and general economic conditions. All the above factors are difficult for the Company to forecast, and these or other factors can materially adversely affect the Company's business, financial condition and results of operations for one quarter or a series of quarters.

     Control by Principal Stockholder; Anti-takeover Effects. The holders of Common Stock are entitled to one vote per share on all matters except the election of directors, on which the holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are generally entitled to vote with holders of the Class B Common Stock as one class on all matters as to which the stockholders of the Company are entitled to vote. Immediately after consummation of the Offering, Valcor, an indirect subsidiary of

Contran, will own all the outstanding 10,000,000 shares of Class B Common Stock, which will represent approximately 65% of the combined voting power (95% for the election of directors) of the outstanding shares of Common Stock (approximately 62% and 94%, respectively, if the over-allotment option is exercised in full). Transfer of the shares of Class B Common Stock owned by any member of the Contran Corporation Control Group (as hereafter defined), except for transfers between members of the Contran Corporation Control Group or transfers made in connection with a Tax-Free Spin-Off (as hereinafter defined) will result in the automatic conversion of such shares of Class B Common Stock into shares of Class A Common Stock. See "Description of Capital Stock -- Common Stock."



     All of Valcor's common stock is owned by Valhi. Approximately 93% of Valhi's common stock is beneficially owned, directly or indirectly, by Contran. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain of Mr. Harold Simmons' children and grandchildren. As sole trustee of these trusts, Mr. Harold Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the trusts even though Mr. Harold Simmons disclaims beneficial ownership thereof. As trustee, Mr. Harold Simmons has the power to elect the majority of the directors of Contran and effectively control the Board of Directors of the Company and all stockholders' decisions of the Company, and in general, determine (without the consent of the Company's other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. In addition, Mr. Harold Simmons has the power to prevent or cause a change in control of the Company. See "Description of Capital Stock," "Security Ownership in the Company and its Affiliates," and "Certain Relationships and Related Transactions."


     In addition, the Company's Certificate of Incorporation currently authorizes the issuance of 1,000 shares of Preferred Stock. The Board of Directors has the power to issue any or all of these additional shares without stockholder approval, and such shares can be issued with such rights, preferences and limitations as may be determined by the Board. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company presently has no commitments or contracts to issue any shares of Preferred Stock. Authorized and unissued Preferred Stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of and the voting and other rights of the holders of outstanding shares of Common Stock.

     Absence of Dividends. The Company does not anticipate paying any cash dividends on the Class A or Class B Common Stock in the foreseeable future. See "Dividend Policy."


     Restrictions Imposed by Terms of the Company's Indebtedness. The terms of the Revolving Senior Credit Facility impose operating and financial restrictions on the Company. As a result, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might further its growth strategy or otherwise be considered beneficial to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Effect of No Prior Public Trading Market. Prior to the Offering, there has been no public trading market for the Class A Common Stock. The public offering price for the Class A Common Stock has been determined by negotiations between the Company and the Underwriters based upon several factors and does not necessarily bear any relationship to the Company's assets, book value, results of operations or net worth or any other generally accepted criteria of value, and should not be considered as indicative of the actual value of the Company. Therefore, the market price of the Class A Common Stock may fall below the public offering price of the Class A Common Stock at any time following the Offering. See "Underwriting."



     Although the Company's Class A Common Stock has been approved for listing on the NYSE, there can be no assurance that an active trading market will develop. To the extent an active trading market does develop, factors such as quarterly variations in the Company's financial results, public announcements by the

Company or others, general market conditions or certain regulatory pronouncements may cause the market price of the Class A Common Stock to fluctuate substantially.


     Effect of Sales of Substantial Amounts of Common Stock. Immediately after consummation of the Offerings, Valcor will beneficially own all the outstanding 10,000,000 shares of Class B Common Stock, which will represent approximately 65% of the combined voting power (95% for election of directors) of the outstanding shares of Common Stock (approximately 62% and 94%, respectively, if the Underwriters' over-allotment option is exercised in full). Subject to applicable law and the terms of the Class B Common Stock, Valcor could sell all or some of the shares of Class B Common Stock owned by it from time to time for any reason. The Company cannot predict the effect, if any, that future sales of outstanding Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Class A Common Stock.


     Each of the Company, Valcor, and executive officers and directors thereof has agreed that, for a period of 180 days following the date of this Prospectus, it will not issue or sell any shares of Class A Common Stock or securities convertible into or exercisable for such stock, held by it now or in the future without the prior written consent of the Underwriters. See "Shares Eligible for Future Sale" and "Security Ownership in the Company and its Affiliates."

     Forward-looking Statements. This Prospectus includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act")). The "safe-harbor" protections of the Reform Act are not available to initial public offerings, including this Offering. These forward looking statements include, but are not limited to, statements regarding, among other items, (i) the Company's anticipated growth strategies,
(ii) the Company's intention to introduce new products, (iii) anticipated trends in the Company's businesses, including trends in the market for office furniture and corporate concerns for worker health and safety, (iv) future expenditures for capital projects and (v) the Company's ability to continue to control costs and maintain quality. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of many factors, including, but not limited to, the factors described in "Prospectus Summary," "Risk Factors" and "Business" including, among other things, (i) changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors, and (ii) changes in market trends for office furniture, including changes in service industry employment. Other factors that materially affect actual results include, among others, the following: general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of marketing and in technology; changes in political, social and economic conditions; regulatory factors and various other factors beyond the Company's control. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.


     Recent Acquisition. On March 3, 1998, the Company completed the acquisition of the Fort Lock Group and its manufacturing facility. See "Recent Developments". There can be no assurance that the operations of Fort Lock Group can be successfully integrated into the Company's current business.



     Dilution Incurred by Investors. The per share price to the public of the Class A Common Stock is substantially higher than the net tangible book value per share of the Common Stock at December 31, 1997. Accordingly, at such date, investors purchasing the Class A Common Stock offered hereby would have incurred immediate, substantial dilution in the amount of $13.73 per share, after giving pro forma effect to issuance of the Management Shares. Giving additional pro forma effect to the Fort Lock Acquisition results in additional dilution to investors purchasing the Class A Common Stock offered hereby of $1.42 per share.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering will be approximately $96.2 million. The Company will utilize approximately $75 million of the net proceeds to repay the outstanding balance under the Revolving Senior Credit Facility. Of the $75 million outstanding balance under the Revolving Senior Credit Facility, approximately $50 million was borrowed to repay the Valcor Note which was paid as a dividend to Valcor in December of 1997. The balance of the outstanding amount under the Revolving Senior Credit Facility was used to complete the Fort Lock Acquisition. The Revolving Senior Credit Facility is an unsecured five year revolving facility bearing interest at LIBOR plus 30 to
102.5 basis points, depending upon certain financial covenant ratios.



     The remaining net proceeds of the Offering, together with the borrowing availability under the Revolving Senior Credit Facility, will be available for the Company's general corporate purposes.



     NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, and First Union National Bank, an affiliate of Wheat First Securities, Inc., will receive repayment of amounts outstanding under the Revolving Credit Facility from the net proceeds of the Offering that are, in the aggregate, more than 10% of the net proceeds of the Offering. See "Underwriting."


                                DIVIDEND POLICY


     As a subsidiary of Valcor, the Company has historically been managed with a focus on generating cash flow to pay dividends to Valcor. After the Offering, the Company intends to seek to maximize stockholder value through growth. As a result, following the Offering, the Company does not intend initially to declare and pay regular quarterly cash dividends but intends, instead, to utilize available cash to fund additional acquisition and expansion opportunities. Determinations to pay cash dividends in the future will be made at the discretion of the Board of Directors, and any payment of dividends in the future will depend upon the Company's results of operations, earnings, capital requirements and contractual restrictions and upon other factors deemed relevant by the Company's Board of Directors. The Company's ability to pay future dividends is restricted by certain covenants contained in the Revolving Senior Credit Facility. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Capital Stock" and the Historical Consolidated Financial Statements included in this Prospectus.



     The Company paid dividends to Valcor aggregating $4.4 million in 1993, $4.6 million in 1994, $6.0 million in 1995, $6.2 million in 1996, $6.1 million in 1997 and $1.8 million in February 1998. In addition, on December 12, 1997, the Company paid a $50 million dividend to Valcor in the form of the Valcor Note. The Company utilized borrowings under the Revolving Senior Credit Facility to repay the Valcor Note. Approximately $75 million of the proceeds of the Offering will be used to repay outstanding borrowings under the Revolving Senior Credit Facility. See "Use of Proceeds."

                                 CAPITALIZATION


     The following table sets forth as of December 31, 1997 (i) the historical consolidated capitalization of the Company and (ii) as adjusted to reflect (w) repayment of the Valcor Note from borrowings under the Revolving Senior Credit Facility, (x) issuance of the Management Shares, (y) the Offering with net proceeds to the Company of $96.2 million and the application of such net proceeds and (z) the Fort Lock Acquisition. See "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Statements."



                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              ------    --------
                                                               ($ IN MILLIONS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
Long-term debt:
  Revolving Senior Credit Facility(a).......................  $  --      $  --
  Demand note payable to Valcor.............................   50.0         --
  Other.....................................................     .4         .8
                                                              -----      -----
          Total long-term debt, including current
           maturities.......................................   50.4         .8
  Less current maturities...................................   50.1         .2
                                                              -----      -----
          Total long-term debt..............................     .3         .6
                                                              -----      -----
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 1,000 shares authorized,
     none issued............................................     --         --
  Class A Common Stock, $.01 par value; 20,000,000 shares
     authorized; 5,364,880 shares issued and
     outstanding(b).........................................     --         .1
  Class B Common Stock, $.01 par value; 10,000,000 shares
     authorized, issued and outstanding.....................     .1         .1
  Additional paid in capital................................    4.4      103.8
  Retained earnings (deficit)...............................   (4.6)      (6.6)
  Currency translation adjustment...........................   (1.1)      (1.1)
                                                              -----      -----
          Total stockholders' equity (deficit)..............   (1.2)      96.3
                                                              -----      -----
          Total capitalization..............................  $ (.9)     $96.9
                                                              =====      =====


---------------


(a) On February 26, 1998, the Company entered into a new $100 million Revolving Senior Credit Facility. See "Recent Developments." As adjusted, the Company would have $100 million of borrowing availability under this facility.



(b) Excludes approximately 1.3 million shares reserved for issuance under the Incentive Plan (as defined herein), including 440,000 shares of Class A Common Stock issuable upon the exercise of stock options which will be granted upon the completion of the Offering to certain employees and directors of the Company and Valhi at an exercise price equal to the initial public offering price of the Class A Common Stock, and includes the Management Shares. See "Management -- Incentive Compensation Plan."

                                    DILUTION

     Dilution is the amount by which the initial public offering price per share paid by the purchasers of shares of Class A Common Stock in the Offering exceeds the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the book value of total liabilities and intangible assets (consisting of deferred costs) of the Company from the total book value of the total assets of the Company and dividing the difference by the number of shares of Common Stock outstanding on the date as of which such book value is determined.


     The adjusted net tangible book value of the Company at December 31, 1997 was a deficit of approximately $1.2 million, or $(.12) per share of Common Stock. After giving effect to (y) the sale of shares of Class A Common Stock by the Company in the Offering and the application of the estimated net proceeds therefrom and (z) issuance of the Management Shares, the net tangible book value of the Company as of December 31, 1997 would have been $96.3 million, or $6.27 per share. This represents an immediate increase in net adjusted tangible book value of $6.39 per share to the holder of Class B Common Stock and an immediate dilution in net tangible book value of $13.73 per share to purchasers of Class A Common Stock in the Offering, as illustrated in the following table:



Assumed public offering price per share............................   $20.00
Adjusted net tangible book value per share at December 31,
  1997......................................................  $(.12)
Increase per share attributable to new investors............   6.39
                                                              -----
Pro forma net tangible book value per share........................     6.27
                                                                      ------
Net tangible book value dilution per share to new investors........   $13.73
                                                                      ======



     If the over-allotment option is exercised in full, the pro forma net tangible book value per share of Class A Common Stock after giving effect to the transaction described above would be $6.86 per share, the increase in the net tangible book value per share would be $6.98 and the dilution to persons who purchase shares of Class A Common Stock in the Offering would be $13.14 per share.



     In addition, after giving pro forma effect to the Fort Lock Acquisition, the net tangible book value per share of Class A Common Stock, the increase in the net tangible book value per share as a result of this Offering to holders of Class B Common Stock and the dilution per share to purchasers of Class A Common Stock in the Offering would be $4.85, $4.97 and $15.15, respectively ($5.51, $5.63 and $14.49, respectively, if the over-allotment option is exercised in full).

                            COMPX INTERNATIONAL INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed consolidated financial statements set forth the Company's pro forma condensed consolidated balance sheet as of December 31, 1997, and the pro forma condensed consolidated statement of income for the year ended December 31, 1997. These pro forma financial statements are presented to illustrate the effect of certain adjustments to the Company's Historical Consolidated Financial Statements included in this Prospectus and reflect (i) repayment of a $50 million demand note payable to Valcor utilizing borrowings under the Revolving Senior Credit Facility, (ii) the Offering and repayment of the Revolving Senior Credit Facility (iii) issuance of the Management Shares and (iv) the Fort Lock Acquisition, as if such transactions had occurred on December 31, 1997 for purposes of the unaudited pro forma condensed consolidated balance sheet and on January 1, 1997 for purposes of the unaudited pro forma condensed consolidated income statements. The Fort Lock Acquisition will be accounted for by the purchase method of accounting and consolidated in the Company's historical financial statements effective the date of consummation.


     The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's and the Fort Lock Group's historical consolidated financial statements and notes thereto included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements are presented for information purposes only and do not purport to be indicative of actual results had the transactions reflected therein occurred at the dates indicated, nor do they purport to represent results of future operations of the Company.

                            COMPX INTERNATIONAL INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                     ASSETS


                                                                 PRO FORMA ADJUSTMENTS
                                                      -------------------------------------------
                                                         SENIOR CREDIT
                                                           FACILITY,
                                     HISTORICAL        STOCK OFFERING AND         FORT LOCK
                                  -----------------    MANAGEMENT SHARES         ACQUISITION
                                          FORT LOCK   --------------------   --------------------
                                  COMPX     GROUP     NOTE 1   ADJUSTMENTS   NOTE 1   ADJUSTMENTS   PRO FORMA
                                  -----   ---------   ------   -----------   ------   -----------   ---------
Current assets:
  Cash and cash equivalents.....  $19.2     $  .1      (b)       $ 46.2       (d)       $(30.7)
                                                                              (e)         (2.4)      $ 32.4
  Accounts receivable...........  14.6        2.3                    --                     --         16.9
  Inventories...................  11.1        4.0                    --                     --         15.1
  Deferred income taxes.........    .4         .2                    --                     --           .6
  Other current assets..........    .1         .1                    --                     --           .2
                                  -----     -----                ------                 ------       ------
          Total current
            assets..............  45.4        6.7                  46.2                  (33.1)        65.2
Goodwill........................    --         --                    --       (f)         21.8         21.8
Other assets....................    .2         .2                    --                     --           .4
Property and equipment, net.....  18.2        5.4                    --       (e)          2.4
                                                                              (f)          2.5         28.5
                                  -----     -----                ------                 ------       ------
                                  $63.8     $12.3                $ 46.2                 $ (6.4)      $115.9
                                  =====     =====                ======                 ======       ======
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand note payable to
     Valcor.....................  $50.0     $  --      (a)       $(50.0)                $   --       $   --
  Notes payable and current
     maturities of long-term
     debt.......................    .1        1.5                    --       (f)         (1.4)          .2
  Accounts payable and accrued
     liabilities................  11.7        4.1      (c)         (1.3)                    --         14.5
  Income taxes..................   2.6         --                    --                     --          2.6
                                  -----     -----                ------                 ------       ------
                                  64.4        5.6                 (51.3)                  (1.4)        17.3
                                  -----     -----                ------                 ------       ------
Noncurrent liabilities:
  Long-term debt................    .3        1.4      (a)         50.0
                                                       (b)        (50.0)      (f)         (1.1)          .6
  Deferred income taxes.........    .1         .2                             (f)          1.0          1.3
  Other.........................    .2         --                    --                     --           .2
                                  -----     -----                ------                 ------       ------
                                    .6        1.6                    --                    (.1)         2.1
                                  -----     -----                ------                 ------       ------
Minority interest...............    --         .2                    --                     --           .2
                                  -----     -----                ------                 ------       ------
Stockholders' equity
  (deficit).....................  (1.2)       4.9      (b)         96.2
                                                       (c)          1.3       (f)         (4.9)        96.3
                                  -----     -----                ------                 ------       ------
                                  $63.8     $12.3                $ 46.2                 $ (6.4)      $115.9
                                  =====     =====                ======                 ======       ======

                            COMPX INTERNATIONAL INC.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

NOTE 1 -- PRO FORMA ADJUSTMENTS:

     Pro forma adjustments described below reflect (i) repayment of a $50 million demand note payable to Valcor utilizing borrowings under the Revolving Senior Credit Facility, (ii) the Offering and repayment of the Revolving Senior Credit Facility, (iii) issuance of the Management Shares and (iv) the Fort Lock Acquisition, as if such transactions had occurred on December 31, 1997. These transactions are more fully described elsewhere in this Prospectus.

  Senior Credit Facility and Stock Offering:


(a) Repayment of the demand note payable to Valcor from borrowings pursuant to the Revolving Senior Credit Facility.



                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
(b) Proceeds of the Offering:
     Issuance of 5,200,000 Class A Common Stock at the
      Offering price of $20.00 per share....................     $104.0
     Less underwriting discount.............................       (7.3)
     Less estimated expenses of the Offering................        (.5)
                                                                 ------
                                                                   96.2
     Repayment of borrowings under the Revolving Senior
      Credit Facility.......................................      (50.0)
                                                                 ------
          Net cash..........................................     $ 46.2
                                                                 ======


  Issuance of the Management Shares:


(c) Issuance of an aggregate of 164,880 shares of Class A Common Stock to certain officers of the Company at an aggregate value of $3.3 million (based on the Offering price of $20.00 per share), less a $1.3 million current tax benefit at an effective federal and state tax rate of 39%.


  The Fort Lock Acquisition:

(d) The Company (i) acquires 100% of the outstanding stock of Fort Lock Corporation for $30 million cash and acquires the net assets of Fortronics, Inc., an affiliate of Fort Lock Corporation by common ownership, for $.5 million cash (collectively the "Fort Lock Group") and (ii) incurs $200,000 in acquisition related costs.


(e) The Company purchases Fort Lock Corporation's manufacturing building owned by a shareholder of Fort Lock Corporation for $2.4 million cash. The acquisition of the Fort Lock Group and the purchase of such building is referred to as the "Fort Lock Acquisition."

                            COMPX INTERNATIONAL INC.

(f) Allocate Fort Lock Group purchase price as follows.


                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
     Purchase price to be allocated:
       Cash paid to acquire the Fort Lock Group.............      $30.5
       Transaction costs....................................         .2
                                                                  -----
                                                                   30.7
     Historical Fort Lock Group common equity...............        4.9
                                                                  -----
                                                                  $25.8
                                                                  =====
     Purchase price allocation:
       Adjust the carrying value of the acquired property,
        plant and equipment to estimated fair value.........      $ 2.5
       Deferred income tax consequences of the above
        adjustment, at effective federal and state tax rate
        of 39%..............................................       (1.0)
       Elimination of indebtedness not assumed..............        2.5
       Goodwill.............................................       21.8
                                                                  -----
                                                                  $25.8
                                                                  =====



     Approximately $2.5 million of the Fort Lock Group bank indebtedness and the Fort Lock Group loans from its shareholders was repaid by the sellers out of the purchase price and will not become obligations of CompX(TM).

                            COMPX INTERNATIONAL INC.

                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                 HISTORICAL
                                               ---------------       PRO FORMA
                                                         FORT       ADJUSTMENTS
                                                         LOCK     ----------------     PRO FORMA
                                               COMPX     GROUP    NOTE 1    AMOUNT    CONSOLIDATED
                                               ------    -----    ------    ------    ------------
Total revenues...............................  $109.5    $29.2              $  --       $ 138.7
                                               ------    -----              -----       -------
Costs and expenses:
  Cost of goods sold.........................    70.6     20.3     (a)         .3          91.2
  Selling, general and administrative........    11.0      4.3     (b)        1.1
                                                                   (g)        3.3          19.7
  Interest...................................      .2       .3     (c)        (.2)
                                                                   (e)        (.2)           .1
                                               ------    -----              -----       -------
                                                 81.8     24.9                4.3         111.0
                                               ------    -----              -----       -------
          Income before income taxes.........    27.7      4.3               (4.3)         27.7

Provision for income taxes...................    11.0      1.7     (d)         --
                                                                   (f)         .1
                                                                   (h)       (1.3)         11.5
Minority interest in net loss................      --       .1                 --            .1
                                               ------    -----              -----       -------
Net income...................................  $ 16.7    $ 2.7              $(3.1)      $  16.3
                                               ======    =====              =====       =======
Basic and diluted net income per common
  share......................................                                           $  1.11
                                                                                        =======
Weighted average common shares outstanding...                                            14,646
                                                                                        =======

Other data:
  Operating income...........................  $ 28.3                                   $  28.2
  EBITDA.....................................    31.2                                      33.1

                            COMPX INTERNATIONAL INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

NOTE 1 -- BASIS OF PRESENTATION:

     The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 has been prepared to reflect (i) repayment of a $50 million demand note payable to Valcor utilizing borrowings under the Revolving Senior Credit Facility, (ii) the Offering and repayment of the Revolving Senior Credit Facility, (iii) issuance of the Management Shares and (iv) the Fort Lock Acquisition, as if such transactions had occurred on January 1, 1997. These transactions are more fully described elsewhere in this Prospectus.


     Amounts reflected for the year-ended December 31, 1997 for the Fort Lock Group are derived from the amounts reflected in the fiscal year end audited financial statements of the Fort Lock Group for the fiscal year ended June 28, 1997 and the unaudited financial statements for the 26 week periods ended December 1996 and 1997 presented elsewhere in this Prospectus.


  Adjustments relating to the Fort Lock Acquisition:

(a) Increase in depreciation expense resulting from amortization of purchase accounting basis differences over average remaining life of 10 years.


(b) Amortization of goodwill related to the acquisition of the Fort Lock Group by the straight-line method over 20 years.



(c) Eliminate interest expense associated with the Fort Lock Group bank indebtedness not assumed by the Company.


(d) Income tax expense of pro forma adjustment (a) and (c), at assumed federal and state tax rate of 39%.

  Adjustments relating to repayment of the $50 million note payable to Valcor:

(e) Eliminate interest expense associated with the Valcor Note.

(f) Income tax expense of pro forma adjustment (e) at assumed federal and state tax rate of 39%.

  Adjustments relating to the issuance of the Management Shares:


(g) Issuance of an aggregate of 164,880 Management Shares at an aggregate value of $3.3 million.


(h) Income tax benefit of pro forma adjustment (g) at assumed federal and state tax rate of 39%.


     The historical statement of income for the Fort Lock Group includes rental expense pursuant to a lease of the manufacturing building currently owned by a shareholder of Fort Lock Corporation. No pro forma adjustment is required to reflect the Company's purchase of such building as depreciation expense with respect to the building would approximate the historical lease expense. No pro forma adjustment is required to reflect interest expense under the Revolving Senior Credit Facility because borrowings under such facility will be repaid using a portion of the net proceeds from the Offering.



     The shares used in the calculation of pro forma basic and diluted earnings per share uses the Offering price to the public of $20.00 per share and is based upon (i) 10,000,000 shares of the Company's Class B Common Stock outstanding,
(ii) 4,481,000 shares of Class A Common Stock to be issued in the Offering, the net proceeds of which, along with available cash on hand, are sufficient to fund repayment of the Revolving Senior Credit Facility and to consummate the Fort Lock Group Acquisition, and (iii) issuance of 164,880 Management Shares.

                            COMPX INTERNATIONAL INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)

NOTE 2 -- OTHER DATA:

     EBITDA as presented represents operating income plus depreciation and amortization. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to incur and service debt, although the Company's calculation of EBITDA may differ from and therefore not be comparable to other companies' presentation of EBITDA. EBITDA should not be considered by an investor as an alternative to (i) operating income or net income as an indicator of a company's operating performance or (ii) cash flows from operating activities as a measure of a company's liquidity. Trends in EBITDA are generally consistent with trends in the Company's operating income. Pro forma EBITDA and depreciation and amortization for 1997 are presented to assist investors in an analysis of the Fort Lock Acquisition.

                            SELECTED FINANCIAL DATA

     The historical selected financial data as of December 31, 1993 through 1997, and for each of the years in the five-year period ended December 31, 1997, have been derived from audited Consolidated Financial Statements of the Company. The following selected financial and other data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Historical Consolidated Financial Statements of the Company included in this Prospectus.

     The Company's operations are comprised of a 52 or 53 week fiscal year. Each of the years ended December 31, 1993 through 1997 consisted of a 52 week year.


                                                       YEARS ENDED DECEMBER 31,
                                                --------------------------------------   PRO FORMA
                                                1993    1994    1995    1996     1997     1997(B)
                                                -----   -----   -----   -----   ------   ---------
                                                ($ IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA

Net sales.....................................  $64.4   $70.0   $80.2   $88.7   $108.7    $137.9

Operating income..............................   17.5    20.9    19.9    22.1     28.3      28.2

Income before income taxes....................   17.5    20.7    19.9    22.1     27.7      27.7
Income taxes..................................    8.0     8.8     7.8     9.1     11.0      11.5
Minority interest in losses...................     --      --      --      --       --        .1
                                                -----   -----   -----   -----   ------    ------
          Net income..........................  $ 9.5   $11.9   $12.1   $13.0   $ 16.7    $ 16.3
                                                =====   =====   =====   =====   ======    ======

Net income per common share...................                                            $ 1.11
                                                                                          ======
OTHER DATA
Operating income margin.......................     27%     30%     25%     25%      26%       20%
Cash flows from:
  Operating activities........................  $12.4   $ 9.7   $12.8   $10.4   $ 23.0
  Investing activities........................   (2.6)   (3.1)   (7.9)   (2.0)    (5.5)
  Financing activities........................   (4.6)   (4.4)   (6.3)   (6.3)    (5.9)
                                                -----   -----   -----   -----   ------
          Total...............................  $ 5.2   $ 2.2   $(1.4)  $ 2.1   $ 11.6
                                                =====   =====   =====   =====   ======
EBITDA (a)....................................  $19.2   $22.5   $22.1   $24.6   $ 31.2    $ 33.1
Depreciation and amortization.................    1.6     1.7     2.2     2.5      2.8       4.9
Capital expenditures (c)......................    2.7     3.4     2.0     2.3      5.5
Dividends on Common Stock (d).................    4.4     4.6     6.0     6.2      6.1
BALANCE SHEET DATA (AT PERIOD END)
Cash and other current assets.................  $20.6   $25.9   $27.7   $32.2   $ 45.4    $ 65.2
Total assets..................................   31.3    37.8    44.4    48.5     63.8     115.9
Current liabilities...........................    9.5     8.9     9.6     8.1     64.4      17.3
Long-term debt, including current
  maturities..................................     .2      .1      .1      .2     50.4        .8
Stockholders' equity (deficit)................   19.4    26.2    32.6    39.2     (1.2)     96.3


---------------

(a) EBITDA as presented represents operating income plus depreciation and amortization. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to incur and service debt, although the Company's calculation of EBITDA may differ from and therefore not be comparable to other companies' presentation of EBITDA. EBITDA should not be considered by an investor as an alternative to (i) operating income or net income as an indicator of a company's operating performance or (ii) cash flows from operating activities as a measure of a company's liquidity. Trends in EBITDA are generally consistent with trends in the Company's operating income. Pro forma EBITDA and depreciation and amortization for 1997 are presented to assist investors in an analysis of the Fort Lock Acquisition.

(b) Gives pro forma effect to (i) the Fort Lock Acquisition, (ii) repayment of the Valcor Note utilizing borrowings under the Revolving Senior Credit Facility, (iii) issuance of the Management Shares and (iv) the Offering and the application of the net proceeds therefrom. See "Pro Forma Condensed Consolidated Financial Statements."


(c) Assuming the Fort Lock Acquisition occurred January 1, 1997, capital expenditures on a pro forma basis are $7.8 million in 1997.


(d) The Company does not intend initially to declare and pay regular quarterly cash dividends following completion of the Offering. See "Dividend Policy". In addition, the Company's ability to pay future dividends is expected to be restricted by certain covenants contained in the Revolving Senior Credit Facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Historical Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. Certain statements in the following discussion are forward-looking statements or discussion of trends which by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results and trends may differ materially from those described below depending on a variety of factors, including those detailed under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company sells ergonomic computer support systems and precision ball bearing drawer slides which are manufactured in two facilities located in Kitchener, Ontario and medium-security mechanical locks which are manufactured in a facility in Mauldin, South Carolina. The Company is a wholly-owned subsidiary of Valcor, a wholly-owned subsidiary of Valhi. In 1993, Valhi formed National Cabinet Lock, Inc. and contributed the assets of its Cabinet Lock Division and the stock of Waterloo Furniture Components Limited. In 1996, National Cabinet Lock, Inc. changed its name to CompX International Inc.


     Approximately 75% of the Company's products are sold to the office furniture manufacturing industry while the remainder (principally mechanical locks) are sold for use in other products, such as vending equipment, postal boxes, electromechanical enclosures and other furniture and equipment. According to BIFMA, the dollar value of U.S. office furniture industry shipments has grown in 23 of the past 25 years and is currently estimated to have grown at a compound annual rate of approximately 8.4% over the four year period ended December 31, 1997. Over the same period the Company's total net sales increased at a compound annual rate of approximately 14%, and net sales in 1997 were 22% higher compared to 1996. Management believes that the market for the Company's ergonomic computer support systems is experiencing substantially higher rates of growth than the office furniture industry as a whole. In 1997, ergonomic computer support systems represented 34% of total net sales compared to 26% in 1994.



     The Company does not expect net sales from its existing medium-security cabinet lock business to achieve growth rates comparable to its ergonomic computer support systems and precision ball bearing drawer slides. The Company intends to pursue potential acquisition opportunities to provide future growth in its medium-security cabinet lock business. On March 3, 1998, the Company completed the Fort Lock Acquisition. See "Recent Developments."


     The Company's products are sold primarily to OEMs in the United States and Canada. The ten largest customers accounted for approximately one-third of sales during each of the past three years with at least five of such customers in each year located in the United States.

     In August 1995, the Company acquired the assets of a Canadian competitor. The acquired operations contributed approximately $3 million in sales in 1995, $6 million in 1996 and $6 million in 1997. Through the elimination of unprofitable product lines and the integration of manufacturing operations, the operating contribution from these operations improved from a slight loss in 1995 to operating margins in 1997 consistent with the Company's existing ergonomic computer support systems and precision ball bearing drawer slide products, contributing to the majority of the improvement in operating margins 1997 compared to 1996.

     A portion of the Company's sales are made pursuant to a government contract. In the first quarter of 1995, the Company completed shipments of medium-security locks pursuant to a 1992 government contract. This contract was not renewed until the end of 1996 due to excess supply and contributed to a $.9 million decline in sales of medium-security cabinet locks in 1996 compared to 1995. The Company signed a new $650,000 contract for medium-security locks with the same government agency in December 1996, under which all shipments were made in 1997.

     The Company's profitability depends on its ability to utilize its production capacity effectively, which is affected by, among other things, the demand for its products, and its ability to control its manufacturing costs, primarily comprised of raw materials such as zinc, copper, coiled steel and plastic resins and of labor costs. Raw material costs represent approximately 45% of the Company's total cost of sales. Beginning in

August 1997, the Company's steel prices have increased approximately 4% per pound, resulting in an overall increase in the Company's steel raw material cost of approximately 2% in 1997 compared to 1996. The Company occasionally enters into raw material arrangements to mitigate the short-term impact of future increases in raw material costs. While these arrangements do not commit the Company to a minimum volume of purchases, they generally provide for stated unit prices based upon achievement of specified volume purchase levels. This allows the Company to stabilize raw material purchase prices provided the specified minimum monthly purchase quantities are met. The Company currently anticipates entering into such arrangements for zinc, coiled steel and plastic resins for 1998 and does not anticipate significant changes in the cost of these materials from their current levels. Materials purchased on the spot market are sometimes subject to unanticipated and sudden price increases. Due to the competitive nature of the markets served by the Company's products, it is often difficult to recover such increases in raw material costs through increased product selling prices and consequently overall operating margins can be affected by such raw material cost pressures.


     Labor costs represent approximately 14% of the Company's total cost of sales. The Company's U.S. employees are not represented by bargaining units and wage increases historically have been in line with overall inflation indices. Approximately two-thirds of the Company's Canadian employees are covered by a three year collective bargaining agreement that expires in January 2000 and provides for annual wage increases of 2-3%. Wage increases for these employees historically have been in line with overall inflation indices.

     Selling, general and administrative costs have been consistent as a percentage of net sales and consist primarily of salaries, commissions and advertising directly related to product sales.

     The Company obtains certain management, financial and administrative services on a fee basis from Valhi pursuant to an Intercorporate Services Agreement. The Company believes such arrangements have been cost beneficial compared to the cost of dedicated staff or consulting arrangements to otherwise provide such services. Fees pursuant to these agreements were $284,000 in 1995, $300,000 in 1996, and $260,000 in 1997. The Company intends to continue to receive similar services from Valhi on a fee basis following the Offering.

     Certain employees of the Company have been granted options to purchase Valhi common stock under the terms of Valhi's stock option plans. The Company pays Valhi the aggregate difference between the option price and the market value of Valhi's common stock on the exercise date of such options. For financial reporting purposes, the Company accounts for the related expense (credit) of $(12,000) in 1995, $9,000 in 1996 and $472,000 for 1997 in a manner similar to accounting for stock appreciation rights. To the extent employees of the Company continue to have options outstanding to purchase Valhi shares, future changes in the market price of Valhi shares will result in additional expense or credits to the Company's operating results. At December 31, 1997, employees of the Company held options to purchase 204,000 Valhi shares at prices ranging from $4.76 to $14.66 per share (185,000 shares at prices lower than the December 31, 1997 quoted market price of $9.44 per share).


     Upon completion of the Offering, five of the Company's officers and directors will be awarded an aggregate of 164,880 shares of Class A Common Stock under the Incentive Plan (as defined herein) for their services in connection with the Offering. The Company will value all of such Class A shares awarded at the Price to Public, and the aggregate value of the Class A shares awarded will be approximately $3.3 million. The Company will recognize a charge, at the time of the completion of the Offering, equal to the aggregate value of the Class A shares awarded.


     About three-fourths of the Company's net sales are generated by its Canadian operations. About 60% of these Canadian-produced sales are denominated in U.S. dollars while substantially all of the related costs are incurred in Canadian dollars. Consequently, relative changes in the U.S. dollar/Canadian dollar exchange rate affect operating results. Since U.S. dollar/Canadian dollar exchange rates have not fluctuated significantly since 1993, the impact on operating income of fluctuations in the value of the U.S. dollar relative to the Canadian dollar since 1993 has not been material.

     The Company is included in the consolidated U.S. federal income tax return of Contran, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate U.S. federal income tax return. The principal reasons for the difference between the U.S.

federal statutory income tax rate and the Company's effective income tax rates are explained in Note 8 to the Company's Historical Consolidated Financial Statements included in this Prospectus. Upon completion of the Offering, the Company will no longer be included in the consolidated U.S. federal income tax return of Contran.

RESULTS OF OPERATIONS

     The table set forth below summarizes the Company's operating expenses as a percentage of net sales:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----     -----     -----
Net sales...................................................   100%      100%      100%
Cost of sales...............................................    65        65        65
                                                               ---       ---       ---
Gross profit................................................    35        35        35
Selling, general and administrative.........................    10        10         9
                                                               ---       ---       ---
Operating income............................................    25        25        26
                                                               ===       ===       ===

  Year ended December 31, 1997 compared to year ended December 31, 1996

     Net Sales. Net sales increased $20.0 million, or 22%, to $108.7 million for the year ended December 31, 1997 from $88.7 million for the year ended December 31, 1996. The increase was primarily due to increased volume in ergonomic computer support systems, precision ball bearing drawer slides and medium-security cabinet locks. Combined net sales from the Company's ergonomic computer support systems and precision ball bearing drawer slide products increased $15.8 million, or 25%, based on higher unit volumes and relatively stable prices. Medium-security cabinet lock sales increased $3.6 million, or 15% based primarily on higher unit volumes and to a lesser degree on certain price increases instituted at the beginning of 1997.


     Operating income. Operating income increased $6.2 million, or 28%, to $28.3 million for the year ended December 31, 1997 from $22.1 million for the year ended December 31, 1996, due primarily to increases in sales volumes. Operating income margin improvement in 1997 was primarily influenced by the elimination of certain unprofitable or low-margin product lines acquired in 1995 and increased sales of higher margin ergonomic computer support systems and precision ball bearing drawer slides. These improvements were partially offset by higher raw material prices, primarily steel. Beginning in August 1997 steel prices have increased approximately 4% per pound, resulting in an overall increase in raw material cost of approximately 2% in 1997 compared to 1996.



     On March 3, 1998, the Company completed the Fort Lock Acquisition. On a pro forma basis, assuming that both the completion of the Fort Lock Acquisition and the issuance of the Management Shares had occurred on January 1, 1997, the Company's net sales in 1997 would have been $137.9 million and operating income in 1997 would have been $28.2 million. See "Recent Developments" and Pro Forma Condensed Consolidated Financial Statements presented elsewhere in this Prospectus.


  Year ended December 31, 1996 compared to year ended December 31, 1995


     Net sales. Net sales increased $8.5 million, or 11%, to $88.7 million for the year ended December 31, 1996 from $80.2 million for the year ended December 31, 1995. The increase was primarily due to increased volumes in ergonomic computer support systems and precision ball bearing drawer slides. Combined net sales from the Company's ergonomic computer support systems and precision ball bearing drawer slide products increased $8.8 million, or 16%, based on higher unit volumes and relatively stable prices. Medium-security cabinet lock sales decreased $.9 million, or 4%, as an increase in sales of the Company's proprietary KeSet(R) locks was more than offset by lower sales volumes from a government contract that was completed in early 1995.


     Operating income. Operating income increased $2.2 million, or 11%, to $22.1 million for the year ended December 31, 1996 from $19.9 million for the year ended December 31, 1995, due primarily to increases in sales volumes in ergonomic computer support systems and precision ball bearing drawer slides. Operating income margins for the Company's cabinet lock sales improved slightly in 1996 primarily due to cost savings and efficiencies from the consolidation of certain Canadian lock operations acquired in 1992. The improvement in operating income margins for cabinet locks was offset by slight declines in operating income margins of ergonomic computer support systems and precision ball bearing drawer slides due in part to the adverse effect of certain unprofitable or low-margin product lines acquired in August 1995.

  Year 2000 Issue

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, certain computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     The Company's recently installed information systems upgrades for both its U.S. and Canadian facilities contained, among many other features, software compatibility with the Year 2000 Issue. The Company does not currently anticipate spending significant additional funds to address software compatibility with the Year 2000 Issue with respect to its own internal systems.

     The Company intends to initiate formal communications with its significant suppliers and large customers to determine the extent to which the Company may be vulnerable to those third parties' failure to eliminate their own Year 2000 Issue. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. Because the Company has not completed the evaluation of its Year 2000 Issue with respect to such third parties, it is not able to quantify the costs that the Company may incur with respect to the Year 2000 Issue of such third parties.

  Impact of accounting standards not yet adopted

     See Note 2 to the Company's Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  Consolidated cash flows

     Operating activities. Trends in cash flows from operating activities, excluding changes in assets and liabilities, for 1995, 1996 and 1997, are generally similar to the trends in the Company's earnings. Cash flow provided by operating activities totaled $12.8 million, $10.5 million and $23.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, compared to net income of $12.1 million, $13.0 million, and $16.7 million, respectively. Depreciation and amortization increased in 1996 in part due to higher depreciation associated with the August 1995 business acquisition discussed above and increased in 1997 due to higher levels of capital expenditures discussed below.

     Changes in assets and liabilities result primarily from the timing of production, sales and purchases. Such changes in assets and liabilities generally tend to even out over time and result in trends in cash flows from operating activities generally reflecting earnings trends.

     Investing activities. Net cash used by investing activities totaled $8.0 million, $2.0 million and $5.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. Capital expenditures in the past three years emphasized manufacturing equipment which utilizes new technologies and increases automation of the manufacturing process to provide for increased productivity and efficiency. The increase in capital expenditures in 1997 relates primarily to the additions of a third plating line and office building additions at the Company's Kitchener facility. Net cash used by investing activities in 1995 includes $6.0 million related to the business acquisition discussed above.

     Capital expenditures for 1998 are estimated at approximately $8 million, (approximately $10 million including Fort Lock) the majority of which relate to projects that emphasize improved production efficiency and increase production capacity. Firm purchase commitments for capital projects not commenced at December 31, 1997 were not material.


     Financing activities. Net cash used by financing activities totaled $6.3 million, $6.3 million and $5.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company paid dividends to its parent company aggregating $6.0 million in 1995, $6.2 million in 1996 and $6.1 million in 1997.

  Other

     At December 31, 1997, approximately 70% of the Company's consolidated cash and equivalents were invested in A1 or P1-grade commercial paper issued by various third parties having a maturity of three months or less.


     On December 12, 1997, the Company paid a $50 million dividend to Valcor in the form of the Valcor Note. The Valcor Note was unsecured and bore interest at a fixed rate of 6%.



     On February 26, 1998, the Company entered into a new $100 million Revolving Senior Credit Facility and utilized borrowings thereunder to repay the Valcor Note. The Revolving Senior Credit Facility is an unsecured five-year revolving facility. Borrowings are available for the Company's general corporate purposes, including potential acquisitions. The Revolving Senior Credit Facility contains provisions which, among other things, would require the maintenance of minimum levels of net worth, require the maintenance of certain financial ratios, limit dividends and additional indebtedness and contain other provisions and restrictive covenants customary in lending transactions of this type. On February 26, 1998, the Company repaid the Valcor Note with borrowings under the Revolving Senior Credit Facility.



     On March 3, 1998, the Company completed the Fort Lock Acquisition for an aggregate purchase price of approximately $32.9 million (the "Fort Lock Acquisition"). See "Recent Developments". The aggregate purchase price is subject to possible reduction pending completion of a post closing audit and the outcome of certain contingencies for which the Company has been indemnified. Funding of the Fort Lock Acquisition was provided by available cash on hand and borrowings under the Revolving Senior Credit Facility, which borrowings will be repaid with a portion of the net proceeds of the Offering.



     The net proceeds to the Company from the Offering will be approximately $96.2 million. Approximately $75 million of such net proceeds will be utilized to repay borrowings under the Revolving Senior Credit Facility.


     Management believes that the net proceeds to the Company from the Offering, after repayment of borrowings under the Revolving Senior Credit Facility, together with cash generated from operations and borrowing availability under the Revolving Senior Credit Facility, will be sufficient to meet the Company's liquidity needs for working capital, capital expenditures and debt service. See also "Dividend Policy."

                                    BUSINESS

GENERAL

     CompX(TM) is a leading manufacturer of ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks for office furniture and a variety of other applications. The Company's products are principally designed for use in medium- to high-end applications, where product design, quality and durability are critical to the Company's customers. CompX(TM) believes that, in the North American market, it is among the largest producers of ergonomic computer support systems for office furniture manufacturers, among the largest producers of precision ball bearing drawer slides and among the largest producers of medium-security cabinet locks. In 1997, CompX(TM) generated net sales of $108.7 million, a 22% increase from the corresponding prior-year period. In 1997, ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks accounted for approximately 34%, 39% and 26% of net sales, respectively.

OFFICE FURNITURE INDUSTRY DYNAMICS


     Approximately 75% of the Company's products are sold to the office furniture manufacturing industry while the remainder (principally mechanical locks) are sold for use in other products, such as vending equipment, postal boxes, electromechanical enclosures and other non-office furniture and equipment. The U.S. office furniture market generated wholesale sales of approximately $10.0 billion in 1996, according to estimates by BIFMA. The dollar value of U.S. office furniture industry shipments has increased in 23 of the past 25 years and, according to BIFMA, is estimated to have grown at a compound annual rate of approximately 8.4% over the four year period ended December 31, 1997. BIFMA currently estimates that office furniture sales over the next two years will grow at a compound annual rate of approximately 7%. The rate of growth in this industry ultimately will be affected by certain macroeconomic conditions such as service industry employment levels, corporate cash flow and non-residential construction levels. CompX(TM) management believes that the sales of its ergonomic computer support systems are experiencing substantially higher rates of growth than the office furniture industry as a whole.


     The Company believes that fundamental shifts in technology, health considerations and work processes in the office workplace provide new growth opportunities in the office furniture industry. Increased use of technology has caused businesses to redesign their workspaces with greater emphasis on the space efficient integration of computers and other office technologies into the office workplace as well as the protection of computing equipment from damage and theft. Additionally, increased regulatory sensitivity to ergonomic concerns and heightened focus on the risks of repetitive stress injury have also influenced redesign of the office workplace. In 1996, California became the first state to adopt legislation relating to ergonomics in the workplace. Such legislation should have a direct effect on the demand for ergonomically designed office furniture products, which allow workers to adjust and re-arrange the orientation of office equipment and supplies for greater comfort and productivity. Businesses increasingly are seeking changes in work processes to achieve more efficient workspace utilization, resulting in the creation of new office furniture designs that embrace office sharing concepts such as office "hoteling" and open office designs. The Company's products target manufacturers of new furniture designed to address these industry dynamics as well as customers that specialize in retrofitting existing office furniture.

     The Company manufactures locks for a wide variety of enclosures, excluding vehicles and homes. In addition to locks used by furniture manufacturers, the Company's locks are used for postal boxes, vending equipment and parking meters. These products are sold to markets which include institutional cabinets for school and laboratory construction, household furniture and appliances, industrial tool boxes, vending equipment, electromechanical imaging equipment, locking electrical enclosures, banking equipment and mail boxes. The Company also distributes approximately 30% of its lock sales through its innovative STOCK LOCKS(R) programs which distribute locks to locksmith and small manufacturer markets.

COMPETITIVE STRENGTHS

     CompX(TM) believes that it is well positioned to realize continued growth in market share in its existing markets and to build on its strengths to expand into related product lines and markets.

     Industry brand recognition and management experience. The Company's business traces its roots to 1903 when it began manufacturing cabinet locks. The Company is a supplier to major OEMs and believes its brand names are well recognized in the industry. CompX(TM) currently markets its drawer slides and ergonomic computer support systems under the Waterloo Furniture Components Limited(R) name and markets its medium-security locks under the National Cabinet Lock(R) name. The top seven executive management personnel have over 100 years of combined industry experience.

     Emphasis on customer collaboration. CompX(TM) has been a leader in collaborating with customers to develop innovative customized solutions to their unique needs for product design, application, performance and cost. An important ingredient to this approach is the Company's full-time engineering staff of 25 individuals and approximately $3 million in annual expenditures for product design, development and engineering. Management believes that the Company's responsiveness and commitment to work with customers has been critical to its success to date.

     Efficient manufacturing base. CompX(TM) has established highly automated manufacturing systems and uses statistical process control techniques to achieve its demanding quality standards. The Company designs and custom modifies certain of the high-volume equipment it uses to improve the manufacturing and assembly of its products, and has invested substantial capital in manufacturing automation and vertical integration. The Company believes that these initiatives reduce the Company's costs and improve product quality, productivity and delivery response time.

     Integrated information systems. The Company regularly invests in its information systems to reduce inventories, improve the efficiency of its manufacturing processes and reduce customer order fulfillment times. With recently installed systems upgrades both in Canada and the United States, CompX(TM) has fully integrated all stages of manufacturing process information and order fulfillment. These investments have allowed the Company to continually reduce order fulfillment times and increase the use of just-in-time supplier relationships.

     Breadth of product line. CompX(TM) has a broad product line in its core product areas, which allows the Company to serve an increasing proportion of its customers' requirements. This provides several benefits to the Company, including the simplified logistics and reduced cost of shipping higher volumes of product to its customers, closer working relationships with its key customers and increased cross-selling opportunities.

GROWTH STRATEGY

     The Company focuses on certain niche segments of the middle to high end of the office furniture market. To achieve its targeted growth rates, CompX(TM) intends to pursue several growth initiatives:

     Continue to create innovative products. The Company intends to continue its focus on engineering and customer collaboration to develop and sell customized versions of its core product line and to develop new versions of existing product lines to meet the changing requirements of office furniture manufacturers. The Company will attempt to increase its share of the total OEM market for components such as electronic locking systems, a service workplace safety-oriented "Cushion-Close(TM)" drawer slide and a locking laptop computer drawer. CompX(TM) will also consider expanding its product line to include other furniture components with similar attributes such as one or more of the components used in the rapidly growing seating industry.

     Extend into non-furniture applications. The Company's precision ball bearing drawer slide products increasingly are designed for and used in applications other than traditional office furniture. For example, the Company has designed and currently sells precision ball bearing drawer slides to facilitate the movement of component parts in imaging machines, for professional tool storage cabinets and other uses. CompX(TM) will continue to explore alternative applications for its products based on core product design and manufacturing strengths.

     Continue to make strategic acquisitions. In addition to internal growth, the Company intends to grow through selective acquisitions. The markets in which the Company competes have a large number of relatively small regional manufacturers and consequently offer potential consolidation opportunities. The Company seeks acquisitions that complement its existing products, manufacturing/design skills or customer base. The Company historically has been able to benefit from acquisitions through economies of scale in purchasing, manufacturing, marketing and distribution and through the application of the Company's manufacturing and management skills. On March 3, 1998, the Company completed the Fort Lock Acquisition. The Fort Lock Group is a vertically integrated manufacturer of highly engineered mechanical locks for a diverse customer base of original equipment manufacturers and locksmith distributors. See "Recent Developments."



     Promote alternative distribution programs. While office furniture OEMs are expected to remain the Company's primary customers, CompX(TM) also intends to explore new distribution arrangements for the Company's products. The Company's innovative STOCK LOCKS(R) distribution program, for example, offers a broad range of products that generally ship within 48 hours of order placement to customers that purchase the Company's locks in small quantities. Currently, approximately 30% of the Company's lock sales are made through this program. In 1992, the Company began to implement similar alternative distribution programs for its ergonomic computer support systems and precision ball bearing drawer slides to allow the Company to reach an expanded range of customers of these products on an economically attractive basis. Since their addition to the Company's distributor product line in 1992, sales of these products to the distributor market have increased and now represent approximately 10% of combined ergonomic computer support systems and precision ball bearing drawer slide net sales to the United States.



     Expand into international markets. While CompX(TM) has historically focused on marketing its products in North America, the Company has a small but growing presence in international markets. The Company believes that there is significant demand for its quality, precision products in overseas markets, and intends to increase its international presence, particularly in Asia, Europe and Latin America, via expanded distributor relationships and, potentially, joint venture arrangements.


     The Company was incorporated in Delaware in 1993. Its principal corporate offices are located at 200 Old Mill Road, Mauldin, South Carolina 29662 and its telephone number is (864) 297-6655.

PRODUCTS

     CompX(TM) manufactures and sells components in three major product lines: ergonomic computer support systems, precision ball bearing drawer slides and medium-security cabinet locks. The Company's ergonomic computer support systems and precision ball bearing drawer slides are sold under the Waterloo Furniture Components Limited(R) name and the Company's medium-security cabinet locks are sold under the National Cabinet Lock(R) name. The Company believes that its brand names are well recognized in the industry.

     Ergonomic computer support systems. CompX(TM) is a leading manufacturer and innovator in ergonomic computer support systems for office furniture. Unlike products targeting the residential market, which is more price sensitive with less emphasis on quality, the CompX(TM) line consists of more highly engineered products designed to provide ergonomic benefits for business and sophisticated retail users.

     The Company's ergonomic computer support systems include adjustable computer keyboard support arms. These devices are designed to attach to office desks in workplace environments where there exists a need to permit computer users to adjust their computer keyboard to various heights and positions to alleviate possible strains and stress which may result from repetitive activities, such as typing. These products also maximize usable workspace and permit the storage of the keyboard underneath the desk. CompX(TM) introduced its first ergonomic keyboard arm in 1983 and the Leverlock(R) adjustment mechanism in 1989, which is designed to make the adjustment of the keyboard arm easier for all (including impaired) users.

     Adjustable computer table mechanisms address the need for flexibility and adjustability in work surfaces. The Company's adjustable table mechanisms provide adjustable workspace heights that permit users to stand or sit and that can be easily adjusted for different user needs.

     The prevalence of computers in the workplace has also created a need for safe and convenient storage solutions for the central processor unit ("CPU") case. In 1997, the Company introduced a CPU storage device that can be mounted under a work surface or on the side of desk panels to store the CPU case off the floor to minimize the adverse effects of dust and moisture or damage from accidental impact. The unit operates on a slide mechanism that also pivots to provide ease of access to peripheral connections while allowing convenient, unobtrusive storage.

     CompX(TM) also offers a number of complementary accessories to its main products. These include ergonomic wrist rest aids, mouse pad supports and computer monitor support arms, such as the Monitor Master for the adjustment of heavy monitors to reduce eye strain.

     Precision ball bearing drawer slides. CompX(TM) manufactures a complete line of precision ball bearing drawer slides for use in moving containers and drawers both in office furniture as well as other applications. Precision ball bearing drawer slides are manufactured to stringent industry standards and are designed in conjunction with office furniture OEMs to meet the needs of end users with respect to weight support capabilities and ease of movement.

     In addition to its basic product line, an increasing proportion of the Company's sales is based on patented innovations. In 1994, CompX(TM) introduced the Butterfly(TM) Take Apart System, which is designed to easily disengage drawers from filing cabinets. The following year, the Company began selling its Integrated Slide Lock ("ISL(TM)"), with which a file cabinet manufacturer can reduce the possibility of multiple drawers being opened by the user at the same time, significantly reducing the risk of injury from a falling cabinet. The Company's patented concept affords the cabinet OEMs cost savings advantages in production, since the ISL(TM) is designed as an integral part of the drawer slide, compared to custom fabricated add-on solutions previously utilized by most manufacturers.

     In recent years, applications other than office furniture have represented a rapidly growing source of demand for the Company's precision ball bearing drawer slides. Recently, new opportunities in heavy-duty applications such as tool storage cabinets and electromechanical applications have created new market opportunities. As a result of the design efforts focused on these markets, CompX(TM) created the Ball Lock(TM) to prevent heavily filled drawers, such as auto mechanic tool boxes, from opening while cabinets are moved during routine use in the field. The Company's products are used extensively in professional toolboxes and, increasingly, in electromechanical imaging equipment to facilitate the movement of machine components in the document reproduction process.


     Cabinet locks. The Company believes that it is among the largest North American manufacturers of medium-security cabinet locks. The Company manufactures lock mechanisms that generally fall into three categories: disc tumbler locks, pin tumbler locks and KeSet(R) high security locks. The Fort Lock Acquisition expands the Company's offering of lock-mechanisms to include tubular locks and locks for motorcycles.


     Disc tumbler locks, also called wafer tumbler or plate tumbler, derive their keying from a series of flat tumblers with a hole in the middle through which the key passes to open the lock. This type of lock is normally limited to two levels of keying, a passkey and one master key. A disc tumbler lock is the least secure of the medium-security cabinet locks manufactured by the Company and also represents the lowest cost to produce, resulting in lower selling prices to customers.

     Pin tumbler locks are keyed with a series of small pins manufactured on automatic screw machines. A stack of four or five pins is required for each cut in a key. Due to the increased number of parts, this type of lock is more costly to manufacture than disc tumbler locks, but is also more secure and offers increased variety in keying with more than one level of master keying.

     The Company's patented high security KeSet(R) security system, introduced in 1980, is another version of a pin tumbler lock. However, parts are manufactured with hardened steel components to prevent forced entry. A significant feature of the product line is the ability to change the keying on a single lock 64 times without removing the lock from its enclosure. This product is used primarily to protect money in applications such as soft drink vending machines, gaming machines and parking meters.

     The Company's industrial sales are primarily to manufacturers of cabinet enclosures, from office furniture to electrical circuit panels to vending machines. CompX(TM), like most cabinet lock companies, has a standardized product line suitable for many customers. However, a substantial portion of the Company's volume involves specialized adaptations to individual manufacturer's enclosure specifications.

     Each of the industries served with cabinet locks has a distribution segment for replacement needs or for supply to small shops whose volume is not substantial enough to buy direct from a lock manufacturer. CompX(TM) has met this need in part with its industry-unique STOCK LOCKS(R) inventory program. Partially as a result of this program, the Company believes it holds the largest cabinet lock market share in both locksmith and hardware component distribution.

     The Company's STOCK LOCKS(R) distribution program represents 30% of its cabinet lock sales. This program is comprised of over 900 stock keeping units (also referred to as SKUs) of standardized locking products. This program plans, manufactures and packages locks to inventory with a variety of keying and finishes for shipment to customers generally within 48 hours of receipt of the customer order.

     Sales under this program are made both to a North American distribution network as well as to large OEMs when special needs require either smaller quantities or non-special products other than their normal volume requirements. The distribution network supplies the Company's products both to after-market replacement markets and to smaller cabinet shop manufacturers who do not purchase direct from the Company due to their smaller size.

     The established distributor network for STOCK LOCKS(R) has been used to develop a standardized product line in other segments of the Company's products. Currently both ergonomic computer support systems and, to a limited extent, precision ball bearing drawer slides, are enjoying growing marketing success through these and new ergonomic distribution channels.

PRODUCT DESIGN AND DEVELOPMENT

     CompX(TM) believes its ability to provide customized engineering to respond to specific customer application requirements provides it a competitive advantage, especially in middle- to high-end applications. A dedicated and knowledgeable engineering and marketing staff continually collaborates with the Company's customers to identify and solve production and marketing issues. The Company's commitment to precision design and engineering to specific customer tolerances is a key element to its ability to serve effectively the niche markets for its products. CompX(TM) has 25 full time engineers on staff and expends approximately $3 million annually for product engineering, design and development to enhance and expand product capabilities.

     Customer product development needs and changing market characteristics are the key drivers influencing the Company's product development efforts. Once a customer has identified a concept, development engineers design solutions to address the application requirements. Normally, several generations are evaluated on the Company's CAD system. During this process, CompX(TM) engineers regularly communicate with the targeted customer to ensure that the design meets the customer's specific needs. If the product is being developed as a general line product, the basic design work is accomplished through consultation between the Company's engineering, marketing and manufacturing departments as well as from market intelligence derived from target customers.


     In order to ensure that the product design is workable, a prototype sample is produced for use during an initial market evaluation of the product's functionality. The Company's engineers may make modifications of the initial design at this stage to ensure proper aesthetics or functional capabilities. Once the component design is finalized, the Company's engineers design tools to manufacture the components. Depending on the type of tools, production time can be as little as a few weeks to as much as six months.


     As one of the initial developers of ergonomic computer support systems in the mid 1980s, CompX(TM) has on numerous occasions introduced new and unique products which have led the industry. Examples include the initial introduction of the Model 4100 keyboard arm in 1983, the Leverlock(R), which simplifies the adjustment of the keyboard arm, the Monitor Master, which facilitates the adjustment of heavy monitors so as to reduce eye strain, and various types of accessories such as mouse trays and pads of a unique and proprietary nature. In 1997, the Company introduced a CPU storage device that can be mounted off the floor either under a work surface or on the side of desk panels to minimize dust contamination or damage from accidental impact. The Company is currently working on several new generations of ergonomic products such as a new version of easily adjustable keyboard arms, including aesthetic improvements. In response to the increased use of laptop computers, a new product is in the design process to address ease of use and security for these computers.

     During the 1990's, CompX(TM) emerged as one of the more innovative companies in the design and manufacture of precision ball bearing drawer slides. The Company has designed and currently sells precision ball bearing drawer slides to facilitate the movement of component parts in imaging machines, for professional tool storage cabinets and other uses. Examples of other innovative products include the patented ISL(TM) and the patented Ball Lock(TM). Development continues on a new "Cushion Close(TM)" drawer slide to aid in the safe operation of overhead storage bin doors, and introduction of this new product is expected in mid-1998.

     In 1980, the Company introduced the patented KeSet(R) Security System which has since gained acceptance as a cost effective product in the vending industry where protection of money collection is paramount. While many of the product development efforts in the cabinet lock industry are adaptations of existing products in the pin tumbler or disc tumbler product line, products introduced in the past few years include the pin tumbler "Advantage Plus(TM) System" allowing easy removal of the cylinder for re-keying in the field without removing the lock from the original installation. A new patented Snap-in locking system for institutional furniture allows either pin tumbler or disc tumbler keying to be determined after installation, which reduces customer inventories and allows improved delivery speed of their products. In late 1997, the Company commenced customer field testing of an electronic locking system and the product is experiencing good operating results in its original test site.

SALES, MARKETING AND DISTRIBUTION

     CompX(TM) sells components to OEMs and to distributors through a specialized sales force. The majority of the Company's sales is to OEMs, while the balance represents standardized products sold through distribution channels.

     Sales to large OEM customers are made through the efforts of factory-based sales and marketing professionals and engineers working in concert with salaried field salespeople and independent manufacturer's representatives. Manufacturers' representatives are selected based on special skills in certain markets or with current or potential customers. Cabinet locks are sold by a separate network of Company-employed salespeople and manufacturers' representatives as well as factory-based national account managers.


     A significant portion of the Company's cabinet lock sales and a growing portion of ergonomic computer support systems and precision ball bearing drawer slides sales are made through hardware component distributors. The Company also has a significant market share of cabinet lock sales to the locksmith distribution channel. CompX(TM) supports its distributor sales with a line of standardized products used by the largest segments of the marketplace. These products are packaged and merchandised for easy availability and handling by distributors and the end user. Based on the Company's successful STOCK LOCKS(R) inventory program, similar programs have been implemented for distributor sales of ergonomic computer support systems and to some extent precision ball bearing drawer slides. Since their addition to the Company's distributor product line in 1992, sales of these products to the distributor market have grown to represent approximately 10% of combined ergonomic computer support systems and precision ball bearing drawer slide net sales to the United States.


     To afford a competitive advantage to the Company as well as to customers, ergonomic computer support system and precision ball bearing drawer slides are delivered primarily by means of a Company-owned tractor/trailer fleet. This satellite-monitored fleet improves the timely and economic delivery of products to customers. Another important economic advantage to the Company's customers of an in-house trucking fleet is that it allows the shipment of many products in returnable metal baskets (in lieu of corrugated paper cartons), which avoids both the environmental and economic burden of disposal.

     The Company does not believe it is dependent upon one or a few customers, the loss of which would have a material adverse effect on its component products operations. The ten largest customers accounted for about one-third of component products sales in each of the past three years, with the largest customer less than 10% in each year. In 1996, five of the ten largest customers were located in the United States with four located in Canada. Of such customers, all were primarily purchasers of slides and ergonomic computer support system components.

ACQUISITION STRATEGY

     In addition to pursuing internal growth opportunities, the Company intends to grow through acquisitions. The markets in which the Company competes have a large number of relatively small regional manufacturers and consequently offer potential consolidation opportunities. The Company seeks acquisitions that complement its existing product lines, provide access to new market segments or expand the offering of proprietary products. The Company believes that it has been able to achieve synergies from acquisitions through economies of scale in purchasing, manufacturing, marketing and distribution and through the application of the Company's manufacturing and management skills.


     Since 1990, the Company has utilized cash flow from operations to complete two acquisitions. In 1992 the Company acquired in a bankruptcy liquidation the assets of a Canadian manufacturer of precision ball bearing drawer slides and cabinet locks for $1.2 million. At the time of acquisition the operations had sales of approximately $2.5 million and operated at break-even operating profit. In 1995 the Company acquired the assets of another Canadian manufacturer of precision ball bearing drawer slides and ergonomic products for $6 million. At the time of acquisition the operations had sales of approximately $5.6 million and operated at a slight operating loss. As a result of integrating these operations into the Company's operations and eliminating unprofitable product lines, the Company believes these operations currently contribute approximately $8 million in net sales and $2 million in operating income annually.



     On March 3, 1998, the Company completed the Fort Lock Acquisition for an aggregate purchase price of approximately $32.9 million. See "Recent Developments" and "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


MANUFACTURING AND OPERATIONS

     CompX(TM) operates three manufacturing facilities which it owns and leases one facility as a distribution center. The following table sets forth the location, size and general product types produced for each of these facilities.

          FACILITY NAME                 LOCATION             SIZE              PRODUCTS PRODUCED
          -------------                 --------             ----              -----------------
                                                         (SQUARE FEET)
Manitou..........................  Kitchener, Ontario       208,200       Ergonomic products, slides
Trillium.........................  Kitchener, Ontario       116,000       Ergonomic products, slides
Mauldin..........................  Mauldin, SC              159,200       Locks
Distribution Center..............  Chino, CA                  6,000       Product Distribution

     The Manitou and Mauldin facilities are ISO-9001 registered. ISO-9001 registration of the Trillium facility is anticipated in 1998. The Company believes that all its facilities are well maintained and satisfactory for their intended purposes.

     The Company's facilities currently operate approximately two shifts per day, five to six days per week.


     CompX(TM) has focused on its operating cost structure and timely capital investment in equipment and processes. This investment has allowed the Company to reduce lead times to its customers and to implement "just-in-time" production methods to improve inventory turns. For example, the Company has reduced the lead time for STOCK LOCKS(R) shipments from two weeks to 48 hours through investments that focus on enhancing automation and management information systems. With the recently installed information systems upgrades, CompX(TM) has fully integrated all stages of manufacturing process information.

     Continued investment in automation should allow the Company to remain price competitive in the marketplace and should also ensure consistent quality of the products being produced. As speed of delivery continues to gain importance with all OEM customers, automation provides production speed and the flexibility to quickly react to sudden changes in customer demand.

RAW MATERIALS

     Coiled steel is the major raw material used in the manufacture of precision ball bearing drawer slides and ergonomic computer support systems. Plastic resins for injection molded plastics are also an integral material for ergonomic computer support systems. Purchased components, including zinc castings, are the principal raw materials used in the manufacture of medium-security cabinet locks. These raw materials are purchased from several suppliers and readily available from numerous sources.

     The Company occasionally enters into raw material arrangements to mitigate the short-term impact of future increases in raw material costs. While these arrangements do not commit the Company to a minimum volume of purchases, they generally provide for stated unit prices based upon achievement of specified volume purchase levels. This allows the Company to stabilize raw material purchase prices provided the specified minimum monthly purchase quantities are met. The Company currently anticipates entering into such arrangements for zinc, coiled steel and plastic resins for 1998 and does not anticipate significant changes in cost of these materials from their current levels. Materials purchased on the spot market are sometimes subject to unanticipated and sudden price increases. Due to the competitive nature of the markets served by the Company's products, it is often difficult to recover such increases in raw material costs through increased product selling prices and consequently overall operating margins can be affected by such raw material cost pressures.

COMPETITION

     The office furniture market is highly competitive. Suppliers to office furniture OEMs compete on the basis of (i) product design, including ergonomic and aesthetic factors, (ii) product quality and durability, (iii) price (primarily in the middle and budget segments), (iv) on-time delivery and (v) service and technical support. The Company focuses its efforts on the middle- and high-end segments of the market, where product design, quality and durability are placed at a premium.

     The cabinet lock market is also highly competitive. This market is highly fragmented with a number of small- to medium-sized manufacturers that supply the market. Cabinet lock manufacturers compete on the basis of (i) product design,
(ii) custom engineering capability, (iii) price and (iv) order fulfillment lead times.

     The Company believes it derives a significant competitive advantage as a result of its focus on (i) a collaborative approach to product design and engineering, (ii) increased manufacturing and assembly automation and (iii) implementation of distribution programs that reduce order fulfillment times.

     The Company competes in its ergonomic computer support systems with a small number of manufacturers that compete primarily on the basis of product quality and features. The Company competes in the precision ball bearing drawer slide market with one large manufacturer and a number of smaller manufacturers that compete primarily on the basis of product quality and price. The Company's medium-security cabinet locks compete with a variety of relatively small competitors, which makes significant price increases difficult.


     Certain of the Company's competitors may have greater financial, marketing, manufacturing and technical resources than those of the Company. Although the Company believes that it has been able to compete successfully in its markets to date, there can be no assurance that it will be able to continue to do so in the future. See "Risk Factors -- Highly Competitive Industry."


PATENTS AND TRADEMARKS

     CompX(TM) holds a number of patents relating to its component products operations, none of which by itself is considered significant, and owns a number of trademarks, including National Cabinet Lock(R), STOCK

LOCKS(R) and Fort Lock Corp.(R), Fortronics(R) and Waterloo Furniture Components Limited(R), which the Company believes are well recognized in the component products industry.


ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes ("Environmental Laws"). The Company's operations also are subject to federal, state, local and foreign laws and regulations relating to worker health and safety. The Company believes that it is in substantial compliance with all such laws and regulations. The costs of maintaining compliance with such laws and regulations has not significantly impacted the Company to date, and the Company has no significant planned costs or expenses relating to such matters. There can be no assurance, however, that compliance with future Environmental Laws or with future laws and regulations governing worker health and safety will not require the Company to incur significant additional expenditures, or that such additional costs would not have a material adverse effect on the Company's business, results of operations, or financial condition.

EMPLOYEES

     As of December 31, 1997, the Company employed approximately 950 employees, including 270 in the United States and 680 in Canada. Approximately 80% of the Company's employees in Canada are represented by the United Steel Workers of America labor union. The Company's collective bargaining agreement with such union expires in January 2000. The Company believes that its labor relations are satisfactory.

LEGAL PROCEEDINGS

     The Company is involved, from time to time, in various environmental, contractual, product liability and other claims and disputes incidental to its business. Currently no environmental or other material litigation is pending or, to the knowledge of the Company, threatened. The Company currently believes that the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL


     Set forth below is certain information (ages as of March 3, 1998) relating to the current directors, executive officers and key personnel of the Company.



           NAME              AGE                           POSITION(S)
           ----              ---                           -----------
Joseph S. Compofelice......  48    Chief Executive Officer and Chairman of the Board
David A. Bowers............  60    President and Director
Glenn R. Simmons...........  70    Director
Robert W. Singer...........  61    Director
Edward J. Hardin...........  55    Director
Paul M. Bass, Jr...........  62    Director
Ronald J. Simmons..........  59    Vice President; President, Waterloo Furniture Components
                                   Limited
Neil W. Poag...............  57    Vice President -- Finance, Waterloo Furniture Components
                                   Limited
Robert J. Ward.............  45    Vice President -- Manufacturing, Waterloo Furniture
                                   Components Limited
David A. Carter............  43    Vice President -- Sales & Marketing, Waterloo Furniture
                                   Components Limited
Scott C. James.............  32    Vice President -- Sales & Marketing, National Cabinet Lock
Emory E. Hodges............  35    Vice President -- Operations, National Cabinet Lock
J. Mark Hollingsworth......  46    General Counsel
Bobby D. O'Brien...........  40    Vice President and Treasurer
William J. Lindquist.......  40    Vice President and Tax Director
Steven L. Watson...........  47    Vice President and Secretary



     JOSEPH S. COMPOFELICE has served as Chief Executive Officer and Chairman of the Board since February 13, 1998 and prior to that as Executive Vice President and director of the Company since December 1997. Mr. Compofelice has also served as Executive Vice President of Valhi since 1994, a director of NL Industries, Inc. ("NL"), Valhi's majority-owned titanium dioxide pigments subsidiary since 1995 and, except for a period during 1996, a director of Titanium Metals Corporation ("TIMET"), Tremont Corporation's 30% owned principal operating affiliate, since 1994. Tremont, a less than majority-owned affiliate of Contran, is a holding company engaged in the titanium metals and chemicals industries. Until February 1998, Mr. Compofelice had also served as Vice President and Chief Financial Officer of NL and Tremont since 1994, and since 1996 as Vice President and Chief Financial Officer of TIMET. From prior to 1993 to 1994, Mr. Compofelice was the Vice President and Chief Financial Officer of Baroid Corporation, a company engaged in the petroleum services industry that Dresser Industries, Inc. acquired in 1994. Mr. Compofelice has served as an executive officer or director of various companies related to Valhi and Contran since 1988.



     DAVID A. BOWERS has served as President and a director of the Company since the Company's formation in 1993 and as Chief Executive Officer until February 1998. Mr. Bowers has been employed by the Company and its predecessors since 1960 in various sales, marketing and executive positions, having been named President of the Company's cabinet lock and related segments in 1979. Mr. Bowers is a trustee and Chairman of the Board of Monmouth College, Monmouth, Illinois.



     GLENN R. SIMMONS has served as Chairman of the Board since the Company's formation in 1993 until February 1998 and as director since February 1998. Mr. Simmons is also a member of the Company's Management Development and Compensation Committee. Mr. Simmons has served as a director of Valhi or certain of Valhi's predecessors since 1980. Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company, since prior to 1993. Mr. Simmons' positions also include: director of NL; Vice Chairman of the Board and a director of Valcor; Chairman of the Board and a director of Contran's less-than-majority-owned affiliate, Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company; and a director of Tremont. Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969. Mr. Simmons is the brother of Harold C. Simmons.


     ROBERT W. SINGER has served as a director of the Company since the Company's formation in 1993. Mr. Singer has served as Vice President of Valhi and Contran since prior to 1993. Mr. Singer has also served as President and Chief Operating Officer of Keystone since prior to 1993 to February 1997 and as Chief Executive Officer of Keystone since February 1997. Mr. Singer has served as an executive officer or director of various companies related to Valhi and Contran since 1982.


     EDWARD J. HARDIN has served as a director of the Company since December 1997 and is chairman of the Company's Audit Committee and a member of the Company's Management Development and Compensation Committee. Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976. Mr. Hardin is a director of Westrup, Inc. (seed processing machinery) and also serves as Chairman of the Board of the Harvard Center for the Study of World Religions.



     PAUL M. BASS, JR. has been a director of the Company since December 1997 and is a member of the Audit Committee and chairman of the Company's Management Development and Compensation Committee. Mr. Bass also serves as a director of Keystone. Mr. Bass's principal occupation for the past five years has been to serve as Vice Chairman of First Southwest Company, a privately owned investment banking firm. Mr. Bass is also Chairman of Richman Gordman Half Price Stores, Inc., Chairman of MorAmerica Private Equities Company, a director and chairman of the Audit Committee of California Federal Bank, a director and member of the executive committee of Source Services, Inc. and a director of Jayhawk Acceptance Corp. Mr. Bass is currently serving as a member of the executive committee of Zale Lipshy University Hospital and as Chairman of the Board of Trustees of Southwestern Medical Foundation.


     RONALD J. SIMMONS has served as a Vice President of the Company since December 1997 and has also served as President of the Company's wholly owned subsidiary, Waterloo Furniture Components Limited, since prior to 1993. Before joining the Company, he held senior positions with Canadian General Electric, The Molsons Companies, and Emco, Limited, a division of Masco Limited. Mr. Simmons also serves on the boards of Schneider Corporation, a Canadian food processor, and ACS Limited, a manufacturer of components for OEM and aftermarket off road vehicles.


     NEIL W. POAG has served as Vice President -- Finance of Waterloo Furniture Components Limited since 1995. Mr. Poag has also served as Vice
President -- Controller of Waterloo Furniture Components Limited from 1985 to 1995 and as Controller of Waterloo Furniture Components Limited from 1980 to 1985.


     ROBERT J. WARD has served as Vice President -- Manufacturing of Waterloo Furniture Components Limited since 1996. Mr. Ward has also served as Manager, Engineering of Waterloo Furniture Components Limited from 1989 to 1996. From the time he joined Waterloo Furniture Components Limited in 1986 as the Plant Engineer to 1989, Mr. Ward has served in various other managerial positions with Waterloo Furniture Components Limited.

     DAVID A. CARTER has served as Vice President -- Sales & Marketing of Waterloo Furniture Components Limited since 1995. From 1991 to 1995 Mr. Carter served as Director of Marketing for Waterloo Furniture Components Limited. Immediately prior to Mr. Carter's joining the Company, he was the Vice President of Marketing for Delta Faucet (Canada) Limited and prior to that he was the Director of Marketing for Emco Limited, a Canadian division of Masco Limited.

     SCOTT C. JAMES has served as Vice President -- Sales & Marketing, National Cabinet Lock division, of the Company since 1994. Mr. James has also served as National Accounts Manager of the National Cabinet Lock division from the time he joined the Company in 1992 to 1994. Prior to joining the Company, Mr. James was a Branch Sales Manager of Global Life and Accident Insurance Company.


     EMORY E. HODGES has served as Vice President -- Operations, National Cabinet Lock division, of the Company since he joined the Company in 1994. Mr. Hodges joined Michelin Americas Research and Development Corporation in 1984 and was an Engineering Supervisor from 1989 to the time he joined the Company in 1994.

     J. MARK HOLLINGSWORTH has served as General Counsel of the Company since June 1996 and Senior or Legal Counsel to the Company since its formation. Mr. Hollingsworth has also served as General Counsel of Valhi and Contran since 1996. From prior to 1993 to 1996, Mr. Hollingsworth served as Senior or Legal Counsel for Valhi and Contran. Mr. Hollingsworth has served as legal counsel of various companies related to Valhi and Contran since 1983.

     BOBBY D. O'BRIEN has served as Vice President and Treasurer of the Company since June 1997. Mr. O'Brien has also served as Vice President of Valhi and Contran since October 1996 and Treasurer of Valhi since May 1997 and Contran since June 1997. Since 1993, Mr. O'Brien has served as Treasurer, Vice President -- Finance or Vice President of Medite Corporation, a wholly owned subsidiary of Valcor that operated Valhi's former buildings products business. From 1988 to 1994, Mr. O'Brien served as Assistant Controller of Valhi and Contran. Mr. O'Brien has served in financial and accounting positions with various companies related to Valhi and Contran since 1988.

     WILLIAM J. LINDQUIST has served as Vice President and Tax Director of the Company since 1994. Mr. Lindquist has also served as Vice President and Tax Director of Valhi and Contran since prior to 1993. Mr. Lindquist has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

     STEVEN L. WATSON has served as Vice President and Secretary of the Company since its formation. Mr. Watson has also served as Vice President and Secretary of Valhi and Contran since prior to 1993. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

     Each of the above-named directors of CompX(TM) serves until the next annual meeting of the stockholders of the Company or until their respective earlier removal or resignation. Each of the above-named officers of CompX(TM) serves at the pleasure of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has established an audit committee (the "Audit Committee") and a Management Development and Compensation Committee (the "MD&C Committee"). The Company does not have a nominating committee.


     The Audit Committee is comprised of Mr. Bass and Mr. Hardin, who serves as chairman. The principal responsibilities of the Audit Committee are to review the selection of the Company's independent auditors and to make its recommendation with respect to such selection to the Board of Directors; to review with the independent auditors the scope and results of the annual auditing engagement, the procedures for internal auditing, the system of internal accounting controls and internal audit results; and to direct and supervise special audit inquiries. The Audit Committee will convene when deemed appropriate or necessary by its members.


     The MD&C Committee is comprised of Mr. Hardin, Mr. Bass, who serves as chairman, and Mr. Glenn R. Simmons. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation, including making recommendations to the Board of Directors regarding compensation matters involving the Chief Executive Officer; to review and approve grants of stock options and other awards under the Incentive Plan; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The MD&C Committee will convene when deemed appropriate or necessary by its members.


COMPENSATION OF DIRECTORS

     Directors of the Company who are not employees of the Company will receive an annual retainer of $12,000, payable in quarterly installments, plus a fee of $750 per day for attendance at meetings and at a daily rate for other services rendered on behalf of the Board of Directors or committees thereof. In addition, directors who are members of the Audit Committee or the MD&C Committee will receive an annual retainer of $1,000, paid quarterly in installments, for each committee on which they serve. Directors are reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors or its committees. Directors are also eligible for awards under the Incentive Plan.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS


     Summary Compensation Table. The Summary Compensation Table below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of the Company's then Chief Executive Officer and the four other most highly compensated individuals in 1997 for services rendered to the Company (the "named executive officers").


                         SUMMARY COMPENSATION TABLE(A)


                                                         ANNUAL COMPENSATION
                                                         --------------------       ALL OTHER
          NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS      COMPENSATION(B)
          ---------------------------            ----    --------    --------    ---------------
David A. Bowers................................  1997    $147,000    $125,000        $20,500
  President and Chief Executive Officer
Ronald J. Simmons..............................  1997     117,753      86,667          4,638
  Vice President; President -- Waterloo
  Furniture Components Limited
Emory E. Hodges................................  1997      80,028      27,113         13,667
  Vice President -- Operations -- National
  Cabinet Lock
Scott C. James.................................  1997      83,200      36,508         16,164
  Vice President -- Sales and
  Marketing -- National Cabinet Lock
Neil W. Poag...................................  1997      65,428      37,752          3,611
  Vice President -- Finance -- Waterloo
  Furniture Components Limited


---------------

(a) Columns required by the rules and regulations of the Securities and Exchange Commission (the "Commission") that contain no entries have been omitted.

(b) These amounts represent contributions the Company made to certain of the Company's defined contribution plans.

     The Company, Valhi, Contran and certain related corporations have entered into certain intercorporate services agreements between each other (collectively, the "ISAs"). Pursuant to each ISA, the parties to the ISA agreed to render certain services to the other in exchange for agreed upon fees and reimbursements of costs, including executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services. See also "Certain Relationships and Related Transactions."


     Messrs. Glenn Simmons, Singer, Hollingsworth, O'Brien, Lindquist and Watson render and Mr. Compofelice has rendered services to the Company under the ISAs and receive and has received, respectively, their compensation from affiliated companies that employ them. No employer of an executive officer of the Company who rendered services in 1997 to the Company under the ISAs received fees in excess of $100,000 from the Company attributable to such officer's services.


     It has been Valhi's policy to award certain key employees of the Company shares of restricted Valhi common stock or grant options to purchase Valhi common stock under the terms of Valhi's stock option plans. After the Offering, Valhi does not intend to continue this policy.

     The following table provides information with respect to the named executive officers concerning the exercise of Valhi options during 1997 and the value of unexercised options to acquire Valhi common stock held as of December 31, 1997. No Valhi stock was awarded nor were options to purchase Valhi stock granted to the named executive officers during 1997.


    AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES


                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                  UNDERLYING UNEXPIRED              IN-THE-MONEY
                            ACQUIRED                      OPTIONS AT                  OPTIONS/SARS AT
                               ON                    DECEMBER 31, 1997 (#)        DECEMBER 31, 1997(A)(B)
                            EXERCISE    VALUE     ---------------------------   ---------------------------
           NAME               (#)      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             --------   --------   -----------   -------------   -----------   -------------
David A. Bowers...........    38,000   $113,550     43,000         29,000        $102,048        $66,578
Ronald J. Simmons.........        --         --     20,000         10,000          51,383         20,715
Emory E. Hodges...........        --         --      4,000          6,000           5,750          8,625
Scott C. James............     7,000     17,748         --          8,000              --         14,670
Neil W. Poag..............        --         --      5,000          5,000          13,998         10,358


---------------

(a) The aggregate amount represents the difference between the exercise price of the individual stock options and Valhi's $9.4375 per share closing price as of December 31, 1997 as reported on the NYSE composite tape.

(b) Pursuant to an agreement between the Company and Valhi, Valhi receives the full market value on the date of exercise of any Valhi common stock issued to such person pursuant to the exercise of stock options granted to such person. The employee pays Valhi the exercise price and the Company pays Valhi the difference between the market value and the exercise price.


     On February 13, 1998 Mr. Compofelice was appointed by the Company's Board of Directors as Chairman of the Board and Chief Executive Officer. In connection with such appointments, Mr. Compofelice will be awarded 100,000 shares of Class A Common Stock under the Incentive Plan subject to successful completion of the Offering. Mr. Compofelice also will be granted, upon consummation of the Offering, a non-qualified stock option under the Incentive Plan to purchase 100,000 shares of Class A Common Stock at an exercise price equal to the price to the public of the Class A Common Stock in the Offering. Mr. Compofelice's annual compensation will consist of a base salary of $500,000 and an annual bonus, based upon achievement of certain board-approved objectives, ranging from 50 percent to 150 percent of Mr. Compofelice's base salary.



     In connection with the above appointments, the Company's Board of Directors approved the form of an executive severance agreement (the "Severance Agreement") with Mr. Compofelice that provides that Mr. Compofelice's employment with the Company may be terminated at any time by action of the Company's Board of Directors. The Severance Agreement also provides that the following payments shall be made to Mr. Compofelice in the event Mr. Compofelice's employment with the Company is terminated by the Company without cause (as defined in the Severance Agreement) or Mr. Compofelice terminates his employment with the Company for good reason (as defined in the Severance Agreement): (i) the greater of two times the aggregate of Mr. Compofelice's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or two times Mr. Compofelice's annual base salary plus actual bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or the Company's Class A Common Stock equal to the fair market value of outstanding Company stock options granted to Mr. Compofelice in excess of the exercise price and unvested Company restricted stock awarded to Mr. Compofelice; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Mr. Compofelice's account under the Company's Savings Plan (as defined) for a period of two years; (v) an amount equal to the vested and unvested portions of Mr. Compofelice's account under the Supplemental Retirement Plans (as defined), if any; and (vi) certain other benefits. The Severance Agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Mr. Compofelice agree otherwise in writing.

INCENTIVE COMPENSATION PLAN


     The Company has adopted the CompX(TM) International Inc. 1997 Long-Term Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its parent and subsidiary corporations. The Incentive Plan provides for awards or grants of stock options, stock appreciation rights, performance grants and other awards deemed by the administrator of the Incentive Plan to be consistent with the purposes of the Incentive Plan (collectively, "Awards"). Under the Incentive Plan, key individuals employed by, or performing services for, the Company or its parent or subsidiary corporations are eligible to receive Awards. A person who is eligible to receive an Award may be a nonemployee director or some other person who is not employed by the Company. The Board of Directors will initially administer the Incentive Plan. The administrator of the Incentive Plan determines the eligible persons to whom it grants Awards and the type, size and terms of such Awards. The Company has reserved for issuance a maximum of 1,500,000 shares of Class A Common Stock for Awards under the Incentive Plan, subject to certain adjustments. A stock option awarded under the Incentive Plan may be an incentive stock option or non-qualified stock option and the term of such stock option cannot exceed ten years. Awards may be granted in conjunction with other Awards. Concurrent with the Offering, the Company granted options to certain employees and directors of the Company and Valhi to purchase an aggregate of 440,000 shares of the Company's Class A Common Stock (including an option to purchase 100,000 shares granted to Mr. Compofelice) at an exercise price equal to the initial public offering price.



     Upon completion of the Offering, five of the Company's officers and directors will be awarded an aggregate of 164,880 shares of Class A Common Stock under the Incentive Plan for their services in connection with the Offering, including 100,000 shares to be awarded to Mr. Compofelice. The Company will value all such Class A shares awarded (the "Management Shares") at the public offering price, and the aggregate value of such Class A shares will be approximately $3.3 million. The Company will recognize a charge, at the time of the completion of the Offering, equal to the aggregate value of the Class A shares awarded.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Board of Directors did not have a compensation committee and David A. Bowers, Glenn R. Simmons and Robert W. Singer comprised the entire Board of Directors of the Company when the Board of Directors deliberated on executive officer compensation. Messrs. Glenn Simmons, Bowers and Singer were the Company's Chairman of the Board, President and Chief Executive Officer and Vice President, respectively. During 1997, Mr. Glenn Simmons and Mr. Singer also served as executive officers of Valhi, Keystone and Contran and Mr. Glenn Simmons served as a director of Valhi, Keystone and Contran.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Relationships with Related Parties. As set forth under the caption "Security Ownership in the Company and its Affiliates," Mr. Harold C. Simmons, through Valcor, Valhi and Contran, may be deemed to control the Company. Mr. Glenn R. Simmons, a director of the Company, is the brother of Mr. Harold C. Simmons. Mr. Glenn R. Simmons and Mr. Singer are also directors of the Company's parent company, Valcor, and of certain affiliates of the Company and Valcor. See "Management -- Directors, Executive Officers and Key Personnel." Corporations that may be deemed to be controlled by or affiliated with Mr. Harold C. Simmons, including the Company, sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.



     Although no specific procedures are in place that govern the treatment of transactions among the Company and Contran, Valhi or other affiliated companies, the Board of Directors of each of such publicly held companies includes one or more members who are not officers or directors of any entity that may be deemed to be related to the Company. Additionally, under applicable law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.


     The Company understands that Valhi and related entities may consider acquiring or disposing of shares of Class A Common Stock through open-market or privately negotiated transactions depending upon future developments including, but not limited to, the availability and alternative uses of funds, the performance of the Class A Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors. The Company does not presently intend, and understands that Valhi does not presently intend, to engage in any transaction or series of transactions that would result in the Class A Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties. In the Company's opinion, the terms all of such transactions to which the Company has been a party in the past are not materially different from those that would have been entered into with unrelated parties.

     Loans and Advances. From time to time the Company makes advances to and borrows from Valcor, Valhi and other related parties pursuant to term and demand loans. Such loans and advances are made principally for cash management purposes. During 1994, the net borrowings of the Company from Valcor were $250,000, which was repaid in 1995. During 1996 and 1997, the Company neither borrowed money from nor loaned money to any related party, except with respect to the Valcor Note. Interest expense with respect to the Valcor Note was $164,000 in 1997. See "Recent Developments."

     Contractual Arrangements. The ISA between the Company and Valhi (the "Valhi ISA") provides that Valhi will render or provide certain management, financial, and administrative services to the Company on a fee basis. Such fees are based upon estimates of time devoted to the affairs of the Company by individual Valhi employees and the salaries of such persons. The Company paid fees to Valhi for services rendered under the Valhi ISA of $284,000, $300,000 and $260,000 in 1995, 1996 and 1997, respectively. The Valhi ISA is an annual agreement and may be extended on a quarter-to-quarter basis, subject to termination by advance notice by either party and amendment by mutual agreement. Net charges from related parties for services provided in the ordinary course of business, principally "pass-through" insurance charges for insuring other risks, aggregated $152,000 in 1995, $149,000 in 1996, and $208,000 in 1997. These fees and charges are principally pass-through in nature and, in the Company's opinion, are reasonable and not materially different from those that would have been incurred with unrelated parties.


     Certain employees of the Company have been awarded shares of restricted Valhi common stock or granted options to purchase Valhi common stock under the terms of Valhi's stock option plans. The Company will reimburse Valhi for the cost of shares of restricted Valhi common stock awarded to employees of the Company as of the time the restrictions on such shares lapse, based on the market value of Valhi common stock on such date. With respect to options to acquire Valhi common stock granted to employees of the Company, the Company will reimburse Valhi for the difference between the option exercise price and the market price of Valhi common stock at the time of exercise. As of December 31, 1997, employees of the Company held options to acquire 204,000 shares of Valhi common stock at exercise prices ranging from $4.76 per share to $14.66 per share. All shares of restricted stock previously granted had vested at December 31, 1996. The Company has recorded an expense (credit) of ($6,000) in 1995, $12,000 in 1996 and $472,000 in 1997 in connection with the grant of Valhi restricted stock and stock options. To the extent employees of the Company continue to have options outstanding to purchase Valhi common stock, future changes in the market price of Valhi common stock will result in additional expense or credits to the Company's operating results.


     The Company, Valcor and Valhi are members of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). The policy for intercompany allocation of federal income taxes provides that subsidiaries included in the Contran Tax Group provide for federal income taxes on a separate company basis. Subsidiaries of Valcor make payments to, or receive payments from, Valcor in the amount they would have paid to or received from the Internal Revenue Service had they not been members of the Contran Tax Group. The separate company provisions and payments are computed using the tax elections made by Contran. The Company and Valcor have entered into a tax sharing agreement (the "Tax Sharing Agreement") that provides for the allocation of tax liabilities and tax payments as described above. For all periods presented, the Company is a member of the Contran Tax Group. The Company is jointly and severally liable for the federal income tax of Contran and the other companies included in the Contran Tax Group for all periods in which the Company is included in the Contran Tax Group. Valcor and Valhi have agreed, however, to indemnify the Company for any liability for income taxes of the Contran Tax Group in excess of the Company's tax liability computed in accordance with the Tax Sharing Agreement. Upon consummation of the Offering, the Company will become a separate United States taxpayer and will no longer be a member of the Contran Tax Group.



     Certain Litigation. In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339) in connection with Tremont's agreement to purchase 7.8 million NL common shares from Valhi. In addition to Tremont and Valhi, the complaint names as defendants the members of Tremont's board of directors at the time, which included Mr. Glenn R. Simmons. The complaint alleges, among other things, that Tremont's purchase of the NL shares constitutes a waste of Tremont's assets and that Tremont's board of directors breached its fiduciary duty to Tremont's public stockholders and seeks, among other things, to rescind Tremont's consummation of the purchase of the NL shares and award damages to Tremont for injuries allegedly suffered as a result of the defendants' wrongful conduct. In March 1996, the trial court ruled in favor of the defendants, and concluded that Tremont's purchase did not constitute an overreaching of Tremont by its controlling stockholder (Valhi), that Tremont's purchase price for the NL shares was fair and that in all other respects the transaction was fair to Tremont. In June 1996, the plaintiffs filed an appeal with the Delaware Supreme Court. A hearing before a three-judge panel of the Delaware Supreme Court was held in December 1996, and an en banc hearing before the full Supreme Court was held in February 1997. In June 1997, the Delaware Supreme Court en banc reversed the trial court ruling and remanded the matter to the lower court for further proceedings. The Supreme Court held, in part, that the trial court had erred in placing the burden of proof on the plaintiffs and remanded the matter so that the trial court could determine whether the defendants had demonstrated the entire fairness of the transaction. In October 1997, oral arguments upon remand were heard and since then the judge has requested additional testimony. On

February 4, 1998 Valhi reached an agreement in principal to settle this matter. Under a stipulation of settlement dated March 5, 1998 relating to Kahn, Valhi has agreed to transfer to Tremont 1.2 million shares of NL common stock, subject to adjustment depending on the average sales price of such shares during a fifteen trading day period ending five trading days prior to the closing, up to a maximum of 1.4 million shares and down to a minimum of 1 million shares. Valhi has the option, in lieu of transferring such shares, to transfer cash or cash equivalents equal to the product of such average sales price and the number of shares that would otherwise have been transferred to Tremont. The Company understands that Valhi has not yet decided whether it will transfer shares or cash pursuant to the terms of this stipulation of settlement. The stipulation of settlement is subject to the approval of the court in which the case is pending and the expiration of any appellate proceedings. If so approved, the transfer of shares or cash is expected to occur in the second or third quarter of 1998.



     In September 1996, a complaint was filed in the Superior Court of New Jersey, Bergen County, Chancery Division (Frank D. Seinfeld v. Harold C. Simmons, et al., No. C-336-96) against Valhi, NL and certain current and former members of NL's board of directors including Mr. Glenn R. Simmons. The complaint, a derivative action on behalf of NL, alleges, among other things, that NL's August 1991 "Dutch auction" tender offer was an unfair and wasteful expenditure of NL's funds. The complaint seeks, among other things, to rescind NL's purchase of approximately 10.9 million shares of NL's common stock from Valhi pursuant to the Dutch auction, and the plaintiff has stated that the damages sought are $149 million. Valhi and the other defendants have answered the complaint and have denied all allegations of wrongdoing. On February 4, 1998 Valhi reached an agreement in principal to settle this matter. Under a stipulation of settlement dated February 26, 1998 relating to Seinfeld, Valhi has agreed to transfer to NL 750,000 shares of NL common stock, subject to adjustment depending on the average sales price of such shares during a fifteen trading day period ending five trading days prior to the closing, up to a maximum of 825,000 million shares and down to a minimum of 675,000 shares. Valhi has the option, in lieu of transferring such shares, to transfer cash or cash equivalents equal to the product of such average sales price and the number of shares that would otherwise have been transferred to NL. The Company understands that Valhi has not yet decided whether it will transfer shares or cash pursuant to the terms of this stipulation of settlement. The stipulation of settlement is subject to the approval of the court in which the case is pending and the expiration of any appellate proceedings. If so approved, the transfer of shares or cash is expected to occur in the second or third quarter of 1998.


     The Company is not a party to any of the litigation matters described above.

              SECURITY OWNERSHIP IN THE COMPANY AND ITS AFFILIATES


     Prior to the Offering, no shares of the Company's Class A Common Stock were outstanding and all of the shares of the Company's Class B Common Stock were held by Valcor, a wholly-owned subsidiary of Valhi.


     As set forth below, Contran holds, directly or through subsidiaries, approximately 93% of the outstanding Valhi common stock. Harold C. Simmons, Chairman of the Board, President and Chief Executive Officer of Valcor, Valhi and Contran, may be deemed to control each of such companies.


     Immediately after completion of the Offering, the only shares of Class A Common Stock that will be outstanding are those shares that will be issued in the Offering (including any shares issued if the Underwriters' over-allotment option is exercised), and approximately 164,880 Management Shares. After completion of the Offering, all of the Company's shares of Class B Common Stock will continue to be held by Valcor. Such shares of Class B Common Stock will represent approximately 65% of the combined voting power (95% for election of directors) of all shares of the Company's Common Stock outstanding (62% and 94%, respectively, if the Underwriters' over-allotment option is exercised in full).

     The following table sets forth as of March 4, 1998, the beneficial ownership, as defined by the regulations of the Commission, of Valhi common stock by (i) each person or group of persons known to the Company to beneficially own more than 5% of the outstanding shares of Valhi common stock,
(ii) each director of the Company, (iii) each named executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as set forth below, no securities of the Company's parent companies or subsidiary companies are beneficially owned by any director or named executive officer of the Company. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company.



                                                                       VALHI COMMON STOCK
                                                             ---------------------------------------
                                                              AMOUNT AND NATURE OF
                                                                   BENEFICIAL             PERCENT OF
                 NAME OF BENEFICIAL OWNER                         OWNERSHIP(A)             CLASS(B)
                 ------------------------                    ----------------------       ----------
Contran Corporation and subsidiaries:
  Contran Corporation(c)...................................           8,884,458(d)(e)         7.8%
  National City Lines, Inc.(c).............................          11,491,009(d)           10.0%
  Valhi Group, Inc.(c).....................................          85,644,496(d)           74.8%
Paul M. Bass, Jr...........................................               7,000              *
David A. Bowers............................................              41,000(f)           *
Joseph S. Compofelice......................................              40,000(f)(g)        *
Edward J. Hardin...........................................                  --              *
Glenn R. Simmons...........................................             425,533(f)(h)        *
Robert W. Singer...........................................              34,015(i)           *
Ronald J. Simmons..........................................              22,000(f)           *
Emory E. Hodges............................................               4,000(f)           *
Scott C. James.............................................               1,000(f)           *
Neil W. Poag...............................................              16,500(f)           *
All directors and executive officers as a group (16
  persons).................................................           1,160,396(f)            1.0%


---------------

 *   Less than 1%.

(a)  All beneficial ownership is sole and direct unless otherwise noted.


(b) The above table is based on 114,496,014 shares of Valhi common stock outstanding as of March 4, 1998. For purposes of calculating the outstanding shares of Valhi common stock as of March 4, 1998, 1,186,200 shares of Valhi common stock held by NL, a majority owned subsidiary of Valhi, and 1,000,000 shares of Valhi common stock held by Valmont Insurance Company, a wholly owned subsidiary of Valhi, are excluded from the amount of Valhi common stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.


(c) The business address of Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.


(d) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Together, National, NOA and Dixie Holding may be deemed to control VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National and together may be deemed to control National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA and together may be deemed to control NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding and may be deemed to control Dixie Holding. Contran is the direct holder of approximately 88.8% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively, and may be deemed to control Southwest and Dixie Rice.


     Mr. Harold C. Simmons is Chairman of the Board, President and Chief Executive Officer of Valhi, VGI, National, NOA, Dixie Holding and Contran. Mr. Simmons is also Chairman of the Board and Chief Executive Officer of Dixie Rice and Southwest.

     Substantially all of Contran's outstanding voting stock is held by trusts (collectively, the "Trusts") established for the benefit of certain of Mr. Harold C. Simmons' children and grandchildren, of which Mr. Simmons is the sole trustee. As the sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held directly by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of such shares.


     The Combined Master Retirement Trust (the "CMRT") directly holds approximately 0.1% of the outstanding shares of Valhi common stock. The CMRT is a trust formed by the Company to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by the Company and related companies. Mr. Simmons is the sole trustee of the CMRT and the sole member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT. Mr. Simmons, however, disclaims beneficial ownership of any shares held by the CMRT, except to the extent of his vested beneficial interest therein.

     Mr. Simmons' spouse directly owns 77,000 shares of Valhi common stock, with respect to all of which Mr. Simmons disclaims beneficial ownership. Mr. Simmons also directly owns 3,383 shares of Valhi common stock.

     By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities.

     The Company understands that NL and Valmont Insurance Company ("Valmont") directly hold 1,186,200 shares and 1,000,000 shares of Valhi common stock, respectively. Valhi is the direct holder of approximately 58.3% of the outstanding common stock of NL. Valhi is also the direct holder of 100% of the outstanding common stock of Valmont. The Company further understands that, pursuant to Delaware law, Valhi treats the shares of Valhi common stock that Valmont and NL hold directly as treasury stock for voting purposes. For the purposes of this prospectus, the shares of Valhi common stock that Valmont and NL hold directly are not deemed outstanding.


     Although the Company was not a party to the action, the Company was aware that a lawsuit captioned In re: The Harold C. Simmons Family Trust No. 1 (No. 96-306-P) was pending in the Probate Court of Dallas County, Texas. Pleadings filed in the action contained allegations by two of Mr. Harold C. Simmons' four daughters who were among the beneficiaries of the Harold C. Simmons Family Trust No. 1 dated January 1, 1964 ("Family Trust No. 1") and the Harold C. Simmons Family Trust No. 2 dated January 1, 1964 ("Family Trust No. 2" and collectively with Family Trust No. 1, the "Family Trusts") that Mr. Simmons had breached his fiduciary duties as trustee of the Family Trusts. The breaches of fiduciary duty claimed included, among others, allegedly unfair self dealing, allegedly improper charitable contributions and alleged violations of the federal election laws. Pleadings by Mr. Simmons in the action assert that all actions taken by him as trustee were specifically permitted by the terms of the Family Trusts and greatly benefited the Family Trusts and the beneficiaries. The relief sought by the plaintiffs included the removal of Mr. Simmons as trustee of the Family Trusts. Mr. Simmons' other two daughters filed pleadings in the action opposing the relief sought by the plaintiffs. The trial of this matter ended in a mistrial. On February 10, 1998 the court approved a settlement agreement executed by the parties to this matter whereby Mr. Harold C. Simmons remained trustee of the Family Trusts and all claims of the plaintiffs were settled in exchange for certain consideration paid by Family Trust No. 2. Closing of the settlement occurred on February 11, 1998.


(e) The shares of Valhi common stock shown as owned by Contran include 189,400 shares (0.2% of the outstanding Valhi common stock) directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). Boston Safe Deposit and Trust Company serves as trustee of the CDCT No. 2 (the "Trustee"). Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares held by the CDCT No. 2, (ii) retains dispositive power over such shares and
     (iii) may be deemed the indirect beneficial owner of such shares. Mr. Harold C. Simmons disclaims beneficial ownership of any shares of Valhi common stock directly held by the CDCT No. 2, except to the extent of his interests as a beneficiary of the CDCT No. 2.



(f) The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons, David A. Bowers, Joseph S. Compofelice, Ronald J. Simmons, Emory
     E. Hodges, Scott C. James, Neil W. Poag and all executive officers and directors as a group include 380,000, 29,000, 30,000, 22,000, 4,000, 1,000,
     6,000 and 1,020,000 shares, respectively, that such person or group has the right to acquire upon the exercise within 60 days subsequent to March 4, 1998 of stock options granted pursuant to the Valhi, Inc. 1987 Stock
     Option -- Stock Appreciation Rights Plan, as amended.


(g) The shares of Valhi common stock shown as beneficially owned by Joseph S. Compofelice include 10,000 shares held by Mr. Compofelice and his wife as joint tenants.

(h) The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 3,000 shares held by Mr. Simmons' wife, 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.


(i) The shares of Valhi common stock shown as beneficially owned by Robert W. Singer include 10,000 shares held in a retirement account for his benefit and 5,000 shares held in the individual retirement account of Mr. Singer's wife with respect to all of which Mr. Singer disclaims beneficial ownership.


                              CERTAIN INDEBTEDNESS


     On February 26, 1998, the Company entered into the Revolving Senior Credit Facility. The Revolving Senior Credit Facility is an unsecured five-year revolving facility. Borrowings are available for the Company's general corporate purposes, including potential acquisitions. The following is a summary of the material provisions of the Revolving Senior Credit Facility.



     The Revolving Senior Credit Facility matures in 2003. Borrowings of up to $100 million are available under the Revolving Senior Credit Facility subject to limitation with respect to compliance with certain coverage ratios and covenants as discussed below. The Revolving Senior Credit Facility has no required principal amortization payments prior to maturity absent any uncured event of default, Asset Disposition (as defined) or incurrence of Indebtedness (as defined). Amounts drawn under the Revolving Senior Credit Facility will bear interest, at the Company's option, at either (i) a base rate equal to the higher of (x) the agent bank's prime rate and (y) the federal funds rate plus one-half of one percent ( 1/2%) or (ii) the Eurodollar Rate plus an Applicable Margin (as defined). The Applicable Margin will be a rate between .30% and 1.025% that will fluctuate based on the Company's Ratio of Consolidated Debt (as defined) to Consolidated EBITDA (as defined) for the most recent prior four quarter period.



     The Revolving Senior Credit Facility contains certain covenants and restrictions customary in lending transactions of this type. These covenants include requirements that the Company maintain specified levels of Consolidated Net Worth (as defined), generally limit the payment of dividends to 50% of Consolidated Net Income of the Company (as defined), and require the Company to maintain a ratio of Consolidated Debt (as defined) to Consolidated EBITDA (as defined) for the most recently completed four quarters not to exceed 3.00 to 1.0 and maintain a ratio of Consolidated EBITDA (as defined) for the most recently completed four quarters to Consolidated Interest Expense (as defined) of not less than 4.25 to 1.0.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, of which 20,000,000 shares have been designated as Class A Common Stock and 10,000,000 shares have been designated as Class B Common Stock, and 1,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Effective upon completion of the Offering, 5,364,880 shares of Class A Common Stock will be issued and outstanding (6,144,880 if the Underwriters' over-allotment option is exercised in full), including 164,880 Management Shares, 10,000,000 shares of Class B Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued and outstanding. In addition, approximately 1.3 million shares of Class A Common Stock will be reserved for issuance pursuant to the Incentive Plan and 10,000,000 shares of Class A Common Stock will be reserved for issuance upon conversion of the Class B Common Stock. The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law of the State of Delaware ("DGCL").


COMMON STOCK

     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights with respect to the election of directors and certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock. The number of authorized shares of any class or classes of capital stock of the Company may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock of the Company entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provisions hereinafter enacted.


     Voting Rights. The holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to one vote per share in all matters except the election of directors where such holders are entitled to ten votes per share. Holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by applicable law. Immediately after the Offering, the shares of Class B Common Stock will represent approximately 65% of the combined voting power (95% for election of directors) of all classes of voting stock of the Company (approximately 62% and 94%, respectively, if the Underwriters' over-allotment option is exercised in full).


     The Common Stock does not have cumulative voting rights, which means that holders of the shares of Common Stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected. Since the purchasers of the shares of Class A Common Stock offered hereby will acquire shares entitling them to less than a majority of such votes, such stockholders will be unable to elect a director without the affirmative vote of Valcor.

     Dividends. Each share of Class A Common Stock and Class B Common Stock has an equal and ratable right to receive dividends to be paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors. Delaware law generally requires that dividends be paid only out of the Company's surplus or current net profits in accordance with the DGCL. The Company may not make any dividend or distribution to any holder of any class of Common Stock unless simultaneously with such dividend or distribution the Company makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the Common Stock, is payable in shares of Common Stock, the number of shares of Common Stock payable per share of Common Stock shall be equal in number.

     The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     Conversion and Transfer. Class A Common Stock has no conversion rights. Prior to a "Tax-Free Spin-Off" (as defined below), shares of Class B Common Stock may be freely transferred (i) between members of the Contran Corporation Control Group (as defined below) or (ii) outside the Contran Corporation Control Group (as defined below) in a transaction that is not a "Tax-Free Spin-Off" (as defined below). However, shares of Class B Common Stock transferred to a person who is not a member of the Contran Corporation Control Group (as defined below) in a transaction that is not a "Tax-Free Spin-Off" (as defined below) shall automatically convert into shares of Class A Common Stock as of the date of such transfer. Transfers of Class B Common Stock between members of the Contran Corporation Control Group (as defined below) shall have no effect other than to change the beneficial ownership of such Class B Common Stock. For purposes hereof, a member of the Contran Corporation Control Group shall be Contran Corporation, a Delaware corporation, and any entity included in the affiliated group as defined in sec.1504 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), of which Contran Corporation or its successor is the common parent. For purposes hereof, "Tax-Free Spin-Off" shall mean any transfer effected in connection with a distribution of Class B Common Stock as a spin-off, split-up or split-off to stockholders of a member of the Contran Corporation Control Group intended to be on a tax-free basis under sec.368 of the Code.

     Following a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred as Class B Common Stock, subject to applicable laws; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, the distributing member of the Contran Corporation Control Group, or its successor, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such conversion could adversely affect the ability of the distributing member, or its successor, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a Tax-Free Spin-Off. If such an opinion is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless the distributing member or its successor, as the case may be, delivers to the Company an opinion of counsel reasonably satisfactory to the Company prior to such anniversary that such vote could adversely affect the status of the Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service; if such opinion is so delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that any such conversion would be consummated.

     Prior to a Tax-Free Spin-Off, all shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock if the aggregate number of outstanding shares of Class B Common Stock becomes less than 50% of the aggregate number of outstanding shares of Common Stock.

     Reclassification and Merger. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock will be entitled to receive upon conversion the amount of such other security that the holder would have received if the conversion occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends will be made upon the conversion of any share of Class B Common Stock except if a share is converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date will be entitled to receive the dividend or other distribution payable on such date regardless of the conversion thereof or the Company's default in payment of the dividend due on such date.

     In the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then, and in such event, the shares of each class of Common Stock will be exchanged for or changed into either (l) the same amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged for or changed into, provided such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A

Common Stock and the Class B Common Stock differ as provided in the Company's Restated Certificate of Incorporation or (2) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash or any other property, an amount of stock, securities, cash or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed.

     Liquidation. In the event of the dissolution, liquidation or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors and to the holders of any Preferred Stock of the Company that may be outstanding at the time.

     Other. The holders of shares of Common Stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are, and the shares of Class A Common Stock offered hereby will be, fully paid and nonassessable.


     Prior to the date of this Prospectus, there has been no established public trading market for the Common Stock. The Class A Common Stock has been approved for listing on the NYSE under the symbol "CIX."


PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further stockholder action, to divide any or all shares of authorized Preferred Stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. As of the date of this Prospectus, no shares of Preferred Stock have been issued and the Board of Directors of the Company had not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The provisions of Section 203 ("Section 203") of the DGCL do not apply to the Company. Such provisions, if they were to apply to the Company, would restrict the Company's ability to enter into business combinations with certain stockholders of the Company and would render an unsolicited takeover attempt of the Company more difficult.

     Any action required to be taken at any annual or special meeting of the Company's stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of the minimum number of stockholders necessary to authorize such action.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

TRANSFER AGENT AND REGISTRAR

     Harris Trust and Savings Bank will act as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 5,364,880 shares of Class A Common Stock (6,144,880 shares if the Underwriters' over-allotment option is exercised in full) without taking into account any options which may be granted, and 164,880 Management Shares granted to officers and directors of the Company. All of the shares of Class A Common Stock sold hereby will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") by persons other than "affiliates" of the Company (defined in Rule 144 under the Securities Act as a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, the Company). The 10,000,000 shares of Class B Common Stock held by Valcor will be deemed restricted securities within the meaning of Rule 144. Shares of Class A Common Stock acquired or to be acquired by officers and employees of the Company pursuant to the exercise of options or restricted stock grants will be, upon the filing of a Registration Statement on Form S-8 registering such shares, freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates." Sales of restricted securities and shares of Class A Common Stock held by "affiliates" are subject to certain volume, timing and manner of sale restrictions pursuant to Rule 144. Any sales of substantial amounts of these shares in the public market might adversely affect prevailing market prices for the shares of Class A Common Stock.


     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" of the Company, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of Class A Common Stock then outstanding or (ii) the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to many of the requirements described above. The Company is unable to estimate the number of restricted shares or shares held by affiliates that will be sold under Rule 144 since this will depend in part on the market price for the Class A Common Stock, the personal circumstances of the holders of the shares and other factors.

     The Company and Valcor, and each of their respective officers and directors have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company. Thereafter, Valcor will be able to sell any shares of Common Stock it owns in reliance upon Rule 144, subject to the resale, volume and other limitations described above. Under certain circumstances shares of Class B Common Stock may be automatically converted into shares of Class A Common Stock. It is possible that Valcor or another member of the Contran Corporation Control Group may cause the Company to register any such converted shares of Class A Common Stock that may be owned by Valcor or another member of the Contran Corporation Control Group to permit a further distribution of such shares of Class A Common Stock by Valcor.

     Prior to the Offering, there has been no public market for the Class A Common Stock. Trading of the Class A Common Stock is expected to commence following the completion of the Offering. There can be no assurance that an active trading market will develop or continue after the completion of the Offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Class A Common Stock or the ability of the Company to raise capital through a public offering of its equity securities.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     A general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders (as defined) of Common Stock is set forth below. In general, a "Non U.S. Holder" is a person other than: (i) a citizen or resident (as defined for United States federal income or estate tax purposes, as the case may be) of the United States; (ii) a corporation organized in or under the laws of the United States or a political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The discussion is based on current law and is provided for general information only. The discussion does not address aspects of United States federal taxation other than income and estates taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income tax law that may be relevant to Non-U.S. Holders that may be subject to special treatment under such law (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. CURRENT AND POSSIBLE FUTURE INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF CLASS A COMMON STOCK.

DIVIDENDS

     In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and a Form 4224 is filed with the withholding agent or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder. If either exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim the benefit of an applicable treaty rate or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation at a rate of 30% of the deemed repatriation from the United States of "effectively connected earnings and profits") except to the extent that an applicable tax treaty provides otherwise.

     The Company may pay dividends to Common Stock holders in the form of additional Common Stock. In general, dividends of common stock paid pro rata to holders of common stock are not taxable distributions. Holders who receive such stock dividends must allocate the basis of the stock with respect to which the distribution is made between such stock and the newly distributed stock in proportion to the fair market values of each on the distribution date. In certain circumstances stock dividends could be taxable distributions. However, the Company does not currently expect to pay any stock dividends that would be deemed taxable distributions.

SALE OF COMMON STOCK

     Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of his Common Stock unless:
(i) the Company has been, is, or becomes a "U.S. real property holding corporation" for federal income tax purposes and certain other requirements are met; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States; or (iii) the Common Stock is disposed of by an individual Non-U.S. Holder, who holds the Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and the gains are considered derived from sources within the United States. The Company believes that it has not been, is not currently and, based upon its current business plans, is not likely to become a U.S. real property holding corporation. A Non-U.S. Holder also may be subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates. Non-U.S. Holders should consult applicable treaties, which may exempt from United States taxation gains realized upon the disposition of Common Stock in certain cases.

ESTATE TAX

     Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING REQUIREMENTS

     On October 14, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1998.

     Except as provided below, this section describes rules applicable to payments made on or before December 31, 1998. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting and backup withholding rules) generally will not apply to
(i) dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) dividends paid on the Common Stock to a Non-U.S. Holder at an address outside the United States. The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.


     In the case of a Non-U.S. Holder that sells Common Stock to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. In the case of a Non-U.S. Holder that sells Common Stock to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder or certain other conditions are met, or the holder otherwise establishes an exemption. A Non-U.S. Holder will generally not be subject to information reporting or backup withholding if such Non-U.S. Holder sells the Common Stock to or through a foreign office of a Non-United States broker.


     Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

     The Final Regulations eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty.

     Prospective purchasers of the Class A Common Stock are urged to consult their own tax advisors as to the effect, if any, of the Final Regulations on their purchase, ownership and disposition of the Class A Common Stock.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.


                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Smith Barney Inc. ..........................................     2,128,500
NationsBanc Montgomery Securities LLC.......................     1,161,000
Wheat First Securities, Inc. ...............................       580,500
Bear, Stearns & Co. Inc. ...................................        85,000
BT Alex. Brown Incorporated.................................        85,000
A.G. Edwards & Sons, Inc. ..................................        85,000
Goldman, Sachs & Co. .......................................        85,000
Lehman Brothers Inc. .......................................        85,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........        85,000
Morgan Stanley & Co. Incorporated...........................        85,000
Prudential Securities Incorporated..........................        85,000
Robert W. Baird & Co. Incorporated..........................        65,000
Burnham Securities Inc. ....................................        65,000
First Southwest Company.....................................        65,000
Interstate/Johnson Lane Corporation.........................        65,000
C.L. King & Associates, Inc. ...............................        65,000
Legg Mason Wood Walker, Incorporated........................        65,000
McDonald & Company Securities, Inc. ........................        65,000
Raymond James & Associates, Inc. ...........................        65,000
Scott & Stringfellow, Inc...................................        65,000
Tucker Anthony Incorporated.................................        65,000
                                                                 ---------
          Total.............................................     5,200,000
                                                                 ---------


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.


     The Underwriters, for whom Smith Barney Inc., NationsBanc Montgomery Securities LLC and Wheat First Union, a division of Wheat First Securities, Inc., are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession not in excess of $0.84 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 780,000 additional shares of Class A Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.



     The Company, Valcor, and the Company's officers and directors have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.



     At the request of the Company, the Underwriters have reserved up to 140,000 shares of Class A Common Stock for sale at the public offering price to directors, officers and employees of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as all other shares offered hereby.



     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Class A Common Stock) than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class A Common Stock or effecting purchases of the Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby if the Representatives purchase Class A Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.


     Prior to this Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the Shares of Class A Common Stock included in this Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.


     Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of equity securities are to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the price of the equity securities distributed to the public must be no higher than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the Conduct Rules of the NASD. Because NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, and First Union National Bank, an affiliate of Wheat First Securities, Inc., are lenders under the Revolving Senior Credit Facility and will receive repayment of amounts outstanding under the Revolving Senior Credit Facility from the net proceeds of the Offering that are, in the aggregate, more than 10% of the net proceeds of the Offering, Smith Barney Inc., another Underwriter of the Offering (the "Independent Underwriter"), will act as a qualified independent underwriter in connection with the Offering. The Independent Underwriter, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The Independent Underwriter will not receive any additional fees for serving as a qualified independent underwriter in connection with the Offering. The price of the shares of Class A Common Stock sold to the public will be no higher than that recommended by the Independent Underwriter.


     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby will be passed upon for the Company by Rogers & Hardin LLP, Atlanta, Georgia, of which Mr. Hardin, a director of the Company, is a partner. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated combined balance sheet of the Fort Lock Group as of June 29, 1996 and June 28, 1997, and the related consolidated combined statements of income, cash flows and stockholders' equity for the fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997, included in the Prospectus, have been included herein in reliance upon the report of Altschuler, Melvoin and Glasser LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed as part thereof. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a worldwide web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF COMPX
  INTERNATIONAL INC.:
  Report of Independent Accountants.........................   FA-1
  Consolidated Balance Sheets -- December 31, 1996 and
     1997...................................................   FA-2
  Consolidated Statements of Income -- Years ended December
     31, 1995, 1996 and 1997................................   FA-3
  Consolidated Statements of Cash Flows -- Years ended
     December 31, 1995, 1996 and 1997.......................   FA-4
  Consolidated Statements of Stockholder's Equity -- Years
     ended December 31, 1995, 1996 and 1997.................   FA-5
  Notes to Consolidated Financial Statements................   FA-6
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF THE FORT
  LOCK GROUP:
  Independent Auditors' Report..............................   FB-1
  Consolidated Combined Balance Sheets -- June 29, 1996 and
     June 28, 1997; December 27, 1997 (unaudited)...........   FB-2
  Consolidated Combined Statements of Income -- Fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997;
     26 weeks ended December 28, 1996 and December 27, 1997
     (unaudited)............................................   FB-3
  Consolidated Combined Statements of Changes in
     Stockholders' Equity -- Fiscal years ended June 24,
     1995, June 29, 1996 and June 28, 1997; 26 weeks ended
     December 27, 1997 (unaudited)..........................   FB-4
  Consolidated Combined Statement of Cash Flows -- Fiscal
     years ended June 24, 1995, June 29, 1996 and June 28,
     1997; 26 weeks ended December 28, 1996 and December 27,
     1997 (unaudited).......................................   FB-5
  Notes to the Consolidated Combined Financial Statements...   FB-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder and Board of Directors of CompX International Inc.:

     We have audited the accompanying consolidated balance sheets of CompX International Inc. as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and stockholder's equity (deficit) for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompX International Inc. as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 23, 1998, except
  for Note 12 as to which

  the date is March 5, 1998

                            COMPX INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                               1996       1997
                                                              -------    -------
Current assets:
  Cash and cash equivalents.................................  $ 8,550    $19,187
  Accounts receivable, less allowance for doubtful accounts
     of $167 and $311.......................................   11,658     14,573
  Receivable from affiliates................................      384         --
  Inventories...............................................   10,879     11,073
  Prepaid expenses..........................................      394        161
  Deferred income taxes.....................................      343        438
                                                              -------    -------
          Total current assets..............................   32,208     45,432
                                                              -------    -------
Other assets:
  Deferred income taxes.....................................       --        133
  Other.....................................................       83         66
                                                              -------    -------
                                                                   83        199
                                                              -------    -------
Property and equipment:
  Land......................................................      394        383
  Buildings.................................................    8,364      8,194
  Equipment.................................................   20,668     24,343
  Construction in progress..................................       88        707
                                                              -------    -------
                                                               29,514     33,627
  Less accumulated depreciation.............................   13,355     15,464
                                                              -------    -------
          Net property and equipment........................   16,159     18,163
                                                              -------    -------
                                                              $48,450    $63,794
                                                              =======    =======

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Demand note payable to Valcor.............................  $    --    $50,000
  Current maturities of long-term debt......................       88        113
  Accounts payable and accrued liabilities..................    6,896     11,427
  Other payable to affiliates...............................        5        331
  Income taxes..............................................    1,066      2,559
                                                              -------    -------
          Total current liabilities.........................    8,055     64,430
                                                              -------    -------
Noncurrent liabilities:
  Long-term debt............................................       74        262
  Deferred income taxes.....................................    1,068        115
  Other.....................................................       11        150
                                                              -------    -------
          Total noncurrent liabilities......................    1,153        527
                                                              -------    -------
Stockholder's equity (deficit):
  Preferred stock, $.01 par value; 1,000 shares authorized,
     none issued............................................       --         --
  Class A common stock, $.01 par value; 20,000,000 shares
     authorized,
     none issued............................................       --         --
  Class B common stock, $.01 par value; 10,000,000 shares
     authorized, issued and outstanding.....................      100        100
  Additional paid-in capital................................    4,412      4,412
  Retained earnings (deficit)...............................   34,852     (4,596)
  Currency translation adjustment...........................     (122)    (1,079)
                                                              -------    -------
          Total stockholder's equity (deficit)..............   39,242     (1,163)
                                                              -------    -------
                                                              $48,450    $63,794
                                                              =======    =======
Commitments and contingencies (Note 10)

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               1995      1996       1997
                                                              -------   -------   --------
Revenues:
  Net sales.................................................  $80,238   $88,744   $108,652
  Other income..............................................      499       759        872
                                                              -------   -------   --------
                                                               80,737    89,503    109,524
                                                              -------   -------   --------
Costs and expenses:
  Cost of sales.............................................   52,400    58,295     70,638
  Selling, general and administrative.......................    8,465     9,106     11,018
  Interest..................................................       13        18        199
                                                              -------   -------   --------
                                                               60,878    67,419     81,855
                                                              -------   -------   --------
          Income before income taxes........................   19,859    22,084     27,669
Provision for income taxes..................................    7,758     9,055     11,019
                                                              -------   -------   --------
          Net income........................................  $12,101   $13,029   $ 16,650
                                                              =======   =======   ========
Unaudited pro forma per share data:
  Net income................................................                      $ 16,650
  Pro forma adjustment -- reduction in net income for
     employee stock grants..................................                        (2,012)
                                                                                  --------
  Pro forma net income......................................                      $ 14,638
                                                                                  ========
  Basic and diluted pro forma net income per common share...                      $   1.14
                                                                                  ========
  Common shares outstanding.................................                        12,868
                                                                                  ========


          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995      1996      1997
                                                              -------   -------   -------
Cash flows from operating activities:
  Net income................................................  $12,101   $13,029   $16,650
  Depreciation and amortization.............................    2,193     2,483     2,811
  Deferred income taxes.....................................     (475)     (625)     (651)
  Other, net................................................      109       206       338
  Change in assets and liabilities:
     Accounts receivable....................................   (1,608)   (1,093)   (3,117)
     Inventories............................................     (162)   (1,662)     (194)
     Accounts payable and accrued liabilities...............      807    (1,277)    4,531
     Accounts with affiliates...............................     (292)      (59)      710
     Income taxes...........................................      111      (221)    1,502
     Other, net.............................................       65      (306)      372
                                                              -------   -------   -------
          Net cash provided by operating activities.........   12,849    10,475    22,952
                                                              -------   -------   -------
Cash flows from investing activities:
  Capital expenditures......................................   (2,013)   (2,287)   (5,536)
  Purchase of business unit.................................   (5,982)       --        --
  Other, net................................................       25       263        15
                                                              -------   -------   -------
          Net cash used by investing activities.............   (7,970)   (2,024)   (5,521)
                                                              -------   -------   -------
Cash flows from financing activities:
  Long-term debt:
     Additions..............................................       --        --       369
     Principal payments.....................................      (42)      (74)     (156)
  Repayment of loans from affiliates........................     (250)       --        --
  Dividends.................................................   (6,000)   (6,247)   (6,098)
                                                              -------   -------   -------
          Net cash used by financing activities.............   (6,292)   (6,321)   (5,885)
                                                              -------   -------   -------
Cash and cash equivalents:
  Net increase (decrease) from:
     Operating, investing and financing activities..........   (1,413)    2,130    11,546
     Currency translation...................................      373      (128)     (909)
  Balance at beginning of year..............................    7,588     6,548     8,550
                                                              -------   -------   -------
  Balance at end of year....................................  $ 6,548   $ 8,550   $19,187
                                                              =======   =======   =======
Supplemental disclosures:
  Cash paid for:
     Interest...............................................  $    13   $    18   $    35
     Income taxes...........................................    8,407     9,974     9,617
  Dividend in the form of a demand note payable.............  $    --   $    --   $50,000

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                                                TOTAL
                                           CLASS B   ADDITIONAL   RETAINED     CURRENCY     STOCKHOLDER'S
                                           COMMON     PAID-IN     EARNINGS    TRANSLATION      EQUITY
                                            STOCK     CAPITAL     (DEFICIT)   ADJUSTMENT      (DEFICIT)
                                           -------   ----------   ---------   -----------   -------------
Balance at December 31, 1994.............   $100       $4,412     $ 21,969      $  (294)      $ 26,187
  Net income.............................     --           --       12,101           --         12,101
  Cash dividends.........................     --           --       (6,000)          --         (6,000)
  Adjustments, net.......................     --           --           --          324            324
                                            ----       ------     --------      -------       --------
Balance at December 31, 1995.............    100        4,412       28,070           30         32,612
  Net income.............................     --           --       13,029           --         13,029
  Cash dividends.........................     --           --       (6,247)          --         (6,247)
  Adjustments, net.......................     --           --           --         (152)          (152)
                                            ----       ------     --------      -------       --------
Balance at December 31, 1996.............    100        4,412       34,852         (122)        39,242
  Net income.............................     --           --       16,650           --         16,650
  Dividends:
     Cash................................     --           --       (6,098)          --         (6,098)
     Noncash.............................     --           --      (50,000)          --        (50,000)
  Adjustments, net.......................     --           --           --         (957)          (957)
                                            ----       ------     --------      -------       --------
Balance at December 31, 1997.............   $100       $4,412     $ (4,596)     $(1,079)      $ (1,163)
                                            ====       ======     ========      =======       ========

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:


     CompX International Inc. is a wholly-owned subsidiary of Valcor, Inc., which is a wholly-owned subsidiary of Valhi, Inc. (NYSE: VHI). The Company is a North American manufacturer of component products (principally ergonomic computer support systems, precision ball bearing drawer slides and cabinet locks) for furniture and other markets.



     Contran Corporation holds, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, the Chairman of the Board of each of Contran, Valhi and Valcor, may be deemed to control each of such companies and the Company.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of consolidation. The accompanying consolidated financial statements include the accounts of CompX International Inc. and its wholly-owned Canadian subsidiary, Waterloo Furniture Components Limited (collectively the "Company"). All material intercompany accounts and balances have been eliminated.

     Fiscal year. The Company's operations are comprised of a 52 or 53-week fiscal year. The years ended December 31, 1995, 1996 and 1997 each consisted of 52 weeks.

     Management estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may, in some instances, differ from previously estimated amounts.

     Foreign currency transactions. Assets and liabilities of the Company's Canadian subsidiary are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments, net of related deferred income tax effects, are accumulated in the currency translation adjustment component of stockholder's equity. Foreign currency transaction gains and losses are recognized in income currently. The net foreign currency transaction gain, included in other income, was $23,000 in 1995, $136,000 in 1996 and $303,000 in 1997.

     Cash and cash equivalents. Cash equivalents consist principally of bank time deposits and government and commercial notes with original maturities of three months or less.

     Net sales. Sales are recorded when products are shipped.

     Inventories and cost of sales. Inventories are stated at the lower of cost or market. Inventories are based on average cost or the first-in, first-out method.

     Property, equipment and depreciation. Property and equipment, including purchased computer software for internal use, are stated at cost. Maintenance, repairs and minor renewals are expensed; major improvements are capitalized. Depreciation is computed primarily on the straight-line method over the estimated useful lives of 15 to 40 years for buildings and three to 10 years for machinery and equipment.

     Income taxes. CompX International, Valcor and Valhi are members of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). The policy for intercompany allocation of federal income taxes provides that subsidiaries included in the Contran Tax Group compute the provision for federal income taxes on a separate company basis. Subsidiaries of Valcor make payments to, or receive payments from, Valcor in the amount they would have paid to or received from the Internal Revenue Service

                            COMPX INTERNATIONAL INC.

had they not been members of the Contran Tax Group. The separate company provisions and payments are computed using the tax elections made by Contran.

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including the Company's investment in the Canadian subsidiary which is not a member of the Contran Tax Group.

     New accounting principles not yet adopted. The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, in the first quarter of 1998. Upon adoption of SFAS No. 130, the Company will present a new Statement of Comprehensive Income which will report all changes in the Company's stockholder's equity other than transactions with its stockholders. Comprehensive income pursuant to SFAS No. 130 would include the Company's consolidated net income, as reported in the Consolidated Statement of Income, plus the net change in the foreign currency translation component of stockholder's equity.

     The Company will adopt SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, no later than the fourth quarter of 1998. SFAS No. 131 will supersede the business segment disclosure requirements currently in effect under SFAS No. 14. SFAS No. 131, among other things, establishes standards regarding the information a company is required to disclose about its operating segments. SFAS No. 131 also provides guidance regarding what constitutes a reportable operating segment. The Company expects to have one operating segment pursuant to SFAS No. 131, the same one segment currently in effect under SFAS No. 14. Accordingly, segment disclosures pursuant to SFAS No. 131 are not expected to be materially different from the current disclosures pursuant to SFAS No. 14.

     Other. Advertising costs, expensed as incurred, were $432,000 in 1995, $410,000 in 1996 and $555,000 in 1997. Research and development costs, expensed as incurred, were $391,000 in 1995, $460,000 in 1996 and $468,000 in 1997.
Accounting and funding policies for retirement plans are described in Note 7.

                            COMPX INTERNATIONAL INC.

NOTE 3 -- GEOGRAPHIC SEGMENTS:

                                                           YEARS ENDED DECEMBER 31,
                                                        ------------------------------
                                                         1995       1996        1997
                                                        -------    -------    --------
                                                                (IN THOUSANDS)
Net sales:
  Point of origin:
     Canada...........................................  $58,123    $65,758    $ 80,632
     United States....................................   22,115     22,986      28,020
                                                        -------    -------    --------
                                                        $80,238    $88,744    $108,652
                                                        =======    =======    ========
  Point of destination:
     United States....................................  $55,442    $58,155    $ 70,354
     Canada...........................................   22,788     27,763      33,974
     Other............................................    2,008      2,826       4,324
                                                        -------    -------    --------
                                                        $80,238    $88,744    $108,652
                                                        =======    =======    ========
Operating income:
  Canada..............................................  $13,425    $16,417    $ 20,533
  United States.......................................    6,441      5,697       7,807
                                                        -------    -------    --------
                                                         19,866     22,114      28,340
General corporate income (expense), net...............        6        (12)       (472)
Interest expense......................................      (13)       (18)       (199)
                                                        -------    -------    --------
  Income before income taxes..........................  $19,859    $22,084    $ 27,699
                                                        =======    =======    ========

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------     -------
                                                                (IN THOUSANDS)
Identifiable assets:
  Canada....................................................  $31,425     $35,061
  United States.............................................   17,025      28,733
                                                              -------     -------
                                                              $48,450     $63,794
                                                              =======     =======

     Capital expenditures exclude amounts attributable to business units acquired in business combinations accounted for by the purchase method. In 1995, the Company's Canadian subsidiary purchased certain assets of a competitor for approximately $6 million cash.

     At December 31, 1997, the net assets of the Company's Canadian subsidiary included in consolidated net assets approximated $24.3 million.

NOTE 4 -- INVENTORIES:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                1996      1997
                                                               -------   -------
                                                                (IN THOUSANDS)
Raw materials...............................................   $ 2,556   $ 2,057
Work in process.............................................     4,974     5,193
Finished products...........................................     3,300     3,775
Supplies....................................................        49        48
                                                               -------   -------
                                                               $10,879   $11,073
                                                               =======   =======

                            COMPX INTERNATIONAL INC.

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               ------   -------
                                                                (IN THOUSANDS)
Accounts payable............................................   $3,112   $ 5,497
Accrued liabilities:
  Employee benefits.........................................    2,265     3,490
  Insurance.................................................      152       633
  Royalties.................................................      476       447
  Other.....................................................      891     1,360
                                                               ------   -------
                                                               $6,896   $11,427
                                                               ======   =======

NOTE 6 -- INDEBTEDNESS:

     At December 31, 1997 other long-term debt consists of capital lease obligations due through 2001. See Note 9 for a discussion of the Company's demand note payable to Valcor.

NOTE 7 -- EMPLOYEE BENEFIT PLANS:

     Substantially all employees are eligible to participate in Company-sponsored contributory savings plans with partial matching Company contributions. In addition, substantially all U.S. employees participate in a Company-sponsored noncontributory defined contribution plan with Company contributions based on a profit sharing formula. Company contributions to these plans aggregated $838,000 in 1995, $842,000 in 1996 and $1,051,000 in 1997.

                            COMPX INTERNATIONAL INC.

NOTE 8 -- INCOME TAXES:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Components of pre-tax income:
  Canada.............................................   $13,425    $16,417    $20,533
  United States......................................     6,434      5,667      7,136
                                                        -------    -------    -------
                                                        $19,859    $22,084    $27,669
                                                        =======    =======    =======
Expected tax expense, at the U.S. federal statutory
  income tax rate of 35%.............................   $ 6,951    $ 7,729    $ 9,684
Non-U.S. tax rates...................................       882        128        550
Incremental U.S. tax on earnings of Canadian
  subsidiary.........................................       750      1,050        631
Rate change adjustment of deferred taxes resulting
  from U.S./Canadian tax treaty......................      (978)        --         --
State income taxes and other, net....................       153        148        154
                                                        -------    -------    -------
                                                        $ 7,758    $ 9,055    $11,019
                                                        =======    =======    =======
Provision for income taxes:
  Currently payable:
     U.S. federal....................................   $ 2,065    $ 1,676    $ 2,491
     U.S. state......................................       255        260        256
     Canadian........................................     5,913      7,744      8,923
                                                        -------    -------    -------
                                                          8,233      9,680     11,670
                                                        -------    -------    -------
  Deferred taxes:
     U.S.............................................      (561)      (872)       (85)
     Canadian........................................        86        247       (566)
                                                        -------    -------    -------
                                                           (475)      (625)      (651)
                                                        -------    -------    -------
                                                        $ 7,758    $ 9,055    $11,019
                                                        =======    =======    =======

                            COMPX INTERNATIONAL INC.

     The components of net deferred tax assets (liabilities) are summarized below. Deferred income taxes charged (credited) to the foreign currency translation component of stockholder's equity were not material in any of the past three years.

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996      1997
                                                               -------    -----
                                                                (IN THOUSANDS)
Tax effect of temporary differences relating to:
  Inventories...............................................   $   172    $ 198
  Property and equipment....................................    (1,236)    (717)
  Accrued liabilities and other deductible differences......       233      447
  Investment in Canadian subsidiary not a member of the
     consolidated tax group.................................       106      627
  Other taxable differences.................................        --      (99)
                                                               -------    -----
                                                               $  (725)   $ 456
                                                               =======    =====
Current deferred tax assets.................................   $   343    $ 438
Noncurrent deferred tax assets..............................        --      133
Noncurrent deferred tax liabilities.........................    (1,068)    (115)
                                                               -------    -----
                                                               $  (725)   $ 456
                                                               =======    =====

NOTE 9 -- RELATED PARTY TRANSACTIONS:

     The Company may be deemed to be controlled by Harold C. Simmons. See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Receivables from and payable to affiliates are summarized below.

                                                                DECEMBER 31,
                                                               ---------------
                                                               1996     1997
                                                               ----    -------
                                                               (IN THOUSANDS)
Receivable from affiliates -- income taxes..................   $384    $    --
                                                               ====    =======
Payable to affiliates:
  Demand note payable to Valcor.............................   $ --    $50,000
  Income taxes and other....................................      5        331
                                                               ----    -------
                                                               $  5    $50,331
                                                               ====    =======

                            COMPX INTERNATIONAL INC.

     On December 12, 1997, the Company paid a $50 million dividend to Valcor in the form of a $50 million demand note payable (the "Valcor Note"). The Valcor
Note is unsecured and bears interest at a fixed rate of 6%. Interest expense related to the Valcor Note was $164,000 in 1997. See Note 12.

     Under the terms of Intercorporate Service Agreements with Valhi, Valhi performs certain management, financial and administrative services for the Company on a fee basis. Such fees are based upon estimates of time devoted to the affairs of the Company by individual Valhi employees and the salaries of such persons. Fees pursuant to these agreements were $284,000 in 1995, $300,000 in 1996 and $260,000 in 1997. Net charges from related parties for services provided in the ordinary course of business, principally charges for insuring property and other risks, aggregated $152,000 in 1995, $149,000 in 1996 and $208,000 in 1997. These fees and charges are principally pass-through in nature and, in the Company's opinion, are reasonable and not materially different from those that would have been incurred on a stand-alone basis.

     Certain employees of the Company have been awarded shares of restricted Valhi common stock and/or granted options to purchase Valhi common stock under the terms of Valhi's stock option plans. Upon exercise of the options, the Company will pay Valhi the aggregate difference between the option price and the market value of Valhi's common stock on the exercise date of such options. For financial reporting purposes, the Company accounts for the related expense (credit) of $(12,000) in 1995, $9,000 in 1996 and $472,000 in 1997 in a manner similar to accounting for stock appreciation rights. At December 31, 1997, employees of the Company held options to purchase 204,000 Valhi shares at prices ranging from $4.76 to $14.66 per share (185,000 shares at prices lower than the December 31, 1997 quoted market price of $9.44 per share).

     Restricted stock is forfeitable unless certain periods of employment are completed. The Company will pay Valhi the market value of the restricted shares on the dates the restrictions expire, and accrue the related expense over the restriction period. Expense related to restricted stock was $6,000 in 1995 and $3,000 in 1996. All outstanding restricted stock vested in 1996.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     Legal proceedings. The Company is involved in various routine legal proceedings incidental to its normal business activities. The Company believes none of such proceedings is material in relation to the Company's financial position, results of operations or liquidity.

     Income taxes. The Company is undergoing examinations of certain of its income tax returns, and tax authorities have or may propose tax deficiencies. The Company believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from such examinations and believes that the ultimate disposition of all such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     The Company and Valcor have entered into a tax sharing agreement (the "Tax Sharing Agreement") which provides for the allocation of tax liabilities and tax payments as described in Note 2. The Company is jointly and severally liable for the federal income tax of Contran and the other companies included in the Contran Tax Group for all periods in which the Company is included in Contran Tax Group. Valcor and Valhi has agreed, however, to indemnify the Company for any liability for income taxes of the Contran Tax Group in excess of the Company's tax liability computed in accordance with the Tax Sharing Agreement.

     Concentration of credit risk. The Company's products are sold primarily to original equipment manufacturers in the U.S. and Canada. The ten largest customers accounted for approximately one-third of sales during each of the past three years with at least five of such customers in each year located in the United States.

                            COMPX INTERNATIONAL INC.

     At December 31, 1997, approximately 70% of the Company's cash and cash equivalents was invested in A1 or P1-grade commercial paper issued by various third parties having a maturity of three months or less (1996 -- approximately 75% was on deposit with a single Canadian bank).

     Other. Royalty expense was $622,000 in 1995, $601,000 in 1996, and $849,000 in 1997. Royalties relate principally to certain Canadian-produced products sold in the United States and are based upon volume.

     Rent expense, principally for equipment, was $295,000 in 1995, $387,000 in 1996 and $425,000 in 1997. At December 31, 1997, future minimum rentals under noncancellable operating leases are approximately $260,000 in 1998, $190,000 in 1999, $145,000 in 2000, $85,000 in 2001 and $15,000 in 2002.

NOTE 11 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

                                                                 QUARTER ENDED
                                                    ---------------------------------------
                                                    MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                    --------   -------   --------   -------
                                                                 (IN MILLIONS)
1995:
  Net sales.......................................   $20.1      $19.2     $19.4      $21.5
  Operating income................................     5.5        5.1       4.5        4.8
  Net income......................................     3.2        3.0       2.7        3.2
1996:
  Net sales.......................................   $21.2      $21.7     $21.8      $24.1
  Operating income................................     4.4        5.0       5.4        7.3
  Net income......................................     2.6        2.9       3.2        4.3
1997:
  Net sales.......................................   $25.8      $27.4     $27.0      $28.4
  Operating income................................     6.3        6.9       6.9        8.2
  Net income......................................     3.7        4.2       4.1        4.7

NOTE 12 -- SUBSEQUENT EVENTS:


     New credit facility. On February 26, 1998, the Company entered into a new $100 million revolving senior credit facility (the "Revolving Senior Credit Facility"). The Revolving Senior Credit Facility is an unsecured five-year revolving facility. Borrowings are available for the Company's general corporate purposes, including potential acquisitions. On February 26, 1998, the Company utilized borrowings under the Revolving Senior Credit Facility to fully repay the Valcor Note.


     Recapitalization. On February 4, 1998, the Company amended and restated its certificate of incorporation. The authorized capital stock of the Company now consists of shares of Class A Common Stock (20,000,000 shares authorized) and Class B Common Stock (10,000,000 shares authorized), each par value $.01 per share, and 1,000 shares of preferred stock, par value $.01 per share. Upon the effectiveness of the amendment and restatement of the certificate of incorporation, the 1,000 shares of the Company's common stock, $1 par value, previously outstanding and all held by Valcor, were reclassified into 10,000,000 shares of the Company's Class B Common Stock. The accompanying consolidated financial statements have been retroactively restated to reflect this recapitalization.

     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for certain voting rights and certain conversion rights in respect of the shares of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to one vote per share in all matters except for election of directors where such holders are entitled to ten votes per share. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, except as otherwise required by applicable law. Each share of Class A Common Stock and Class B Common Stock have an equal and ratable

                            COMPX INTERNATIONAL INC.

right to receive dividends to be paid from the Company's assets when, as and if declared by the Board of Directors. In the event of the dissolution, liquidation or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors and to the holders of any preferred stock of the Company that may be outstanding at the time. Shares of the Class A Common Stock will have no conversion rights. Under certain conditions, shares of Class B Common Stock will convert, on a share-for-share basis, into shares of Class A Common Stock.


     Public offering. The Company has filed a registration statement with the Securities and Exchange Commission for an initial public offering of 5,200,000 shares of the Company's Class A Common Stock (5,980,000 shares if the underwriters over-allotment option is exercised in full) at an offering price to the public of $20.00 per share. A majority of the net proceeds to the Company from the offering is expected to be used to repay borrowings under the Revolving Senior Credit Facility discussed above. There can be no assurance that any such public offering will be completed.



     Incentive compensation plan. The Company's board of directors has authorized, subject to successful completion of the public offering described above, the adoption of the CompX International Inc. 1997 Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan will provide for the award or grant of stock options, stock appreciation rights, performance grants and other awards to employees and other individuals providing services to the Company. Up to 1.5 million shares of Class A Common Stock may be issued pursuant to the Incentive Plan. Stock options will be granted at prices not less than the market price of the Company's stock on the date of grant, and will generally vest over five years and expire ten years from the date of grant. In addition to the 164,880 shares of Class A Common Stock described below which were awarded concurrent with the public offering, the Company has granted options to purchase 440,000 shares of the Company's Class A Common Stock pursuant to the Incentive Plan to certain employees and directors of the Company and Valhi at an exercise price equal to the public offering price. Other than the Management Shares and stock options described herein, the Company currently has no plans to grant any stock awards or stock options under the Incentive Plan, although it may do so in the future.


     The Company will account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the date of grant.


     Stock award grants. The Company's board of directors has authorized, subject to successful completion of the public offering described above, the grant of 164,880 shares of Class A Common Stock to certain officers and directors of the Company (the "Management Shares") for their services in connection with the public offering. The Company will value all such Class A shares awarded at the public offering price, and the aggregate value of the Class A shares awarded will be approximately $3.3 million. The Company will recognize a charge, at the time of the completion of the public offering, equal to the aggregate value of the Class A shares awarded.



     Acquisition. On March 3, 1998, the Company completed the purchase of a lock competitor for a total purchase price of approximately $32.9 million cash.



     Unaudited pro forma net income and net income per common share. The unaudited pro forma net income in 1997 reflects the net-of-tax adjustment for the award of the Management Shares described above. The unaudited pro forma data uses the public offering price to the public of $20.00 per Class A share. Pro forma common shares outstanding used in the calculation of pro forma earnings per share include (i) the 10,000,000 shares of Class B Common Stock outstanding after the recapitalization discussed above, (ii) 164,880 shares of Class A Common Stock to be awarded to officers and directors of the Company and (iii) 2,703,000 shares of Class A Common Stock to be issued in the public offering, the net proceeds of which will be used to repay $50 million of borrowings under the Revolving Senior Credit Facility incurred to repay the Valcor Note.

                          INDEPENDENT AUDITORS' REPORT

To the Boards of Directors
Fort Lock Corporation and Fortronics, Inc.


     We have audited the accompanying consolidated combined balance sheets of Fort Lock Group as of June 29, 1996 and June 28, 1997, and the related consolidated combined statements of income, changes in stockholders' equity and cash flows for the fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated combined financial position of Fort Lock Group as of June 29, 1996 and June 28, 1997 and the results of its operations and its cash flows for the fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997, in conformity with generally accepted accounting principles.

                                        ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
September 26, 1997

                                FORT LOCK GROUP

                      CONSOLIDATED COMBINED BALANCE SHEETS

                                     ASSETS
                     (Substantially all pledged -- Note 7)

                                                        JUNE 29,      JUNE 28,      DECEMBER 27,
                                                          1996          1997            1997
                                                       ----------    -----------    ------------
                                                                                    (UNAUDITED)
Current assets:
  Cash...............................................  $   31,641    $    18,289    $   129,240
  Accounts receivable, trade (net of allowance for
     doubtful accounts of $117,800, $105,121 and
     $111,121 respectively)..........................   1,954,029      2,621,570      2,288,726
  Inventories (Notes 1 and 4)........................   2,336,692      3,079,128      4,012,076
  Deferred income taxes (Note 8).....................          --        183,000        183,000
  Income taxes refundable............................          --             --        150,453
  Other current assets...............................     347,798        132,522         40,154
                                                       ----------    -----------    -----------
                                                        4,670,160      6,034,509      6,803,649
                                                       ----------    -----------    -----------
Property and equipment (at cost, net of accumulated
  depreciation -- Notes 1 and 5).....................   3,259,059      4,552,887      5,356,443
                                                       ----------    -----------    -----------
Other assets.........................................     169,612        211,827        163,434
                                                       ----------    -----------    -----------
                                                       $8,098,831    $10,799,223    $12,323,526
                                                       ==========    ===========    ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued in excess of funds on deposit........  $  311,707    $   495,281    $   879,045
  Notes payable to bank (Note 6).....................   1,605,000         10,000      1,025,000
  Accounts payable...................................   1,724,300      2,371,635      2,285,656
  Current portion of long-term debt (Note 7).........     309,195        439,816        479,410
  Current portion of amounts due to related parties
     (Notes 3 and 7).................................      70,497        116,388         60,000
  Income taxes payable...............................      43,162        651,944             --
  Accrued expenses (Note 9)..........................     587,953        839,348        878,003
                                                       ----------    -----------    -----------
                                                        4,651,814      4,924,412      5,607,114
                                                       ----------    -----------    -----------
Long-term liabilities:
  Long-term debt.....................................   1,186,592      1,280,540      1,096,315
  Due to related parties (Notes 3 and 7).............     350,421        290,421        260,421
  Deferred income taxes (Note 8).....................          --        267,000        292,246
                                                       ----------    -----------    -----------
                                                        1,537,013      1,837,961      1,648,982
                                                       ----------    -----------    -----------
Minority interest in subsidiary (Note 1).............     339,942        123,100        196,922
                                                       ----------    -----------    -----------
Stockholders' equity:
  Common stock of Fort Lock Corporation, $100 par
     value; 100 shares authorized, issued and
     outstanding.....................................      10,000         10,000         10,000
  Common stock of Fortronics, Inc., no par value;
     100,000 shares authorized; 1,000 shares issued
     and outstanding.................................       1,000          1,000          1,000
  Retained earnings..................................   1,580,130      3,959,301      4,981,422
  Foreign currency translation adjustment............     (21,068)       (56,551)      (121,914)
                                                       ----------    -----------    -----------
                                                        1,570,062      3,913,750      4,870,508
                                                       ----------    -----------    -----------
                                                       $8,098,831    $10,799,223    $12,323,526
                                                       ==========    ===========    ===========
Commitments and contingencies (Note 10).

        The accompanying notes are an integral part of these statements.

                                FORT LOCK GROUP

                   CONSOLIDATED COMBINED STATEMENTS OF INCOME


                                     FISCAL YEARS ENDED                       26 WEEKS ENDED
                          -----------------------------------------    ----------------------------
                           JUNE 24,       JUNE 29,       JUNE 28,      DECEMBER 28,    DECEMBER 27,
                             1995           1996           1997            1996            1997
                          -----------    -----------    -----------    ------------    ------------
                                                                               (UNAUDITED)
Net sales (Note 1)......  $16,288,314    $19,977,460    $26,755,378    $12,559,719     $15,037,338
Cost of goods sold (Note
  1)....................   12,332,537     15,097,200     18,835,353      9,656,711      11,166,043
                          -----------    -----------    -----------    -----------     -----------
Gross profit............    3,955,777      4,880,260      7,920,025      2,903,008       3,871,295
                          -----------    -----------    -----------    -----------     -----------
Operating expenses:
  Engineering...........      847,422      1,040,429        971,489        519,537         569,183
  Selling...............    1,328,388      1,564,568      1,551,471        758,180         702,216
  General and
     administrative.....    1,240,161      1,589,290      1,770,134        865,173         903,369
                          -----------    -----------    -----------    -----------     -----------
                            3,415,971      4,194,287      4,293,094      2,142,890       2,174,768
                          -----------    -----------    -----------    -----------     -----------
Income from
  operations............      539,806        685,973      3,626,931        760,118       1,696,527
                          -----------    -----------    -----------    -----------     -----------
Other (income) expense:
  Interest expense......      257,185        279,649        306,263        140,541         113,041
  Other (net)...........      (20,922)       (17,525)           (11)       (24,652)         14,984
                          -----------    -----------    -----------    -----------     -----------
                              236,263        262,124        306,252        115,889         128,025
                          -----------    -----------    -----------    -----------     -----------
Income before income
  taxes and minority
  interest..............      303,543        423,849      3,320,679        644,229       1,568,502
Income tax provision
  (Note 6)..............       76,000        154,000      1,132,000        144,338         642,849
                          -----------    -----------    -----------    -----------     -----------
                              227,543        269,849      2,188,679        499,891         925,653
Minority interest in net
  loss of subsidiary....           --         79,302        190,492        226,640          96,468
                          -----------    -----------    -----------    -----------     -----------
Net income..............  $   227,543    $   349,151    $ 2,379,171    $   726,531     $ 1,022,121
                          ===========    ===========    ===========    ===========     ===========


        The accompanying notes are an integral part of these statements.

                                FORT LOCK GROUP

       CONSOLIDATED COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FISCAL YEARS ENDED JUNE 24, 1995, JUNE 29, 1996, JUNE 28, 1997
                                      AND
                  26 WEEKS ENDED DECEMBER 27, 1997 (UNAUDITED)

                                                                  FOREIGN
                                   FORT LOCK     FORTRONICS,     CURRENCY                      TOTAL
                                  CORPORATION        INC.       TRANSLATION    RETAINED    STOCKHOLDERS'
                                  COMMON STOCK   COMMON STOCK   ADJUSTMENT     EARNINGS       EQUITY
                                  ------------   ------------   -----------   ----------   -------------
Balance, June 26, 1994..........    $10,000         $1,000       $      --    $1,003,436    $1,014,436
Net income......................         --             --              --       227,543       227,543
                                    -------         ------       ---------    ----------    ----------
Balance, June 25, 1995..........     10,000          1,000              --     1,230,979     1,241,979
Foreign currency translation
  adjustment....................         --             --         (21,068)           --       (21,068)
Net income......................         --             --              --       349,151       349,151
                                    -------         ------       ---------    ----------    ----------
Balance, June 29, 1996..........     10,000          1,000         (21,068)    1,580,130     1,570,062
Foreign currency translation
  adjustment....................         --             --         (35,483)           --       (35,483)
Net income......................         --             --              --     2,379,171     2,379,171
                                    -------         ------       ---------    ----------    ----------
Balance June 28, 1997...........     10,000          1,000         (56,551)    3,959,301     3,913,750
Unaudited:
  Foreign currency translation
     adjustment.................         --             --         (65,363)           --       (65,363)
  Net income....................         --             --              --     1,022,121     1,022,121
                                    -------         ------       ---------    ----------    ----------
Balance, December 27, 1997......    $10,000         $1,000       $(121,914)   $4,981,422    $4,870,508
                                    =======         ======       =========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                                FORT LOCK GROUP

                 CONSOLIDATED COMBINED STATEMENT OF CASH FLOWS


                                                       FISCAL YEARS ENDED                   26 WEEKS ENDED
                                              -------------------------------------   ---------------------------
                                              JUNE 24,     JUNE 29,      JUNE 28,     DECEMBER 28,   DECEMBER 27,
                                                1995         1996          1997           1996           1997
                                              ---------   -----------   -----------   ------------   ------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income................................  $ 227,543   $   349,151   $ 2,379,171   $   726,531    $ 1,022,121
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..........    395,923       426,960       602,739       212,133        367,494
     Minority interest in net loss of
       subsidiary...........................         --       (79,302)     (190,492)      (26,073)       (96,468)
     Other, net.............................         --       206,656        22,166       (30,151)      (100,137)
     (Increase) decrease in assets:
       Accounts receivable, net.............   (289,679)     (367,769)     (667,541)     (232,662)       332,844
       Inventories..........................    292,033      (131,446)     (742,436)      (63,811)      (932,948)
       Income taxes refundable..............     (9,636)       15,136            --            --       (150,453)
       Other assets.........................     (5,898)     (466,162)      173,061       127,984        140,761
     Increase (decrease) in liabilities:
       Checks issued in excess of funds on
          deposit...........................      7,840        53,655       183,574      (132,540)       383,764
       Accounts payable.....................    599,669        (1,633)      647,336     1,123,552        (85,979)
       Accrued expenses.....................     24,885        91,787       251,395       264,853         38,655
       Income taxes payable.................    (76,377)       43,162       608,782       (30,662)      (651,924)
                                              ---------   -----------   -----------   -----------    -----------
  Net cash provided by operating
     activities.............................  1,166,303       140,195     3,267,755     1,939,154        267,730
                                              ---------   -----------   -----------   -----------    -----------
Cash flows from investing activities:
  Purchases of property and equipment.......   (724,601)   (1,788,394)   (1,896,567)     (712,646)    (1,111,050)
  Proceeds from sale of equipment...........         --        10,000            --            --             --
  Proceeds from sale of shares in
     subsidiary.............................         --        30,061            --            --             --
  Cash contributed by minority
     shareholder............................    205,800       201,820            --            --        170,290
                                              ---------   -----------   -----------   -----------    -----------
  Net cash used in investing activities.....   (518,801)   (1,546,513)   (1,896,567)     (712,646)      (940,760)
                                              ---------   -----------   -----------   -----------    -----------
Cash flows from financing activities:
  Net borrowings (repayments) from notes
     payable to bank........................   (389,859)      123,333    (1,595,000)     (876,000)     1,015,000
  Repayments of shareholder and
     related-party loans....................    (31,073)      (63,395)      (70,497)      (77,215)       (30,000)
  Proceeds from long-term debt..............    424,184     1,678,881     1,454,171            --             --
  Repayment of long-term debt...............   (122,937)     (829,177)   (1,173,214)     (176,060)      (201,019)
                                              ---------   -----------   -----------   -----------    -----------
  Net cash provided by (used in) financing
     activities.............................   (119,685)      909,642    (1,384,540)   (1,129,275)       783,981
                                              ---------   -----------   -----------   -----------    -----------
Net increase (decrease) in cash.............    527,817      (496,676)      (13,352)       97,233        110,951
Cash, beginning of period...................        500       528,317        31,641       528,317         18,289
                                              ---------   -----------   -----------   -----------    -----------
Cash, end of period.........................  $ 528,317   $    31,641   $    18,289   $   625,550    $   129,240
                                              =========   ===========   ===========   ===========    ===========
  Supplemental disclosures of cash flow
     information:
     Cash paid during the year for:
       Interest.............................  $ 261,702   $   279,165   $   206,373   $   127,876    $    24,426
       Income taxes.........................    160,013        90,000       355,000        55,000        130,000
     Noncash investing and financing
       activities:
       Acquisition of assets under notes
          payable and capital leases........     17,126        56,175       139,064            --             --


        The accompanying notes are an integral part of these statements.

                                FORT LOCK GROUP

            NOTES TO THE CONSOLIDATED COMBINED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation and combination -- The consolidated combined financial statements include the consolidated financial statements of Fort Lock Corporation and its subsidiaries and Fortronics, Inc. (collectively the "Group"). The subsidiaries of Fort Lock Corporation (the "Corporation") include the following: Fort Lock International, Ltd. (a Domestic International Sales Corporation ("DISC")), Fort Lock (U.K.) Limited and Fort Securite S.A. (57%-owned). The DISC has been inactive since January 1, 1985. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. The 43% ownership of Fort Securite S.A. not owned by the Corporation has been removed from income and equity and reflected as minority interest.

     Fortronics, Inc. is related to Fort Lock Corporation by means of common ownership. The sole shareholder of Fortronics, Inc. contemplates transferring a majority interest in Fortronics, Inc. to the Corporation in fiscal 1998.

     Unaudited interim information -- Information included in the consolidated combined financial statements for the interim periods ended in December 28, 1996 and December 27, 1997 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations.

     Fiscal year -- The Group's operations are comprised of a 52 or 53 week year. The fiscal years ended in 1995, 1996 and 1997 each consisted of 52 weeks, and the interim periods ending in December 1996 and December 1997 each consisted of 26-week periods.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

     Inventories -- Inventories are valued at the lower of cost, as determined under the first-in, first-out (FIFO) method, or market.

     Net sales -- Sales are recorded when products are shipped.

     Depreciation and amortization -- Provisions for depreciation and amortization of property and equipment are computed under the straight-line method for financial reporting purposes and under accelerated methods as permitted under the Internal Revenue Code for tax reporting purposes. All such assets are depreciated over periods within reasonable ranges of economic life.

     Capital leases -- Leases required to be capitalized under criteria of Financial Accounting Standards Board Statement No. 13 are recorded at the present value of future rental payments (Note 7). Amortization of capital leases is computed under the straight-line method over the terms of the related leases for financial reporting purposes and under accelerated methods for tax reporting purposes.

     Income taxes -- See Note 8 for discussion of income taxes.

     Research and development costs -- Research and development costs are charged to operations as incurred. Such costs approximated $959,000 in fiscal 1995, $883,000 in fiscal 1996 and $839,000 in fiscal 1997, and were $437,000 and
$423,000 in the 1996 and 1997 interim periods, respectively.

     Advertising costs -- Advertising costs are charged to operations as incurred. Such costs approximated $146,000 in fiscal 1995, $239,000 in fiscal 1996 and $159,000 in fiscal 1997, and were $92,000 and $100,000 in the 1996 and
1997 interim periods, respectively.

                                FORT LOCK GROUP

     Major customers -- Sales to one major customer amounted to approximately 23% of the Group's consolidated combined net sales for fiscal 1997. Sales to two major customers amounted to 24% of the Group's consolidated combined sales in fiscal 1996. Sales to two major customers amounted to approximately 18% of the Group's consolidated net sales for fiscal 1995. No other single supplier accounted for more than 10% of consolidated combined purchases in any period presented.

     Major supplier -- Purchases from one major supplier amounted to approximately 12% of fiscal 1997 consolidated combined purchases. Purchases from two major suppliers amounted to approximately 26% of fiscal 1996 consolidated combined purchases. Purchases from one major supplier amounted to approximately 18% of fiscal 1995 consolidated combined purchases. No other single supplier accounted for more than 10% of consolidated combined purchases in any period presented.


     Foreign currency translation -- The financial statements of Fort Lock (U.K.) Limited and Fort Securite S.A. have been translated in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Currency transaction gains and losses are recognized in income currently and for all periods presented were not material.


NOTE 2 -- NATURE OF ACTIVITIES

     The Group operates in one business segment -- the design, manufacture and distribution of a wide variety of locks. The Corporation is engaged in the manufacture and distribution of cam, switch and special purpose locks to customers located throughout the United States. Operations are conducted from a manufacturing facility (leased from a related party -- Note 3) in River Grove, Illinois. Fort Lock (U.K.) Limited distributes locks in the United Kingdom. Fort Securite S.A. is a French company which was formed to manufacture, market and sell locks in the European market. Operations commenced March 1996 and are conducted from a manufacturing facility in France. Fortronics, Inc. is engaged in the design, manufacture and distribution of electronic locking systems to customers located throughout the United States.

     Geographic segment data is presented below:

                                          FISCAL YEARS ENDED                    26 WEEKS ENDED
                                ---------------------------------------   ---------------------------
                                 JUNE 24,      JUNE 29,      JUNE 28,     DECEMBER 28,   DECEMBER 27,
                                   1995          1996          1997           1996           1997
                                -----------   -----------   -----------   ------------   ------------
                                                                                  (UNAUDITED)
Net sales:
  Point of origin:
     United States............  $16,151,869   $19,558,999   $25,454,688   $12,132,994    $14,161,934
     France...................           --       248,923     1,147,489       332,683        839,335
     United Kingdom...........      577,430     1,594,488     1,021,913       512,821        203,998
     Eliminations.............     (440,985)   (1,424,950)     (868,712)     (418,779)      (167,929)
                                -----------   -----------   -----------   -----------    -----------
                                $16,288,314   $19,977,460   $26,755,378   $12,559,719    $15,037,338
                                ===========   ===========   ===========   ===========    ===========
  Point of destination:
     United States............  $14,879,780   $17,128,481   $23,868,850   $11,353,806    $13,685,960
     Europe...................    1,408,534     2,848,979     2,886,528     1,205,913      1,351,378
                                -----------   -----------   -----------   -----------    -----------
                                $16,288,314   $19,977,460   $26,755,378   $12,559,719    $15,037,338
                                ===========   ===========   ===========   ===========    ===========
  Operating profit:
     United States............  $   480,681   $   740,561   $ 4,019,130   $   972,042    $ 1,866,238
     France...................           --       (67,401)     (401,261)     (251,727)      (155,405)
     United Kingdom...........       59,125        12,813         9,062        39,803        (14,306)
                                -----------   -----------   -----------   -----------    -----------
                                $   539,806   $   685,973   $ 3,626,931   $   760,118    $ 1,696,527
                                ===========   ===========   ===========   ===========    ===========

                                FORT LOCK GROUP

                                                          JUNE 29,     JUNE 28,     DECEMBER 27,
                                                            1996         1997           1997
                                                         ----------   -----------   ------------
                                                                                    (UNAUDITED)
Identifiable assets:
  United States........................................  $6,553,471   $ 8,972,178   $10,319,411
  France...............................................   1,487,656     1,881,704     2,068,425
  United Kingdom.......................................     245,575       234,376       159,635
  Eliminations.........................................    (187,871)     (289,035)     (223,945)
                                                         ----------   -----------   -----------
                                                         $8,098,831   $10,799,223   $12,323,526
                                                         ==========   ===========   ===========

NOTE 3 -- RELATED-PARTY TRANSACTIONS

     The Corporation has entered into various loan agreements (Note 7) with shareholders and certain members of their families. The interest expense on these loans amounted to $52,000 in fiscal 1995, $49,000 in fiscal 1996 and $48,000 in fiscal 1997, and was $24,000 and $21,000 in the 1996 and 1997 interim periods, respectively.

     The Corporation leases its manufacturing facilities (Note 10) from its president, who is also a shareholder. Rent expense was $163,000 in each of fiscal 1995 and 1996 and $168,820 in fiscal 1997, and was $84,000 and $94,000 in the 1996 and 1997 interim periods, respectively.

     The Corporation sold inventory to a former shareholder in the total amount of approximately $50,000 during each of the past three fiscal years.

     In fiscal 1995, lease payments of $11,378 were made to the Corporation's president for a production machine.

NOTE 4 -- INVENTORIES

     Inventories consisted of the following:

                                                    JUNE 29,     JUNE 28,    DECEMBER 27,
                                                      1996         1997          1997
                                                   ----------   ----------   ------------
                                                                             (UNAUDITED)
Raw materials, purchased parts and
  subassemblies..................................  $1,773,418   $2,294,404    $3,127,977
Work in process..................................     355,881      550,004       552,025
Finished goods...................................     207,393      234,720       332,074
                                                   ----------   ----------    ----------
                                                   $2,336,692   $3,079,128    $4,012,076
                                                   ==========   ==========    ==========

                                FORT LOCK GROUP

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment stated at acquisition cost, consisted of the following:

                                                    JUNE 29,     JUNE 28,    DECEMBER 27,
                                                      1996         1997          1997
                                                   ----------   ----------   ------------
                                                                             (UNAUDITED)
Operating assets:
  Machinery and equipment........................  $3,629,040   $4,078,375    $3,278,918
  Tools and dies.................................   1,340,745    2,099,974     1,042,611
  Office furniture and equipment.................     266,268      280,367       135,526
  Leasehold improvements.........................     874,223    1,117,132       942,699
  Transportation equipment.......................     271,670      223,989       151,229
  Data processing equipment......................     529,266      538,556       287,776
  Capital lease equipment........................     204,204      326,268       326,268
                                                   ----------   ----------    ----------
                                                    7,115,416    8,664,661     6,165,027
  Less accumulated depreciation and amortization
     (including capital lease amortization of
     $144,722, $172,992 and $92,947,
     respectively)...............................   3,856,357    4,416,766     2,173,981
                                                   ----------   ----------    ----------
                                                    3,259,059    4,247,895     3,991,046
Construction in progress.........................          --      304,992     1,365,397
                                                   ----------   ----------    ----------
                                                   $3,259,059   $4,552,887    $5,356,443
                                                   ==========   ==========    ==========

     Depreciation and amortization expense amounted to $395,923 in fiscal 1995, $426,960 in fiscal 1996 and $602,739 in fiscal 1997, and $212,133 and $307,494 in the 1996 and 1997 interim periods, respectively.

NOTE 6 -- NOTES PAYABLE

     Note payable to bank of $1,605,000 at June 29, 1996, $10,000 at June 28, 1997 and $1,025,000 at December 27, 1997 were owing to Harris Trust and Savings Bank ("Harris") under revolving note agreements.

     On October 11, 1995, the Corporation executed a Secured Credit Agreement with Harris, which provides for a revolving line of credit. The revolving line of credit commitment is secured by the Corporation's accounts receivable, inventory and equipment.

     Also on October 11, 1995, the Corporation executed a Term Credit Agreement with Harris which provided for two term loans, the proceeds from which were used to repay indebtedness to another bank. On December 31, 1996, the two term notes were replaced with a single term note and additional borrowings totaling $150,000 were made under the replacement term note. The term loan is secured by the Corporation's accounts receivable, inventory and equipment and requires monthly principal payments of $19,000 plus interest with final payment due December 31, 2001.

                                FORT LOCK GROUP

     The significant provisions of the Harris agreements are summarized below:

Maximum Borrowings:
  Revolving line of credit..................................    $2,500,000
  Term loan (original amount)...............................    $  996,000
Interest Rate:
  Revolving line of credit..................................    Prime rate
  Term loan.................................................    Prime rate
Borrowing Base:
  Eligible accounts receivable..............................            85%
  Eligible inventories:
     Percent................................................            50%
     Maximum amount (limited to 50% of outstanding
      borrowings)...........................................    $  900,000
Personal guarantees of certain shareholders.................    $  600,000

     The Harris agreement contains various financial, administrative and other covenants customary in lending transactions of this type, including provisions which limit additional indebtedness and require the maintenance of certain financial ratios. At June 28, 1997 the Corporation was in violation of certain covenants concerning limitations on the amount of capital expenditures and limitations on additional permitted liens, indebtedness and advances to subsidiaries and affiliates. The Company received waivers of these past violations and subsequently amended the agreement to increase the amount of permitted capital expenditures.

                                FORT LOCK GROUP

NOTE 7 -- LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                               JUNE 29,      JUNE 28,     DECEMBER 27,
                                                                 1996          1997           1997
                                                              ----------    ----------    ------------
                                                                                          (UNAUDITED)
Financial and Credit Institutions:
  Term loan under agreement dated December 31, 1996, payable
    to Harris (due December 31, 2001 -- See Note 6).........  $       --    $  901,000     $  787,000
  Term loans payable to Harris (repaid in full during fiscal
    1997 -- See Note 6).....................................     912,000            --             --
  Equipment notes payable (secured by certain automotive
    equipment; payable in monthly installments totaling
    $2,893).................................................      79,612        42,106         24,824
  Capitalized lease obligation, in the original amount of
    $39,076 payable to Hewlett-Packard (secured by certain
    computer equipment and software; payable in monthly
    installments of $889; final payment due June 2000)......      33,143        26,391         22,673
  Capitalized lease obligation in the original amount of
    $83,510 payable to Leasetec Corporation (secured by
    certain computer software; payable in monthly
    installments of $3,857; final payment due January
    1999)...................................................          --        67,465         47,193
  Capitalized lease obligation in the original amount of
    $38,554 payable to Ameritech (secured by certain
    telephone equipment; payable in monthly installments of
    $1,220, final payment due
    November 1999)..........................................          --        31,769         25,708
  Note payable under agreement dated March 29, 1996, payable to SOFIREM (unsecured, payable in annual installments of
    $13,624 for years 1999 and 2004 ($27,248 for interim
    years), plus interest at 7% per annum, due June 30,
    2004)...................................................      77,680        68,120         65,960
  Note payable under agreement dated February 21, 1997
    payable to SOFIREM (unsecured payable in quarterly
    installments of $6,812 plus interest of 6% per annum,
    due December 30, 2003)..................................          --       136,240        122,612
  Note payable under agreement dated February 22, 1996,
    payable to two French banks (maximum borrowings of
    $510,900, secured by certain equipment, payable in
    monthly installments of $3,983 inclusive of interest and
    quarterly installments and quarterly installments of
    $15,327 plus interest, interest at 6.25% per annum, due
    December 10, 2001)......................................     393,352       447,265        423,367
                                                              ----------    ----------     ----------
                                                               1,495,787     1,720,356      1,519,337
Shareholders and other related parties:
  Other subordinate long-term notes due to shareholders and
    related parties (unsecured; due on demand or absent
    demand, payable under various installment terms and
    rates of interest -- see below and Note 3)..............     420,918       406,809        376,809
                                                              ----------    ----------     ----------
                                                               1,916,705     2,127,165      1,896,146
  Less current portion......................................     379,692       556,204        539,410
                                                              ----------    ----------     ----------
                                                              $1,537,013    $1,570,961     $1,356,736
                                                              ==========    ==========     ==========


     One shareholder has indicated that he will not demand payment of his subordinated notes ($350,421 at June 29, 1996, $290,421 at June 28, 1997 and $260,421 at December 27, 1997) within the next twelve months of each respective balance sheet date. Accordingly, this liability is reflected as long-term in the accompanying balance sheet.

                                FORT LOCK GROUP

     Maturities of long-term debt as of June 28, 1997 are as follows:

                   FISCAL YEAR                       AMOUNT
                   -----------                     ----------
  1998...........................................  $  556,204
  1999...........................................     707,573
  2000...........................................     392,544
  2001...........................................     363,937
  2002...........................................      66,037
  Thereafter.....................................      40,870
                                                   ----------
                                                   $2,127,165
                                                   ==========

NOTE 8 -- INCOME TAXES

     In fiscal 1995, the difference between the effective income tax rate reflected in the financial statements and the statutory federal income tax rate of 34% is primarily due to alternative minimum taxes, utilization of credit carryforwards and change in the valuation allowance. In fiscal 1996 and 1997 and the 1996 and 1997 interim periods, the effective tax rate approximates the statutory tax rate.

     The provisions for income taxes relates principally to the Group's U.S. operations and is as follows:

                                            FISCAL YEARS ENDED                26 WEEKS ENDED
                                     --------------------------------   ---------------------------
                                     JUNE 24,   JUNE 29,    JUNE 28,    DECEMBER 28,   DECEMBER 27,
                                       1995       1996        1997          1996           1997
                                     --------   --------   ----------   ------------   ------------
                                                                                (UNAUDITED)
Currently payable..................  $100,000   $ 98,000   $1,048,000    $ 102,338       $617,603
Deferred...........................   (58,000)   110,000      778,000      389,000         25,246
Utilization of general business and
  alternative minimum tax credit
  carry forwards...................        --         --     (360,000)    (180,000)            --
Change in valuation allowance......    34,000    (54,000)    (334,000)    (167,000)            --
                                     --------   --------   ----------    ---------       --------
Provision for income taxes.........  $ 76,000   $154,000   $1,132,000    $ 144,338       $642,849
                                     ========   ========   ==========    =========       ========

     Deferred income taxes are provided for temporary differences, which are differences between the tax basis of an asset or liability and the amounts reported in the financial statements that will result in taxable or deductible amounts in future years when the reported amount of the asset or liability is recovered or settled. Gross deferred tax liabilities consist primarily of accelerated depreciation methods utilized for tax reporting purposes. Gross deferred assets consist of uniform capitalization rules with respect to additional inventory costs, allowance for doubtful accounts, inventory valuation allowances, vacation pay, and in fiscal 1996, general business and alternative minimum tax credit carryforwards.

     The Group's deferred tax liabilities are as follows:

                                                   JUNE 29,    JUNE 28,    DECEMBER 27,
                                                     1996        1997          1997
                                                   --------    --------    ------------
                                                                           (UNAUDITED)
Gross deferred tax assets........................  $543,000    $183,000     $ 183,000
Gross deferred tax liabilities...................   209,000     267,000       292,246
                                                   --------    --------     ---------
Net deferred tax asset (liability)...............   334,000     (84,000)     (109,246)
Less valuation allowance.........................   334,000          --            --
                                                   --------    --------     ---------
Net deferred tax liability.......................  $     --    $(84,000)    $(109,246)
                                                   ========    ========     =========

                                FORT LOCK GROUP

     The valuation allowance at June 29, 1996 of $334,000 relates to certain deferred tax assets for which realization requires substantial taxable income in future years. At June 28, 1997, the Corporation has utilized all of its general business and alternative minimum tax credit carryforwards.

NOTE 9 -- ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                   JUNE 29,    JUNE 28,    DECEMBER 27,
                                                     1996        1997          1997
                                                   --------    --------    ------------
                                                                           (UNAUDITED)
Accrued wages and vacation pay...................  $338,996    $351,944      $314,877
Taxes, other than income.........................    35,341      48,429        98,624
Rent and real estate taxes.......................    89,444      93,400        90,702
Employee benefit plans (including amounts due to
  a foreign government)..........................    77,860     217,047       205,882
Other............................................    46,312     128,528       167,918
                                                   --------    --------      --------
                                                   $587,953    $839,348      $878,003
                                                   ========    ========      ========

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Corporation leases from a related party (Note 3) its premises in River Grove, Illinois under an operating lease (expiring on December 31, 2001), which provides for a minimum annual rental of $168,820 plus payment of applicable real estate taxes, utilities, insurance and maintenance.

     In addition, the Group has entered into various leases for machinery and equipment, some of which have been capitalized for financial reporting purposes. Future minimum lease payments to be made under the capitalized and operating leases as of June 28, 1997 are as follows:

                                                              CAPITAL     OPERATING
                        FISCAL YEAR                            LEASES       LEASE
                        -----------                           --------    ----------
  1998......................................................  $ 71,585    $  286,284
  1999......................................................    52,303       279,324
  2000......................................................    16,731       269,580
  2001......................................................        --       269,580
  2002......................................................        --       236,552
  Thereafter................................................        --       466,957
                                                              --------    ----------
  Total minimum lease payments..............................   140,619    $1,808,277
                                                                          ==========
  Less amount representing imputed interest.................    14,994
                                                              --------
  Present value of net minimum lease payments...............  $125,625
                                                              ========

     Rent expense charged to operations amounted to $163,200 in fiscal 1995, $187,000 in fiscal 1996 and $280,815 in fiscal 1997, and $86,000 and $96,000 in the 1996 and 1997 interim periods, respectively.

     The Corporation and its president/shareholder have entered into a stock repurchase agreement which (i) requires the president/shareholder to give the Corporation a right of first refusal on his Corporation shares, prior to their transfer or sale, (ii) if the Corporation does not exercise such right, then the other shareholders have a secondary right to purchase such shares, prior to such transfer or sale, and (iii) if the president/shareholder should die, or if his employment is terminated, the Corporation is required to purchase his shares at their book value, as defined in the agreement.

                                FORT LOCK GROUP

NOTE 11 -- EMPLOYEE BENEFIT PLAN

     The Corporation maintains the 401(k) Plan of the Fort Lock Corporation, under the provisions of Section 401(k) of the Internal Revenue Code. The plan provides for elective contributions by eligible participants plus matching contributions from the Corporation at a rate of $0.25 for each $1.00 contributed by the employee, to the extent of the first 5% of compensation. Employer-matching contributions to the plan amounted to $25,263 in fiscal 1995, $35,448 in fiscal 1996 and $39,410 in fiscal 1997, and $18,482 and $22,833 in the 1996 and 1997 interim periods, respectively.

     [INSIDE BACK COVER CONTAINS TWO 4"X7" PHOTOGRAPHS: ONE PHOTOGRAPH OF THE WATERLOO FURNITURE COMPONENTS LIMITED PLANT IN KITCHNER, ONTARIO AND ONE PHOTOGRAPH OF THE NATIONAL CABINET LOCK PLANT IN MAULDIN, SOUTH CAROLINA.]

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Use of Proceeds.......................   11
Dividend Policy.......................   11
Capitalization........................   12
Dilution..............................   13
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...   14
Selected Financial Data...............   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   27
Management............................   36
Certain Relationships and Related
  Transactions........................   42
Security Ownership in the Company and
  its Affiliates......................   44
Certain Indebtedness..................   47
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   51
Certain United States Tax Consequences
  to Non-United States Holders........   52
Underwriting..........................   54
Legal Matters.........................   56
Experts...............................   56
Additional Information................   56
Index to Historical Financial
  Statements..........................  F-1



Until March 31, 1998 (25 days after the commencement of the offering), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

======================================================
======================================================

                                5,200,000 SHARES


                            COMPX INTERNATIONAL INC.

                              CLASS A COMMON STOCK

                                   COMPX LOGO

                                  ------------
                                   PROSPECTUS



                                 MARCH 6, 1998


                                  ------------

                              SALOMON SMITH BARNEY

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               WHEAT FIRST UNION
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, and all such expenses will be borne by the Registrant. All amounts are estimates except for the Commission registration fee, the National Association of Securities Dealers ("NASD") filing fee and the NYSE listing fee.


Commission Registration Fee.................................  $ 35,282
NASD Fee....................................................    12,460
NYSE Listing Fee............................................   100,000
Printing and mailing expenses...............................   100,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................    30,000
Transfer Agent's fees and expenses..........................    10,000
Miscellaneous expenses......................................    12,258
          Total.............................................  $500,000



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 102(b)(7) of the DGCL permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.


     Section 145 of the DGCL contains provisions permitting Delaware corporations to indemnify directors, officers, employees or agents against expenses, including attorneys, fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest, and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders of the corporation. Notwithstanding the foregoing, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. The Restated Certificate of Incorporation and the Bylaws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

     The form of Underwriting Agreement attached hereto as Exhibit 1.1, which provides for, among other things, the Registrant's sale to the Underwriters of the securities being registered herein, will obligate the Underwriters to indemnify the Registrant and Registrant's officers and directors against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.
          3.1**          -- Restated Certificate of Incorporation of Registrant.
          3.2**          -- Bylaws of Registrant.
          4.1            -- Form of Class A Common Stock certificate.
          5.1            -- Opinion and Consent of Rogers & Hardin LLP.
         10.1**          -- Intercorporate Services Agreement between the Registrant and Valhi, Inc. effective as of January 1, 1997.
         10.2**          -- CompX International Inc. 1997 Long-Term Incentive Plan.
         10.3**          -- Agreement between Haworth, Inc. and Waterloo Furniture
                            Components, Ltd. and Waterloo Furniture Components, Inc.
                            effective October 1, 1992.
         10.4**          -- Tax Sharing Agreement, among the Registrant, Valcor, Inc.
                            and Valhi, Inc., dated as of January 2, 1998.
         10.5            -- $100,000,000 Credit Agreement between the Registrant,
                            Bankers Trust Company, as Agent and Various Lending
                            Institutions, dated as of February 26, 1998.
         10.6**          -- Demand Promissory Note of the Registrant in the amount of
                            $50 million payable to Valcor, Inc. dated December 12,
                            1997.
         10.7**          -- Stock Purchase Agreement between CompX International Inc.
                            and Shareholders of Fort Lock Corporation dated February
                            3, 1998.
         21.1**          -- Subsidiaries of the Registrant.
         23.1            -- Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
         23.2            -- Consent of Coopers & Lybrand L.L.P.
         23.3**          -- Consent of Altschuler, Melvoin and Glasser L.L.P.
         24.1**          -- Powers of Attorney. See signature page to this
                            Registration Statement.
         27.1**          -- Financial Data Schedule for the year ended December 31,
                            1997.

     (b) Financial Statement Schedules.

                                                              PAGE
                                                              ----
Index of Financial Statement Schedules......................  S-1
Report of Independent Accountant on Financial Statement
  Schedules.................................................  S-2
Schedule I -- Condensed Financial Information of
  Registrant................................................  S-3
Schedule II -- Valuation and Qualifying Accounts............  S-7

Schedule III and IV are omitted because they are not applicable.

---------------


** Previously filed.


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mauldin, State of South Carolina, on the 6th day of March, 1998.


                                            COMPX INTERNATIONAL INC.


                                            By:                 *

                                              ----------------------------------

                                                    Joseph S. Compofelice

                                                   Chief Executive Officer
                                                (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                              Chief Executive Officer       March 6, 1998
-----------------------------------------------------      and Chairman of the
                Joseph S. Compofelice                      Board (Principal
                                                           Executive Officer and
                                                           Principal Financial
                                                           Officer)

                          *                              President and Director        March 6, 1998
-----------------------------------------------------
                   David A. Bowers

                /s/ BOBBY D. O'BRIEN                     Vice President and            March 6, 1998
-----------------------------------------------------      Treasurer (Principal
                  Bobby D. O'Brien                         Accounting Officer)

                          *                              Director                      March 6, 1998
-----------------------------------------------------
                  Glenn R. Simmons

                          *                              Director                      March 6, 1998
-----------------------------------------------------
                  Robert W. Singer

                          *                              Director                      March 6, 1998
-----------------------------------------------------
                  Edward J. Hardin

                          *                              Director                      March 6, 1998
-----------------------------------------------------
                    Paul M. Bass

              *By: /s/ BOBBY D. O'BRIEN
  ------------------------------------------------
                  Bobby D. O'Brien
                  Attorney-in-Fact

                            COMPX INTERNATIONAL INC.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                              PAGE
                                                              ----

Report of Independent Accountants...........................  S-2
Schedule I -- Condensed Financial Information of
  Registrant................................................  S-3
Schedule II -- Valuation and Qualifying Accounts............  S-7

     Schedules III and IV are omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder and Board of Directors of CompX International Inc.:

     Our report on the consolidated financial statements of CompX International Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, is herein included in this Registration Statement on Form S-1. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 23, 1998

                            COMPX INTERNATIONAL INC.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                                1996       1997
                                                               -------    -------
Current assets:
  Cash and cash equivalents.................................   $ 2,092    $13,973
  Accounts receivable.......................................     3,185      3,173
  Receivable from affiliates................................       578        251
  Inventories...............................................     5,405      5,395
  Prepaid expenses..........................................       138         25
  Deferred income taxes.....................................       343        438
                                                               -------    -------
          Total current assets..............................    11,741     23,255
                                                               -------    -------
Other assets:
  Investment in Waterloo Furniture Components Limited.......    25,441     24,317
  Deferred income taxes.....................................        --        133
                                                               -------    -------
                                                                25,441     24,450
                                                               -------    -------
Property and equipment......................................    11,135     12,196
Less accumulated depreciation...............................     5,657      6,600
                                                               -------    -------
          Net property and equipment........................     5,478      5,596
                                                               -------    -------
                                                               $42,660    $53,301
                                                               =======    =======

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Demand note payable to Valcor.............................   $    --    $50,000
  Current maturities of long-term debt......................        88        113
  Accounts payable and accrued liabilities..................     2,776      3,661
  Other payable to affiliates...............................         9        331
  Income taxes..............................................        74          3
                                                               -------    -------
          Total current liabilities.........................     2,947     54,108
                                                               -------    -------
Noncurrent liabilities:
  Long-term debt............................................        74        262
  Deferred income taxes.....................................       388         --
  Other.....................................................         9         94
                                                               -------    -------
          Total noncurrent liabilities......................       471        356
                                                               -------    -------
Stockholder's equity (deficit)..............................    39,242     (1,163)
                                                               -------    -------
                                                               $42,660    $53,301
                                                               =======    =======

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995       1996       1997
                                                              -------    -------    -------
Revenues:
  Net sales.................................................  $22,611    $23,185    $28,020
  Other income..............................................    3,216      2,764      3,640
                                                              -------    -------    -------
                                                               25,827     25,949     31,660
                                                              -------    -------    -------
Costs and expenses:
  Cost of sales.............................................   14,929     15,253     18,147
  Selling, general and administrative.......................    4,451      5,011      6,178
  Interest..................................................       13         18        199
                                                              -------    -------    -------
                                                               19,393     20,282     24,524
                                                              -------    -------    -------
          Income before income taxes........................    6,434      5,667      7,136
Provision for income taxes..................................    2,179      3,181      3,282
                                                              -------    -------    -------
                                                                4,255      2,486      3,854
Equity in earnings of Waterloo Furniture Components
  Limited...................................................    7,846     10,543     12,796
                                                              -------    -------    -------
          Net income........................................  $12,101    $13,029    $16,650
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995        1996           1997
                                                              -------    --------    ---------------
Cash flows from operating activities:
  Net income................................................  $12,101    $ 13,029       $ 16,650
  Equity in earnings of Waterloo............................   (7,846)    (10,543)       (12,796)
  Dividends from Waterloo...................................    4,200       6,683         12,400
  Depreciation and amortization.............................      788         876            998
  Deferred income taxes.....................................     (561)       (872)           (85)
  Other, net................................................        9          13             23
  Change in assets and liabilities, net.....................      (64)     (2,003)         1,652
                                                              -------    --------       --------
          Net cash provided by operating activities.........    8,627       7,183         18,842
                                                              -------    --------       --------
Cash flows from investing activities:
  Capital expenditures......................................     (679)       (627)        (1,123)
  Other, net................................................        6          43             15
                                                              -------    --------       --------
     Net cash used by investing activities..................     (673)       (584)        (1,108)
                                                              -------    --------       --------
Cash flows from financing activities:
  Indebtedness, net.........................................      (42)        (74)           213
  Loans from affiliates:
     Loans..................................................       --          --             --
     Repayments.............................................     (250)         --             --
  Dividends.................................................   (6,000)     (6,247)        (6,098)
                                                              -------    --------       --------
          Net cash used by financing activities.............   (6,292)     (6,321)        (5,885)
                                                              -------    --------       --------
Cash and cash equivalents:
  Net increase (decrease) from:
     Operating, investing and financing activities..........    1,662         278         11,849
     Currency translation...................................       --         (39)            32
  Balance at beginning of year..............................      191       1,853          2,092
                                                              -------    --------       --------
  Balance at end of year....................................  $ 1,853    $  2,092       $ 13,973
                                                              =======    ========       ========
Supplemental disclosures:
  Cash paid for:
     Interest...............................................  $    13    $     18       $     35
     Income taxes...........................................    3,030       4,028          2,887
  Dividend in the form of a demand note payable.............  $    --    $     --       $ 50,000

          See accompanying notes to consolidated financial statements.

                            COMPX INTERNATIONAL INC.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION:

     The Consolidated Financial Statements of the Company are incorporated herein by reference. The Company's investment in Waterloo Furniture Components Limited is presented herein by the equity method.

NOTE 2 -- INVENTORIES:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1996      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Raw materials..............................................  $  188    $  232
Work in process............................................   4,209     4,079
Finished products..........................................     959     1,036
Supplies...................................................      49        48
                                                             ------    ------
                                                             $5,405    $5,395
                                                             ======    ======

                            COMPX INTERNATIONAL INC.


                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          ADDITIONS
                                             BALANCE AT   CHARGED TO                             BALANCE
                                             BEGINNING    COSTS AND                 RECOVERIES   AT END
                DESCRIPTION                   OF YEAR      EXPENSES    DEDUCTIONS   AND OTHER    OF YEAR
                -----------                  ----------   ----------   ----------   ----------   -------
Allowance for doubtful accounts -- year
  ended:
  December 31, 1995........................     $ 88         $142        $(158)        $66       $   138
                                                ====         ====        =====         ===       =======
  December 31, 1996........................     $138         $184        $(199)        $44       $   167
                                                ====         ====        =====         ===       =======
  December 31, 1997........................     $167         $193        $ (58)        $ 9       $   311
                                                ====         ====        =====         ===       =======

                                 EXHIBIT INDEX


Sequentially Numbered


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.
          3.1**          -- Restated Certificate of Incorporation of Registrant.
          3.2**          -- Bylaws of Registrant.
          4.1            -- Form of Class A Common Stock certificate.
          5.1            -- Opinion and Consent of Rogers & Hardin LLP.
         10.1**          -- Intercorporate Services Agreement between the Registrant and Valhi, Inc. effective as of January 1, 1997.
         10.2**          -- CompX International Inc. 1997 Long-Term Incentive Plan.
         10.3**          -- Agreement between Haworth, Inc. and Waterloo Furniture
                            Components, Ltd. and Waterloo Furniture Components, Inc.
                            effective October 1, 1992.
         10.4**          -- Tax Sharing Agreement, among the Registrant, Valcor, Inc.
                            and Valhi, Inc., dated as of January 2, 1998.
         10.5            -- $100,000,000 Credit Agreement between the Registrant,
                            Bankers Trust Company, as Agent and Various Lending
                            Institutions, dated as of February 26, 1998.
         10.6**          -- Demand Promissory Note of the Registrant in the amount of
                            $50 million payable to Valcor, Inc. dated December 12,
                            1997.
         10.7**          -- Stock Purchase Agreement between CompX International Inc.
                            and Shareholders of Fort Lock Corporation dated February
                            3, 1998
         10.8**          -- Severance Agreement between CompX International Inc. and
                            Mr. Compofelice dated as of February 13, 1998.
         21.1**          -- Subsidiaries of the Registrant.
         23.1            -- Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
         23.2            -- Consent of Coopers & Lybrand L.L.P.
         23.3**          -- Consent of Altschuler, Melvoin and Glasser L.L.P.
         24.1**          -- Powers of Attorney. See signature page to this
                            Registration Statement.
         27.1**          -- Financial Data Schedule for the year ended December 31,
                            1997.


---------------


** Previously filed.